                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
   SCHEDULE 14A INFORMATION' PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                                   SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Octel Communications Corporation
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              Christopher F. Boyd
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transactions applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
        Rule 0-11:1

     (4) Proposed maximum aggregate value of transaction:

     1 Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                        OCTEL COMMUNICATIONS CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 17, 1994


TO THE STOCKHOLDERS:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Octel Communications Corporation (the "Company") will be held on November 17, 1994, at 9:30 a.m., local time, at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113 for the following purposes:

       1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected.

       2. To approve an amendment to the Company's 1985 Incentive Stock Plan limiting to 150,000 the total number of shares of Common Stock subject to options that may be granted to any one employee in any one fiscal year of the Company, so as to comply with the proposed Internal Revenue Service regulations under Section 162(m) of the Internal Revenue Code.

       3. To approve an amendment to the Company's 1987 Employee Stock Purchase Plan increasing the number of shares of Common Stock reserved for issuance by 400,000 shares to a total of 1,650,000 shares.

       4. To approve an amendment to the Company's 1988 Directors' Stock Option Plan increasing the number of shares of Common Stock reserved for issuance by 150,000 shares to a total of 350,000 shares.

       5. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending June 30, 1995.

       6. To transact such other business as may properly come before the meeting or any adjournment thereof.

       Only stockholders of record at the close of business on September 19, 1994 are entitled to notice of and to vote at the meeting.

       All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

                                              By Order of the Board of Directors

                                                       (SIG)

                                              Derek S. Daley, Secretary

Milpitas, California
October 17, 1994

                        OCTEL COMMUNICATIONS CORPORATION

                            PROXY STATEMENT FOR 1994
                         ANNUAL MEETING OF STOCKHOLDERS

                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

       The enclosed Proxy is solicited on behalf of the Board of Directors of Octel Communications Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, November 17, 1994 at 9:30 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113.

       The proxy solicitation materials were mailed on or about October 17, 1994 to all stockholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP

       Stockholders of record at the close of business on September 19, 1994 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 24,115,011 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 3,040 stockholders. Each stockholder is entitled to one vote for each share held. No shares of the Company's Preferred Stock were outstanding. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's
Common Stock.

REVOCABILITY OF PROXIES

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

       Each stockholder voting for the election of directors (Proposal No. 1) may cumulate his votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares which the stockholder is entitled to vote, or distributing the stockholder's votes on the same principle among as many candidates as the stockholder chooses, provided that votes may not be cast for more than eight candidates. However, no stockholder shall be entitled to cumulate votes unless the candidates' names have been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. Any such notice should be directed to the Inspector of Elections at the meeting. On all other matters (Proposals No. 2-6), each share has one vote.

       This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. The Company has retained Chemical Bank to aid in the solicitation of proxies from brokers, banks and other institutional nominees. The fees and expenses of such firm are not expected to exceed $11,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

       Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1995 Annual Meeting of Stockholders must have been received by the Company no later than June 2, 1995 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

NOMINEES

       A board of eight directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

       The nominees, and certain information about them as of the Record Date, are set forth below:

                                                                                                        DIRECTOR
            NAME OF NOMINEE               AGE                          POSITION(S)                       SINCE
 -------------------------------------   ------    --------------------------------------------------   --------
 Robert Cohn . . . . . . . . . . . . .     45     Chairman of the Board, President, Chief                 1982
                                                      Executive Officer and Director
 Anson M. Beard, Jr. . . . . . . . . .     58     Director                                                1994
 Leo J. Chamberlain  . . . . . . . . .     64     Director                                                1989
 Deborah A. Coleman  . . . . . . . . .     41     Director                                                1994
 John Freidenrich  . . . . . . . . . .     57     Director                                                1986
 Robert C. Hawk  . . . . . . . . . . .     54     Director                                                1987
 Nathaniel de Rothschild . . . . . . .     48     Director                                                1994
 Dag Tellefsen . . . . . . . . . . . .     52     Director                                                1982

       Mr. Cohn, a founder of the Company, served as its President and Chief Executive Officer from the Company's inception in 1982 until October 1990, and then resumed those positions in November 1993. Mr. Cohn has served as a director from the Company's inception and, in June 1990, the Board of Directors appointed Mr. Cohn Chairman of the Board. Prior to founding the Company, he was employed by Acurex Corporation, a manufacturer of microprocessor-based measurement and control systems, from 1979 to 1982. From 1976 to 1979, he was employed by McKinsey & Co., Inc., a management consulting company. Mr. Cohn holds a B.S. in Mathematics and Computer Science from the University of Florida and an M.B.A. from Stanford University. Mr. Cohn is also a director of Electronic Arts, a publisher of entertainment software, and Global Village Communication, Inc., a manufacturer of hardware and software for personal computers.

       Mr. Beard has served as a director of the Company since June 1994. He joined Morgan Stanley & Co. Incorporated in May 1977, and from 1980 until his retirement in February 1994 served as Managing Director of its Worldwide Equity Division. In 1986, he was appointed a director of Morgan Stanley Group, the holding company for Morgan Stanley & Co. Incorporated. He retains the position of Advisory Director of Morgan Stanley & Co. Incorporated. Mr. Beard is also a member of the Wheaton College Board of Trustees, and from 1990 to 1992 was a director of the National Association of Securities Dealers, Inc. (the "NASD"), serving as Vice Chairman of the NASD in 1992.

       Mr. Chamberlain has served as a director of the Company since March 1989. Until ROLM's acquisition by IBM in 1984, Mr. Chamberlain served on the Board of Directors of ROLM, where he had been employed as Executive Vice President until his retirement in 1982. Mr. Chamberlain is also a director of KLA Instruments Corporation, a manufacturer of semiconductor inspection equipment.

       Ms. Coleman has served as a director of the Company since March 1994. Since June 1994, Ms. Coleman has been Chairman and Chief Executive Officer of Merix Corporation, a manufacturer of technologically advanced components for sophisticated electronic equipment. From April 1993 to June 1994, Ms. Coleman served as Vice President of Materials Operations for Tektronix, Inc., a worldwide high technology equipment design and manufacturing firm. From June 1985 to April 1993, she held officer-level positions with Apple Computer, Inc., including Vice President-World Wide Operations and Vice President-Chief Financial Officer. Ms. Coleman has been a director of Software Publishing Corporation, a publisher of personal computer software, since November 1991.

       Mr. Freidenrich has served as a director of the Company since January 1986. He has been active in venture capital investments since 1976 and is currently a general partner of Bay Partners III and Bay Partners IV, each of which is a venture capital fund. From January 1987 to April 1992, Mr. Freidenrich was of counsel to the law firm of Ware & Freidenrich. From 1969 to January 1987, Mr. Freidenrich was a partner of that firm. Mr. Freidenrich is also Chairman of the Board of Trustees of Stanford University.

       Mr. Hawk has served as a director of the Company since March 1987. He is President of the Carrier and Information Provider Division of U.S. West Communications, a division of U.S. West, a regional Bell operating company ("RBOC"), which position he has held since January 1988. From April 1986 to December 1987, he was Vice President of Marketing of Mountain Bell. From August 1983 to March 1986, he served as Vice President of Strategic Planning and Product Marketing of CXC Corp., a startup manufacturer of PBX systems. Prior to that, Mr. Hawk served in various positions with AT&T. Mr. Hawk is also a director of PairGain Technologies, Inc., a manufacturer of telecommunications systems.

       Mr. de Rothschild has served as a director of the Company since June 1994. He is President of Nathaniel de Rothschild Holdings Ltd., a private investment company that he founded in 1988. Mr. de Rothschild is also Chairman of the Board of Global Asset Management (USA) Inc., the U.S. subsidiary of Global Asset Management Ltd., a worldwide money management firm, and a director of St. James Place Capital, Plc.

       Mr. Tellefsen has served as a director of the Company since September 1982. He is a general partner of Glenwood Management and Glenwood II Management Corporation, investment management firms and the general partners of Glenwood Ventures I and Glenwood Ventures II, respectively, which are venture capital funds. He has been with Glenwood Management since 1982. Mr. Tellefsen is also a director of KLA Instruments Corporation, a manufacturer of semiconductor inspection equipment, Arix Computer Corporation, a manufacturer of symmetrical multiprocessing UNIX systems, and Iwerks Entertainment, Inc., a producer of out-of-home entertainment systems and software.

       There are no family relationships between directors or executive officers of the Company.

       The eight nominees receiving the highest number of affirmative votes of the shares present or represented entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. While there is no definitive statutory authority or case law in Delaware as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership as of the Record Date of the Company's Common Stock as to
(i) each director, (ii) each of the executive officers listed in the Summary Compensation table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to beneficially own five percent or more of the outstanding shares of Common Stock.

                     DIRECTORS, EXECUTIVE OFFICERS AND                          NO. OF SHARES
                       FIVE PERCENT STOCKHOLDERS(1)                           BENEFICIALLY OWNED      PERCENTAGE
 ------------------------------------------------------------------------   ----------------------  --------------

 State of Wisconsin Investment Board . . . . . . . . . . . . . . . . . .          2,351,000              9.7%
    Lake Terrace
    121 East Wilson Street
    Madison, WI 53707
 Hewlett-Packard Company(2)  . . . . . . . . . . . . . . . . . . . . . .          1,564,119              6.5%
    3000 Hanover Street
    Palo Alto, CA 94304
 Anson M. Beard, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . .                 -0-              *
 Donald L. Campodonico(3)  . . . . . . . . . . . . . . . . . . . . . . .              26,370              *
 Leo J. Chamberlain(4) . . . . . . . . . . . . . . . . . . . . . . . . .              31,603              *
 Robert Cohn(5)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             527,750             2.2%
 Deborah A. Coleman  . . . . . . . . . . . . . . . . . . . . . . . . . .               6,000              *
 John Freidenrich(6) . . . . . . . . . . . . . . . . . . . . . . . . . .              70,371              *
 Robert C. Hawk(7) . . . . . . . . . . . . . . . . . . . . . . . . . . .              48,305              *
 David Ladd(8) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             152,644              *
 Nathaniel de Rothschild . . . . . . . . . . . . . . . . . . . . . . . .               1,080              *
 Dag Tellefsen(9)  . . . . . . . . . . . . . . . . . . . . . . . . . . .              29,010              *
 Michael West(10)  . . . . . . . . . . . . . . . . . . . . . . . . . . .             158,244              *
 Gary A. Wetsel(11)  . . . . . . . . . . . . . . . . . . . . . . . . . .              39,864              *
 Douglas C. Chance(12) . . . . . . . . . . . . . . . . . . . . . . . . .              26,223              *
 Peter D. Olson(12)(13)  . . . . . . . . . . . . . . . . . . . . . . . .             343,349             1.4%
 Dennis McGinn(12) . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,545              *
 All Directors and executive officers as a group (15 persons)(14)  . . .           1,462,278             5.9%

________________
 *   Represents less than 1% of the outstanding shares of Common Stock.
(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.
(2) Hewlett-Packard Company ("HP") has sole voting and investment power with respect to all shares shown as beneficially owned by it, subject to certain provisions of a Common Stock Purchase Agreement dated as of August 10, 1988, as amended October 1, 1990, between the Company and HP. See "Certain Transactions."
(3) Includes 24,600 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(4) Includes 29,000 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(5) Includes shares held of record by a trust for the benefit of Mr. Cohn, his wife and their children. Also includes 271,064 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(6) Represents holdings by the Freidenrich Family Trust of 37,396 shares and by the Freidenrich Family Partnership (of which the Freidenrich Family Trust is a 50% beneficial owner) of 3,975 shares. Includes 29,000 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(7) Includes 19,000 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(8) Includes 22,500 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(9) Includes 29,000 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(10) Includes 73,472 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(11) Includes 38,400 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(12) Mr. Chance, former President and Chief Executive Officer of the Company, resigned in November 1993. Mr. Olson, a former Executive Vice President of the Company, resigned from this position in June 1994, but remains an employee of the Company. Mr. McGinn, a former Vice President of the Company, resigned in May 1994.
(13) Includes 119,600 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.
(14) Includes 655,636 shares issuable upon exercise of options which are exercisable within 60 days of the Record Date.

         As of the Record Date, the per share market value of the Company's Common Stock was $21.75, based on the closing price on that date on The Nasdaq National Market.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of 12 meetings during the fiscal year ended June 30, 1994. The Audit Committee held five meetings, the Compensation Committee held five meetings and the Nominating Committee held one meeting during the fiscal year ended June 30, 1994. Each director attended at least 75% of Board and, where applicable, Committee meetings held during fiscal 1994.

         Messrs. Beard and Freidenrich and Ms. Coleman currently serve on the Audit Committee of the Board of Directors. The purpose of the Audit Committee is to review with the Company's management and independent auditors the financial statements and internal financial reporting system and controls of the Company, recommend resolutions for any dispute between the Company's management and its auditors and review other matters relating to the relationship of the Company with its auditors.

         Messrs. Chamberlain, de Rothschild and Tellefsen and Ms. Coleman currently serve on the Compensation Committee. The purpose of the Compensation Committee is to review and approve the salaries of the Company's executive officers and certain highly compensated employees for each fiscal year. The compensation of the President and Chief Executive Officer of the Company remains subject to approval by the full Board of Directors.

         Messrs. Beard, Freidenrich, de Rothschild and Tellefsen currently serve on the Nominating Committee. The purpose of the Nominating Committee is to develop criteria for nominating new members of the Board and to identify potential candidates for such nomination. The Nominating Committee will consider stockholder recommendations for new directors. However, the final determination of whether a candidate will be nominated to become a member of the Company's Board of Directors is reserved for the Nominating Committee. Any suggestions may be submitted in writing, attention "Nominating Committee of the Board of Directors," at the Company's principal offices.

COMPENSATION OF DIRECTORS

         During fiscal 1994, each of the directors was compensated for participating in Board and committee meetings as follows: $5,000 annual fee, provided that the director attended at least five of the six non-telephonic meetings of the Board during the fiscal year; $1,500 for each meeting of the Board which the director attended in person; $250 for each meeting of the Board which the director attended via telephone; $500 for each meeting of a committee of the Board (except the Stock Option Committee) which the director attended in person; and $500 per year for each member of the Stock Option Committee. In addition, the Company reimburses all directors for travel and other necessary business expenses incurred in fulfilling their duties as directors. Directors also receive stock options granted pursuant to the 1988 Directors' Stock Option Plan. See "1988 Directors' Stock Option Plan" below.

CERTAIN TRANSACTIONS

         Sales to U.S. West were approximately $25.9 million, or 6.4% of the Company's net revenues, during the Company's fiscal year ended June 30, 1994. Robert C. Hawk, a director of the Company, is an executive officer of U.S. West. Based on its sales terms and prices for similar products to similar companies (RBOCs), the Company believes that sales to U.S. West were made on an arms' length basis.

         In August 1988 the Company entered into an agreement with Hewlett-Packard Company whereby Hewlett-Packard acquired 10% of the Company's Common Stock. As of the Record Date, Hewlett-Packard owned 1,564,119 shares, or approximately 6.5% of the Company's Common Stock. The agreement with Hewlett-Packard, as amended in October 1990, includes certain covenants and provisions regarding the Company's ability to sell, and Hewlett-Packard's ability to acquire, additional Common Stock from the Company in order to maintain Hewlett-Packard's interest and limitations on Hewlett-Packard's right to acquire additional stock without the Company's consent. Hewlett-Packard has agreed that it will be present, in person or by proxy, and vote its shares at all meetings of the Company's stockholders and that it will vote, except in the case of certain significant events defined in the agreement with the Company, (i) for the nominees to the Board of Directors of the Company who are recommended by the Company's management and (ii) on all other matters to be voted upon by the stockholders, in accordance with the Company's management's recommendations in not less than the same proportion as the votes cast by the other holders of the Company's shares.

         In November 1993, prior to merging with the Company, VMX, Inc. ("VMX") loaned David Ladd, an officer of the Company, $100,000 for personal use pursuant to a promissory note secured by 8,000 shares of the Company's Common Stock and due in four years with interest at the Bank of America prime rate plus one percent. Should Mr. Ladd leave the Company for any reason, all accrued interest and principal may be declared immediately due. At September 19, 1994, $100,000 was outstanding on this loan.

         The stock option agreements between the Company and certain of its officers and key employees provide for full acceleration of exercisability in connection with a change of control of the Company. See "Compensation Committee Report--Chairman and CEO Compensation" and "Proposal No. 2--Approval of Amendment to the 1985 Incentive Stock Plan--Terms of Options."

         The Company has entered into indemnification agreements with each of its directors and officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by Delaware law if certain claims are brought against them in their capacities with the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, the Company believes that, during the fiscal year ended June 30, 1994, all reporting persons complied with Section 16(a) filing requirements applicable to them.

COMPENSATION COMMITTEE REPORT

         The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended June 30, 1994. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.


                         COMPENSATION COMMITTEE REPORT

         The Compensation Committee (the "Committee") of the Board of Directors of Octel Communications Corporation determines the Company's executive compensation policies. The Committee is comprised of four non-employee directors. The Chairman and CEO participates as a non-voting member. After evaluating management's performance, the Committee recommends compensation programs and pay levels to the full Board for approval.

COMPENSATION PHILOSOPHY

         The goals of the executive compensation program are to attract, retain and reward executive officers who contribute to the success of the Company. Compensation opportunities are aligned with the Company's business objectives. The compensation programs are designed to motivate executive officers to meet annual corporate performance goals and enhance long-term stockholder value.

         In designing and administering the individual elements of the executive compensation program, the Committee strives to balance short- and long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards.

         Using the assistance of an independent compensation consulting firm, the Committee regularly evaluates the competitiveness and appropriateness of the Company's executive compensation program by comparing its pay practices with other companies in the industry. For this comparison, compensation levels are compared to those of a select group of similar high-technology companies with approximately the same market capitalization, revenues and growth pattern as the Company. The comparison group is subject to occasional changes as the Company or the selected companies change their focus, merge or are acquired, or as new companies emerge. Sales growth, operations profit, P/E ratio, compound annual growth rate, and market capitalization are evaluated to ensure the comparative companies have successful track records.

COMPENSATION VEHICLES

         The Company's executive compensation program includes base salary, annual incentive and long-term incentive compensation components.

BASE SALARY

         The Company reviews base salaries annually for market competitiveness. In determining competitive salary levels, the job responsibilities of each executive are matched with like jobs in the comparison group. Individual base salary increases may vary and reflect individual performance. This allows the Company to attract and retain the key employees necessary to meet its business objectives and enhance stockholder value.

ANNUAL SENIOR PERSONNEL INCENTIVE PLAN

         The annual incentive portion of the 1994 executive compensation program provided cash rewards based on achievement of corporate goals and individual objectives. In 1994, the incentive target per individual was defined as a percentage of his or her base compensation. Half of the annual incentive was based on corporate performance goals, a combination of revenue targets and operating income targets. The other half of the annual incentive was based on individual performance objectives. These were designed to be closely integrated with overall Company goals and initiatives. Achievement of individual objectives could range from 0-100%. The Bonus Plan for fiscal year 1995 will be based upon the Company's achievement of revenue, operating income and customer satisfaction objectives and, in the case of officers, upon the Company's achievement of certain business objectives approved by the Board.
See "Compensation of Executive Officers--Annual Senior Personnel Incentive Plan." The Company reviews the incentive targets annually for market competitiveness based on job level and responsibilities. The Company's philosophy is to leverage total compensation to provide better than average pay if aggressive performance measures are met. The amount of compensation actually paid under this plan is variable or "at risk," because it is tied directly to achievement of specific corporate performance goals.

         In fiscal year 1994, all named executives received a cash award for the corporate performance portion of the Annual Senior Personnel Incentive Plan. The Company met 99% of its revenue goals and 88% of its operating income goals, which (because the calculation of bonus payments from corporate financial achievements is nonlinear) translated into bonus payments equal to 60% of the total corporate performance goals portion. The cash awards for the individual objective portion of the Annual Senior Personnel Incentive Plan varied for each executive due to different levels of individual achievement.
In addition, all Named Executive Officers received stock option grants in accordance with the stock option plan guidelines during the year.

CHAIRMAN AND CEO COMPENSATION

         The Committee bases compensation of all officers (except the Chairman and CEO) on the policies and procedures described above. The Chairman's base salary is $250,000 per year, well below competitive norms for a company of comparable size. He has no annual incentive bonus. The greatest portion of the Chairman and CEO's compensation is directly associated with the long-term capitalization growth of the Company. Mr. Cohn was appointed to the position of President and Chief Executive Officer of the Company and in connection therewith was granted the following options:

                    350,000 shares at $25.00 per share;
                    200,000 shares at $35.00 per share; and
                    200,000 shares at $50.00 per share.

         As with most options granted before June 2, 1994, these options become exercisable as to 20% of the total shares under option one year after the date of grant and up to an additional 20% after the end of each subsequent twelve-month period. These options contain acceleration provisions consistent with other stock purchases and options Mr. Cohn has made and received. Principal rewards to be received are clearly tied to the stock price performance of the Company, from which general stockholders will derive substantial benefit as well.

STOCK OPTIONS

         To balance the annual incentive plan, stock options focus the executives' attention on the long-term performance of the Company and maximizing stockholder value. Stock options are granted each year with an exercise price equal to current fair market value. Grant ranges have been established for each officer level which are based on competitive norms of the comparison group. Individual grants may vary within the range to reflect individual performance and potential. The option program also utilizes vesting periods to encourage retention of key employees.

         Specific information regarding compensation of the Chief Executive Officer and other executive officers is contained in the accompanying table.

TAX POLICY

         Recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions for certain executive compensation in excess of $1 million. The Company is endeavoring to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. See Proposal No. 2 for a description of an amendment to the Company's 1985 Incentive Stock Plan to ensure continued deductibility under Section 162(m). With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of directors Chamberlain, Coleman, de Rothschild and Tellefsen. Robert Cohn, the Chairman of the Board, President and Chief Executive Officer of the Company, served as a member of the Compensation Committee during fiscal 1993 and the first part of fiscal 1994. He currently attends meetings of the Compensation Committee but does not vote. There are no interlocks between the Company's Board of Directors or Compensation Committee and the boards of directors or compensation committees of other companies.

                                                         LEO J. CHAMBERLAIN
                                                         DEBORAH A. COLEMAN
                                                         NATHANIEL DE ROTHSCHILD
                                                         DAG TELLEFSEN

STOCK PERFORMANCE GRAPH

         In accordance with the Securities Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return on the Nasdaq Index and on the Hambrecht & Quist Technology Index over the same period. The graph assumes the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1989 and that all dividends were reinvested.





                                     [GRAPH]







            6/89                            6/90                          6/91
Octel      $100.0  $103.7  $ 94.6  $ 87.1  $ 97.9  $39.8  $49.5  $ 84.4  $105.4  $ 99.5  $ 96.8
NASDAQ     $100.0  $108.8  $104.7  $101.1  $107.8  $81.0  $88.9  $115.5  $114.2  $127.4  $142.7
H&Q Tech   $100.0  $105.1  $102.2  $105.5  $114.5  $82.9  $93.5  $121.3  $115.2  $120.1  $138.2


                    6/92                            6/93                            6/94
Octel      $135.5  $ 98.9  $ 81.7  $ 90.3  $108.6  $ 95.7  $100.0  $119.4  $108.6  $ 71.0
NASDAQ     $147.2  $137.1  $142.7  $166.0  $169.1  $172.3  $186.8  $189.4  $181.5  $173.0
H&Q Tech   $142.8  $130.9  $136.5  $158.9  $156.6  $160.0  $162.8  $173.4  $175.0  $162.3



COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

         The following table sets forth, for the three fiscal years ended June 30, 1994, certain compensation information with respect to the two individuals who served as the Company's Chief Executive Officer during fiscal 1994, each of the four other most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of June 30, 1994, and the two individuals who would have been included in these other four but for the fact that they were not serving as executive officers as of June 30, 1994 (collectively, the "Named Executive Officers"), based upon salary and bonus earned by such executive officers and individuals in fiscal 1994.

                                                                                LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                           ---------------------------------   ------------
                                                                                  AWARDS
                                                                               ------------
                                                                                SECURITIES
                                                                   OTHER        UNDERLYING
                                                                   ANNUAL        OPTIONS/       ALL OTHER
                                                       BONUS    COMPENSATION        SARS      COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   ($)(1)       ($)            (#)(2)         ($)
 --------------------------------   ----   ---------  --------  ------------   ------------   ------------
 Robert Cohn . . . . . . . . . .    1994    237,692     --        5,726(3)       750,000         9,318(4)
   Chairman of the Board,           1993    227,026     --        5,522(3)          --           8,255(4)
   President and Chief              1992    206,673      *        5,033(3)            10           *
   Executive Officer

 David Ladd  . . . . . . . . . .    1994    185,208   53,613        --           105,000           363(4)
   Executive Vice President         1993    162,292   59,193        --              --             333(4)
                                    1992    157,167   56,616        *               --             174(4)

 Michael West  . . . . . . . . .    1994    238,658   92,400        --            67,500         8,861(4)
   Executive Vice President         1993    226,431   60,425        --            20,000         8,389(4)
                                    1992    205,057   44,950        *             50,006           *

 Gary A. Wetsel  . . . . . . . .    1994    217,097   79,251        --            67,000        11,282(4)
   Executive Vice President         1993    195,294   50,300        --            25,000        10,269(4)
                                    1992    171,169   33,350        *             15,002           *

 Donald L. Campodonico . . . . .    1994    193,467   65,391        --            60,000         8,493(4)
   Vice President                   1993    175,496   30,975        --            10,500         7,643(4)
                                    1992    158,939   41,075        *             47,100         6,626(4)

 Douglas C. Chance . . . . . . .    1994    207,095     --        13,170(6)         --         582,126(7)
   Former President and             1993    407,075  124,400      35,120(6)       50,000        18,747(4)
   Chief Executive Officer(5)       1992    380,585   83,400        *             50,000           *

 Peter D. Olson  . . . . . . . .    1994    277,481     --          --            25,000        12,758(4)
   Former Executive Vice            1993    255,585   73,500        --            25,000        11,570(4)
   President(5)                     1992    244,019   59,675        *             20,010           *

 Dennis McGinn . . . . . . . . .    1994    229,019     --        11,760(6)       25,000       419,852(8)
   Former Vice President(5)         1993     76,172   36,667        --           100,000          --
                                    1992       --       --          *               --            --

- - ----------------------
 *  Under the Commission's transition rules, no disclosure required.
(1) Comprised of bonuses earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
(2) No SARs were granted.
(3) Comprised of Mr. Cohn's portion of the profit-sharing payments made to most employees of the Company.
(4) Comprised of premiums for insurance policies where the officers are the beneficiaries.
(5) Mr. Chance, former President and Chief Executive Officer of the Company, resigned in November 1993. Mr. Olson, a former Executive Vice President of the Company, resigned from this position in June 1994, but remains an employee of the Company. Mr. McGinn, a former Vice President of the Company, resigned in May 1994.
(6) Includes interest forgiven on loan.
(7) Comprised of $333,336 of forgiven loan principal, $230,708 of severance payment and $18,082 of premiums for insurance policies where the officer is the beneficiary.
(8) Comprised of $400,000 of forgiven loan principal, $11,550 of severance payment and $8,302 of premiums for insurance policies where the officer is the beneficiary.

ANNUAL SENIOR PERSONNEL INCENTIVE PLAN

       The Company's Board of Directors has adopted an annual senior personnel incentive plan (the "Bonus Plan") providing for cash bonuses to officers and senior managers. Under the Bonus Plan, fiscal year 1994 bonuses to all officers, including executive officers, of the Company in an aggregate amount of approximately $870,000 were awarded as percentages of the individuals' salaries, based on a combination of the Company's achievement of revenues and operating income for the fiscal year as compared to the operating plan approved by the Board and upon achievement of individual goals approved by the Board or the Compensation Committee of the Board. The Bonus Plan for fiscal year 1995 will be based upon the Company's achievement of revenue, operating income and customer satisfaction objectives and, in the case of officers, upon the Company's achievement of certain business objectives approved by the Board. As a part of the Bonus Plan, bonuses may also be awarded to other employees of the Company on a discretionary basis.

EMPLOYEE STOCK PLANS

       The following is a brief summary of the Company's employee stock plans in effect during the fiscal year ended June 30, 1994 under which officers, employees, consultants and directors of the Company received benefits. The closing sale price of the Company's Common Stock on the Record Date, as reported by The Nasdaq National Market, was $21.75 per share.

1985 INCENTIVE STOCK PLAN

       The Company's 1985 Incentive Stock Plan (the "Option Plan"), under which 9,600,000 shares are currently reserved for issuance, was adopted by the Board of Directors in 1985 and approved by the Company's stockholders in 1985. Amendments to the Option Plan were approved by the Board of Directors and the stockholders in each of the last five years and by the Board of Directors in September 1994. The Option Plan permits the direct sale of shares and the grant of both "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Tax Code")) and nonstatutory stock options to employees and officers of, and consultants to, the Company.

       As of the Record Date under the Option Plan, 690,070 shares had been sold directly, options to purchase 5,825,734 shares were outstanding at a weighted average exercise price of $20.84 per share, options for 1,711,195 shares had been exercised and 1,373,001 shares were available for future option grant or direct sale.

       The Option Plan is administered by the Board of Directors or a committee appointed by the Board. The Board or committee determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof. The exercise price of all options to purchase shares of Common Stock granted under the Option Plan must be at least equal to the fair market value of such shares on the date of grant, and the maximum term of each incentive stock option is ten years. Options granted to officers and certain key employees under the Option Plan provide for full acceleration of exercisability in the event that, following a change in control of the Company, the optionee's employment is terminated or his compensation and benefits are reduced. See Proposal No. 2 for a more detailed description of the Option Plan.

                        OPTION/SAR GRANTS IN FISCAL 1994

       The following table sets forth certain information regarding options for the purchase of the Company's Common Stock that were awarded to the Named Executive Officers during fiscal 1994.

                                  INDIVIDUAL GRANTS
 -----------------------------------------------------------------------------------
                                              PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                                                TOTAL                                     AT ASSUMED ANNUAL RATES
                                NUMBER OF      OPTIONS/                                        OF STOCK PRICE
                                SECURITIES   SARS GRANTED                                     APPRECIATION FOR
                                UNDERLYING   TO EMPLOYEES   EXERCISE OR                        OPTION TERM(1)
                               OPTIONS/SARS    IN FISCAL     BASE PRICE   EXPIRATION     --------------------------
             NAME               GRANTED(#)       YEAR          ($/SH)        DATE            5%($)         10%($)
 ----------------------------  ------------  ------------   -----------   ----------     ----------      ----------
 Robert Cohn . . . . . . . .      350,000        7.3%         $25.00       05/18/99       2,690,951      6,023,987
                                  200,000        4.1%         $35.00       05/18/99             -0-      1,442,278
                                  200,000        4.1%         $50.00       05/18/99             -0-            -0-
                                                              $22.50
 Donald L. Campodonico . . .       50,000        1.0%         $24.00       01/02/99         346,569        776,001
                                   10,000        0.2%         $21.90       01/29/99          73,935        165,547

 David Ladd  . . . . . . . .       11,800        0.2%         $21.90       11/11/03         207,688        483,779
                                   18,200        0.4%         $20.75       11/11/03         320,333        746,168
                                   75,000        1.6%         $24.00       10/28/99         479,149      1,072,782

 Michael West  . . . . . . .       35,500        0.7%         $26.25       01/29/99         262,469        587,692
                                   32,000        0.7%         $14.00       07/29/99         258,038        577,562

 Gary A. Wetsel  . . . . . .       42,000        0.9%         $26.25       01/29/99         310,526        695,297
                                   25,000        0.5%         $  --        07/29/99         201,592        451,221
 Douglas C. Chance(2)  . . .         --           --             --           --               --             --
 Peter D. Olson(2) . . . . .       25,000        0.5%         $24.00       01/29/99         184,837        413,867
 Dennis McGinn(2)  . . . . .       25,000        0.5%         $24.00       01/29/99         184,837        413,867

- - --------------------
(1) This column shows the hypothetical gains or "options spreads" of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.
(2) Mr. Chance, former President and Chief Executive Officer of the Company, resigned in November 1993. Mr. Olson, a former Executive Vice President of the Company, resigned from this position in June 1994, but remains an employee of the Company. Mr. McGinn, a former Vice President of the Company, resigned in May 1994.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1994
                   AND OPTION/SAR VALUES AS OF JUNE 30, 1994

       The following table sets forth certain information regarding options for the purchase of the Company's Common Stock that were exercised or held by the Named Executive Officers during fiscal 1994.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                  SHARES         VALUE            OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS
                                ACQUIRED ON     REALIZED          JUNE 30, 1994(#)         AT JUNE 30, 1994($)(2)
             NAME               EXERCISE(#)     ($) (1)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
 ---------------------------   ------------    ----------   -------------------------   ---------------------------
 Robert Cohn . . . . . . . .          -0-            -0-         100,798/800,532             541,789/271,610
 Donald L. Campodonico . . .        8,900        120,188            9,100/83,800               16,125/50,525
 David Ladd  . . . . . . . .          -0-            -0-          11,250/108,750               79,875/26,625
 Michael West  . . . . . . .          -0-            -0-          48,279/129,686              130,500/87,000
 Gary A. Wetsel  . . . . . .        8,000        163,000          19,000/112,000              66,000/132,000
 Douglas C. Chance(3)  . . .      104,995      1,483,054                 -0-/-0-                     -0-/-0-
 Peter D. Olson(3) . . . . .          -0-            -0-          86,200/105,800             393,450/262,300
 Dennis McGinn(3)  . . . . .          -0-            -0-                 -0-/-0-                     -0-/-0-

- - --------------------
(1) Difference between the fair market value of the Common Stock purchased and the exercise price on the date of exercise.
(2) Difference between the fair market value of the underlying Common Stock and the exercise price, for in-the-money options, on June 30, 1994.
(3) Mr. Chance, former President and Chief Executive Officer of the Company, resigned in November 1993. Mr. Olson, a former Executive Vice President of the Company, resigned from this position in June 1994, but remains an employee of the Company. Mr. McGinn, a former Vice President of the Company, resigned in May 1994.

1987 EMPLOYEE STOCK PURCHASE PLAN

       The Company's 1987 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in October 1987 and approved by the stockholders in November 1987. Amendments to the Purchase Plan were approved by the Board of Directors and the stockholders in each of the last five years and by the Board of Directors in September 1994. A total of 1,250,000 shares of Common Stock is currently reserved for issuance under the Purchase Plan (see Proposal No. 3 for the proposed addition of 400,000 shares). The Purchase Plan, which is intended to qualify under Section 423 of the Tax Code, is implemented by one offering during each six-month period. Offering periods commence on or about January 1 and July 1 of each year. The Purchase Plan is administered by the Board of Directors of the Company or by a committee appointed by the Board. Employees are eligible to participate if they are employed by the Company for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. See Proposal No. 3 for a more detailed description of the Purchase Plan.

       As of the Record Date, 1,249,133 shares had been sold under the Purchase Plan at a weighted average purchase price per share of $14.92 and 867 shares remained available for future issuance. See Proposal No. 3 regarding the addition of 400,000 shares to the Purchase Plan.

                                 PURCHASE PLAN

       The following table sets forth, as to the Named Executive Officers, all current executive officers as a group and all other employees who participated in the Purchase Plan: (i) the number of shares of the Company's Common Stock purchased under the Purchase Plan during the last fiscal year; (ii) the dollar value of the benefit (see footnote (1) to the table); and (iii) the amount of payroll deductions for future purchases accumulated through June 30, 1994 for the current purchase period under the Purchase Plan, which purchase period commenced January 1, 1994:

                                                                (I)                                  (III)
                                                             NUMBER OF            (II)           CURRENT PERIOD
                                                               SHARES         DOLLAR VALUE          PAYROLL
         NAME OF INDIVIDUAL OR IDENTITY OF GROUP             PURCHASED           ($)(1)            DEDUCTIONS
 ------------------------------------------------------      ---------        ------------       --------------
 Robert Cohn . . . . . . . . . . . . . . . . . . . . .          1,456               6,958             -0-
 Donald L. Campodonico . . . . . . . . . . . . . . . .            544               2,989             -0-
 David Ladd  . . . . . . . . . . . . . . . . . . . . .            -0-                 -0-             -0-
 Michael West  . . . . . . . . . . . . . . . . . . . .          1,352               6,482             -0-
 Gary A. Wetsel  . . . . . . . . . . . . . . . . . . .            464               2,566             -0-
 Douglas C. Chance(2)  . . . . . . . . . . . . . . . .            -0-                 -0-             -0-
 Peter D. Olson(2) . . . . . . . . . . . . . . . . . .          1,362               5,960             -0-
 Dennis McGinn(2)  . . . . . . . . . . . . . . . . . .            701               5,895             -0-
 All current executive officers as a group
 (10  persons) . . . . . . . . . . . . . . . . . . . .          5,330              26,643             -0-
 All other employees as a group  . . . . . . . . . . .        284,161           1,411,559             -0-

- - --------------------
(1)  Market value on date of purchase, minus the purchase price.
(2) Mr. Chance, former President and Chief Executive Officer of the Company, resigned in November 1993. Mr. Olson, a former Executive Vice President of the Company, resigned from this position in June 1994, but remains an employee of the Company. Mr. McGinn, a former Vice President of the Company, resigned in May 1994.

1988 DIRECTORS' STOCK OPTION PLAN

         The Company's 1988 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in November 1988, was amended in 1989 and was approved by the Company's stockholders in 1989. Amendments to the Directors' Plan were approved by the Board and the stockholders in 1990 and by the Board in November 1991, April 1992 and September 1994. A total of 200,000 shares of Common Stock is reserved for issuance under the Directors' Plan (see Proposal No. 4 for the proposed addition of 150,000 shares). The Directors' Plan is administered by the Board of Directors. Only non-employee directors are eligible to participate in the Directors' Plan. Eligible directors are automatically granted an option to purchase 25,000 shares of the Company's Common Stock on the date they are first elected a director, such option becoming exercisable cumulatively with respect to 5,000 shares on each of the first five anniversaries of the date of grant, unless accelerated because of a director's death or disability. On the date of the Annual Meeting of Stockholders each year, all non-employee directors who have served since the previous Annual Meeting of Stockholders and are reelected receive an immediately exercisable option for 3,000 shares. The exercise price of an option granted under the Directors' Plan is the fair market value (based on The Nasdaq National Market closing price) of the stock on the date the option is granted. See Proposal No. 4 for a more detailed description of the Directors' Plan.

                    PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT
                        TO THE 1985 INCENTIVE STOCK PLAN

GENERAL

         The 1985 Incentive Stock Plan (the "Option Plan") was amended by the Board of Directors in September 1994, subject to approval by the Company's stockholders, to limit to 150,000 the total number of shares of Common Stock subject to options that may be granted to any one employee in any one fiscal year of the Company, so as to comply with the proposed Internal Revenue Service ("IRS") regulations under Section 162(m) of the Internal Revenue Code (the "Code").

         This limit is intended to preserve the Company's ability to deduct for federal income tax purposes the compensation expense relating to stock options and stock purchase rights granted to certain executive officers under the Option Plan. The Revenue Reconciliation Act of 1993, which was signed into law in August 1993, added (among other things) Section 162(m) to the Code, which limits the tax deduction for compensation paid to certain executives of public companies to $1,000,000 per covered executive per year. However, compensation is excluded from the $1,000,000 calculation if it is considered performance-based, which includes compensation attributable to stock options or stock purchase rights if, among other things, the plan under which the options or rights are granted includes a limit on the maximum number of shares with respect to which stock options or stock purchase rights may be granted during a specified period to any employee. The limit described above has been included in the Option Plan solely to preserve the Company's ability to deduct such compensation. To the extent the Board determines in the future that such a limit is not required to preserve the deductibility of compensation related to such stock options and stock purchase rights, the Board may modify or eliminate this limit.

         See discussion below under "Tax Information--The Option Plan" for a summary of the more general rules governing the availability to the Company of tax deductions in connection with stock options or stock purchase rights granted under the Option Plan.

VOTE REQUIRED

         The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve the amendment to the Option Plan. For this purpose, the "Votes Cast" are defined under Delaware law to be the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and "entitled to vote on the subject matter." Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment of the Option Plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, an abstention will have the same effect as a vote against the proposal. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes with respect to this proposal will not be counted as Votes Cast.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE OPTION PLAN, AS AMENDED.

         The essential features of the Option Plan are outlined below.

PURPOSE

         The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION; LIMITS ON GRANTS

         With respect to grants of options to employees who are also officers or directors of the Company, the Option Plan, as amended, shall be administered by (i) the Board of Directors of the Company if the Board may administer the Option Plan in compliance with Rule 16b-3 under the Exchange Act ("Rule 16b-3") with respect to a plan intended to qualify under Rule 16b-3 as a discretionary plan or (ii) a committee designated by the Board of Directors to administer the Option Plan, which committee shall be constituted in such a manner as to permit the Option Plan to comply with Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan. With respect to grants of options to employees or consultants who are neither officers nor directors of the Company, the Option Plan shall be administered by (i) the Board of Directors or
(ii) a committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, of Delaware corporate law, federal and state and securities laws and the Tax Code. If permitted by Rule 16b-3, the Option Plan may be administered by different bodies with respect to directors, non-director officers and employees who are neither officers nor directors and consultants who are not directors.

ELIGIBILITY

         The Option Plan provides for the grant of options and sale of shares to employees of and consultants to the Company. Only employees may be granted incentive stock options. The Board or a committee of the Board selects the purchasers and optionees and determines the number of shares to be sold or made subject to option. As of the date of this Proxy Statement, directors who are not also employees of the Company are not eligible to participate in the Option Plan. However, prior to March 10, 1988, such directors were eligible to participate in the Option Plan and they may still exercise options granted to them prior to that date.

         At the Record Date, the Company employed approximately 2,375 people, 2,365 of whom were eligible to participate in the Option Plan.

TERMS OF OPTIONS

         Each option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions set forth below, but specific terms may vary.

         (a) Exercise of the Option. The Board or its committee determines when options may be exercised. In no event may any incentive stock option granted under the Option Plan be exercised more than ten years after the date of grant. Incentive stock options currently being granted generally expire after five years and six months. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Option Plan and determined by the Board, and such form of consideration may vary for each option.

         (b) Exercise Price. The exercise price of options granted under the Option Plan is determined by the Board or its committee and may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. In the case of incentive stock options granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of the Company, the exercise price must not be less than 110% of the fair market value on the date of grant. The fair market value of the Common Stock is the closing sale price on The Nasdaq National Market on the date of grant.

         (c) Termination of Employment. If the optionee's employment or association with the Company terminates for any reason (other than death or disability), the optionee may, but only within 30 days (or such other period as may be determined by the Board, but not exceeding three months for incentive stock options) following the date of such termination, exercise any option granted under the Option Plan, but only to the extent such option was exercisable on the date of termination. To the extent that the option is not exercised within such 30-day (or other) period, the option terminates.

         (d) Disability. In the event that an employee or consultant is unable to continue his employment or consulting relationship with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Tax Code), exercisability is accelerated from the usual four-year period to a three-year period, and the optionee may, but only within six months (or such other period of time not exceeding one year as is determined by the Board at the time of grant of the option) from the date of termination, exercise the option to the extent it was otherwise exercisable at the date of such termination. To the extent that the option is not exercised within such period, the option terminates.

         (e) Death. If an optionee should die while employed by the Company, exercisability of options granted under the Option Plan is accelerated from the usual four-year period to a three-year period, and the option may be exercised at any time within six months after death by the optionee's estate to the extent the option would have been exercisable if the optionee had continued living and remained an employee of the Company for six months after the date of death. If an optionee should die within one month after termination of employment with the Company, exercisability of options granted under the Option Plan is accelerated from the usual four-year period to a three-year period, and the options may be exercised by the optionee's estate at any time within six months following the date of death, but only to the extent such options were exercisable on the date of termination.

         (f) Liquidation or Acquisition. In the event of a proposed dissolution or liquidation of the Company, options under the Option Plan terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

         Current option agreements provide that in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, options shall be assumed or equivalent options shall be substituted by such successor corporation or its affiliate. If such successor corporation refuses to assume an option or to substitute an equivalent option, the Board shall provide for the optionee to have the right to exercise the option as to all of the Common Stock subject to the option. Most options granted before December 1987 allowed the Board the right to accelerate the exercisability of options whether or not a successor corporation was willing to assume such options.

         Option agreements for officers and certain key employees provide for full acceleration of exercisability in the event that, following a change in control of the Company, the optionee's employment is terminated or his compensation and benefits are reduced. The Board may, in its discretion, provide in individual option agreements for an optionee to have the right to return an option to the Company for a cash payment equal to the net value of the option upon the occurrence of a merger, sale of all or substantially all assets of the Company, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of the Company.

         (g) Non-transferability of Options. An option is generally not transferable by the optionee, other than by will or the laws of descent and distribution. However, the Board may grant or amend options in individual cases to allow an option to be transferable to a trust for the benefit of an employee or the employee's family members. Options are generally exercisable during the optionee's lifetime only by the optionee unless transferred to a trust as described above.

         (h) Withholding of Shares to Pay Tax Liability. The Option Plan allows the Company to withhold shares as to which an option has been exercised in order to comply with regulations requiring the Company to withhold taxes upon certain exercises of options. See "Tax Information--Nonstatutory Options."

         (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board or its committee.

OPTIONS OUTSTANDING

         Options granted under the Option Plan generally become exercisable in installments. Most options granted before June 2, 1994 become exercisable as to 20% of the total shares under option one year after the date of beginning employment (for new employees) or the date of option grant (for existing employees), and as to an additional 20% after each subsequent twelve-month period so long as the optionee remains an employee of the Company. Most options granted on and after June 2, 1994 become exercisable as to 25% of the total shares under option one year after the date of beginning employment (for new employees) or the date of option grant (for existing employees), and as to an additional 25% after each subsequent twelve-month period so long as the optionee remains an employee of the Company. Exercisability is accelerated in the case of death or disability or, in certain cases, by termination of employment or reduction in compensation following a change in control, as described above. Exercisability is delayed by leaves of absence or temporary reductions in work hours. Options being granted at this time generally expire five years and six months from the date of grant.

         In June 1994, the Board of Directors approved a repricing of stock options for certain employees excluding senior management and officers. The employees have the option of either maintaining their existing options or cancelling any options with exercise prices greater than $17.25 and receiving new options for 90% of the shares subject to the options being cancelled. The new options' vesting commencement date will be reset to June 22, 1994 and the new options will become exercisable at the rate of 25% each year over four years. The options expire in five and one-half years. The options may only be exercised when the fair market value of the Company's Common Stock equals or exceeds the original option exercise price; however, after five years and three months from June 22, 1994, the options may be exercised regardless of the fair market value of the Company's Common Stock for up to three months. Options for up to 1,574,717 shares were qualified for the repricing. Under this repricing, options for approximately 1,348,000 shares were cancelled and options for approximately 1,209,000 shares were granted.

         At the Record Date, 690,070 shares had been sold directly, options to purchase 1,711,195 shares of the Company's Common Stock had been exercised, options to purchase 5,825,734 shares were outstanding, and 1,373,001 shares remained available for future sale or grant under the Option Plan. The range of exercise prices per share for options outstanding under the Option Plan at the Record Date was from $0.75 to $50.00, and the weighted average exercise price per share was approximately $20.84. Expiration dates for outstanding options range from September 1994 to March 2000.

CAPITAL CHANGES

         In the event any change is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment will be made in the exercise price and in the number of shares subject to options outstanding under the Option Plan, as well as in the number of shares reserved for issuance under the Option Plan.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board may at any time amend, alter, suspend or discontinue the Option Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Tax Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

TAX INFORMATION--THE OPTION PLAN

         Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Tax Code, or nonstatutory options.

         An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, unless the exercise subjects the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different timing rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

         All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a nonstatutory option.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE OPTION PLAN, DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE TAX CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

                   PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO
                     THE 1987 EMPLOYEE STOCK PURCHASE PLAN

         The 1987 Employee Stock Purchase Plan ("Purchase Plan") was amended by the Board of Directors in September 1994 to reserve an additional 400,000 shares of Common Stock for issuance thereunder, bringing the total number of shares under the Purchase Plan to 1,650,000.

         The Company believes that its Purchase Plan is an important factor in attracting and retaining skilled personnel. Each year the Company reviews the number of shares available for issuance under the Purchase Plan and, based on the Company's estimates of the number of shares expected to be purchased under the Purchase Plan during the coming year, management presents to the Board of Directors a recommendation for the addition of shares to the pool reserved for issuance under the Purchase Plan. The Board then reviews this recommendation and presents a proposal such as this one to the stockholders for approval.

         The initial offering period under the Purchase Plan began on February 26, 1988, and from that date to the Record Date 1,249,133 shares of the Company's Common Stock were sold under the Purchase Plan. The number of shares sold in each offering period will vary with the number of participants, the amount of their payroll deductions and the fair market value of the Company's Common Stock.

VOTE REQUIRED

         The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve the amendment to the Purchase Plan. For this purpose, the "Votes Cast" are defined under Delaware law to be the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and "entitled to vote on the subject matter." Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment of the Purchase Plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, an abstention will have the same effect as a vote against the proposal. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes with respect to this proposal will not be counted as Votes Cast.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PURCHASE PLAN AS AMENDED, INCLUDING THE ADDITION OF SHARES TO THE POOL RESERVED FOR ISSUANCE THEREUNDER.

         The essential features of the Purchase Plan are outlined below.

GENERAL

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. See "Tax Information--The Purchase Plan."

PURPOSE

         The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company at a discount through accumulated payroll deductions.

ADMINISTRATION

         The Purchase Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board, who receive no separate additional compensation for such service. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan.

ELIGIBILITY

         Any person who is customarily employed at least 20 hours per week and 5 months per calendar year by the Company during the applicable offering period is eligible to participate in the Purchase Plan, unless the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of its subsidiaries (including stock issuable upon exercise of options held by him) at the end of the offering period, or the employee would receive more than $25,000 worth of stock (computed as of the date of grant) pursuant to the Purchase Plan in any calendar year.

         At the Record Date, the Company employed approximately 2,375 people, 2,346 of whom were eligible to participate in the Purchase Plan. Approximately 1,200 employees were participating in the Purchase Plan as of that date.

OFFERING DATES

         The Purchase Plan is generally implemented by one offering during each six-month period. Offering periods commence on or about January 1 and July 1 of each year.

ENROLLMENT IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. Employees hired after the first day of an offering period (or who otherwise become eligible after such date) may begin participation in the Purchase Plan on the first business day of the calendar month following the month in which they are hired (or become eligible). Under the Purchase Plan, once an employee elects to participate in the Purchase Plan, enrollment in each successive offering period occurs automatically unless the employee withdraws from participation in the Purchase Plan.

PURCHASE PRICE

         The purchase price per share under the Purchase Plan is the lower of
(i) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering (or for employees beginning participation later, the date such participation began) or (ii) 85% of the fair market value of a share of Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is the closing sale price on The Nasdaq National Market.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by after-tax payroll deductions over the offering period. The deductions may not exceed 10% of a participant's compensation. The total number of shares purchased by any participant shall in no event exceed, in any calendar year, the number of shares of Common Stock which $25,000 could purchase at the fair market value of a share of the Company's Common Stock, calculated as of the offering date. A participant may discontinue participation in the Purchase Plan, and may decrease but not increase the rate of payroll deductions, during the offering period.

PURCHASE OF STOCK; EXERCISE OF OPTION

         By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him. The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the total amount of the participant's contribution for the offering period by the lower of (i) 85% of the fair market value of the Common Stock at the beginning of the offering period (or date his participation began) or (ii) 85% of the fair market value of the Common Stock at the end of the offering period, but in no event shall more than the number of shares of Common Stock which $25,000 could purchase at the fair market value of a share of the Company's Common Stock, calculated as of the offering date, be placed under option to a single participant in any one calendar year.
Unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. No fractional shares will be issued upon exercise of the option. Any amounts insufficient to purchase a full share remaining in a participant's account after exercise of the option will be returned to the participant. No interest will accrue on the payroll deductions of a participant in the Purchase Plan.

WITHDRAWAL

         A participant's interest in a given offering may be terminated by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Upon withdrawal from the Purchase Plan, accrued but unused payroll deductions are returned to the employee. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period. A participant's withdrawal from an offering will not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

TERMINATION OF EMPLOYMENT

         Termination of a participant's employment for any reason, including retirement or death, cancels participation in the Purchase Plan immediately.
In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

CAPITAL CHANGES

         In the event of changes in the capitalization of the Company, such as stock splits or stock dividends, which result in an increase or decrease in the number of shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the price per share.

EFFECT OF LIQUIDATION, DISSOLUTION, SALE OF ASSETS OR MERGER

         In the event of a liquidation or dissolution of the Company, an employee's participation in the Purchase Plan will be terminated immediately before consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation. If such corporation refuses to assume those obligations, the Board shall allow the immediate exercise of the employee's rights for 30 days, after which the employee's rights under the Purchase Plan shall terminate.

NON-ASSIGNABILITY

         No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

REPORTS

         Individual accounting will be maintained for each participant in the Purchase Plan. Each participant receives as promptly as practicable after the end of the six-month offering period a report showing the details of the participant's account.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board may at any time amend, alter, suspend or discontinue the Purchase Plan, but, except under certain conditions, no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any participant arising out of any offering period which has already commenced without such participant's written consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 423 of the Tax Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Purchase Plan amendment in such a manner and to such a degree as required

TAX INFORMATION--THE PURCHASE PLAN

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Tax Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN, DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE TAX CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

                    PROPOSAL NO. 4 -- APPROVAL OF AMENDMENT
                    TO THE 1988 DIRECTORS' STOCK OPTION PLAN

         The 1988 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in November 1988 and approved by the Company's stockholders in 1989. The Directors' Plan was subsequently amended by the Board and the stockholders in 1989, 1990 and 1992, and by the Board in September 1994 to increase the number of shares of Common Stock reserved for issuance by 150,000 shares to 300,000 shares.

         The Company believes that the ability to grant stock options to directors is an important factor in attracting and retaining the best available personnel for service as directors of the Company. Each year the Company reviews the number of shares available for issuance under the Directors' Plan. Then, based on the Company's estimates of the incentive value of stock options and the number of current and potential future vacancies on the Board of Directors, management presents to the Board a recommendation for the addition of shares to the pool reserved for issuance under the Directors' Plan. The Board reviews this recommendation and presents a proposal such as this one to the stockholders for approval.

         As of the Record Date, options to purchase an aggregate of 205,000 shares were outstanding, options for 21,000 shares had been exercised and 124,000 shares remained available for issuance pursuant to future option grants under the Directors' Plan (assuming approval of this Proposal No. 4). The range of exercise prices per share for options outstanding under the Directors' Plan at the Record Date was from $11.125 to $25.25, and the weighted average exercise price per share was approximately $20.70. Expiration dates for outstanding options range from February 1995 to January 2000.

         The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve the amendment to the Directors' Plan. For this purpose, the "Votes Cast" are defined under Delaware law to be the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and "entitled to vote on the subject matter." Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment of the Directors' Plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, an abstention will have the same effect as a vote against the proposal. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes with respect to this proposal will not be counted as Votes Cast.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE DIRECTORS' PLAN AS AMENDED, INCLUDING THE ADDITION OF SHARES TO THE POOL RESERVED FOR ISSUANCE THEREUNDER.

         The essential features of the Directors' Plan are outlined below.

PURPOSE

         The purposes of the Directors' Plan are to attract and retain the best available individuals for service as directors of the Company, to provide additional incentive to the directors of the Company and to encourage their continued service on the Board.

ADMINISTRATION

         The Directors' Plan, and the right of directors to receive options and purchase stock thereunder, is intended to qualify as a plan having "disinterested administration" under Rule 16b-3 pursuant to the Exchange Act. The Directors' Plan is administered by the Board of Directors, who receive no additional compensation for such service. All grants of options under the Directors' Plan are automatic and non- discretionary pursuant to the terms of the Directors' Plan. All questions of interpretation or application of the Directors' Plan are determined by the Board, whose decisions are final and binding upon all participants.

ELIGIBILITY

         Options under the Directors' Plan may be granted only to non-employee directors of the Company. As of the Record Date, there were seven non-employee directors of the Company, all of whom have been nominated to serve as directors for the 1995 fiscal year.

PARTICIPATION

         Participation in the Directors' Plan provides for grants of options to be made in four ways:

                 (a) Each non-employee director is automatically granted an option to purchase 25,000 shares upon the date on which such individual first becomes a director, whether through election by the stockholders of the Company or by appointment by the Board of Directors in order to fill a vacancy;

                 (b) Each non-employee director who has served since the previous Annual Meeting of Stockholders and is continuing to serve on the Board receives, on the date of the Annual Meeting of Stockholders each year, an immediately exercisable option for 3,000 shares;

                 (c) All non-employee directors serving at the time of the August 1989 amendments to the Directors' Plan and who did not receive any option grant prior to January 1, 1988, received a one-time automatic grant of an option for 10,000 shares as of November 21, 1991. All non-employee directors who were serving at the time of the November 1991 amendments to the Directors' Plan and had not received any option grant prior to January 1, 1988, received a one-time automatic grant of an option for 10,000 shares; and

                 (d) All non-employee directors serving during fiscal year 1992 who did not receive a grant under paragraph (c) received a similar one-time grant as of April 22, 1992.

TERM OF OPTIONS

         Each option granted under the Directors' Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions listed below.

                 (a) Exercise of the Option. The 25,000 share option granted to new directors upon their initial election to the Board and the 10,000 share one-time automatic grants to non-employee directors become exercisable at the rate of 20% per year, with the effect that these options are not exercisable as to the full number of shares until the fifth anniversary of the date of their grant. The 3,000 share option granted to non-employee directors on the date of the Annual Meeting of Stockholders each year is exercisable immediately. Options granted under the Directors' Plan expire five years and seven months following the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Directors' Plan and determined by the Board, and such form of consideration may vary for each option.

                 (b) Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Directors' Plan is 100% of the fair market value per share of the Company's Common Stock on the date of grant of the option. The fair market value is determined by the closing price on The Nasdaq National Market on the date of grant.

                 (c) Termination of Employment. If an optionee ceases to serve as a director, he may, but only within seven months after the date he ceases to be a director of the Company, exercise his option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the option at the date of such termination, or if he does not exercise such option within the time specified, the option terminates.

                 (d) Disability. In the event that a director is unable to continue his service as such with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Tax Code), exercisability is accelerated from the usual five-year period to a three-year period, and the optionee may, but only within seven months from the date of termination, exercise his option to the extent he was entitled to exercise his option at the date of such termination. To the extent that the option is not exercised within such seven-month period, the option terminates.

                 (e) Death. If an optionee should die while a director of the Company, exercisability of any option having a five-year exercisability schedule under the Directors' Plan is accelerated from the usual five-year period to a three-year period, and the option may be exercised at any time within seven months after death by the optionee's estate to the extent the option would have been exercisable by the optionee on the date of death. If an optionee should die within one month after termination of his status as a director of the Company, exercisability of any option having a five-year exercisability schedule under the Directors' Plan is accelerated from the usual five-year period to a three-year period and the option may be exercised by the optionee's estate at any time within seven months following the date of death, but only to the extent the option was exercisable on the date of termination.

                 (f) Liquidation or Acquisition. In the event of a proposed liquidation or dissolution of the Company, options under the Directors' Plan shall terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

                 In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, options shall be assumed or equivalent options shall be substituted by such successor corporation or its affiliate. If such successor corporation refuses to assume the option or to substitute an equivalent option, the Board shall provide for the optionee to have the right to exercise the option as to all of the shares subject to the option. The Board may also provide in option agreements for an optionee to have the right to return an option to the company for a cash payment equal to the net value of the option upon the occurrence of a merger, sale of all or substantially all assets of the Company, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of the Company.

                 (g) Nontransferability of Options. Options granted pursuant to the Directors' Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

                 (h) Suspension or Termination of Option. In the event that the President of the Company or his designee reasonably believes that a participant in the Directors' Plan has committed an act of serious misconduct, the President may suspend the optionee's right to exercise any option pending a determination by the Board. Further, if the Board determines that an optionee has committed such an act of misconduct, all of that director's outstanding options under the Directors' Plan may be cancelled. The Board shall act fairly in making any such determination.

                 (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board.

CAPITAL CHANGES

         In the event of any changes made in the Company's capitalization which result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Directors' Plan, as well as the number of shares reserved for issuance under the Directors' Plan.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board may at any time amend, alter, suspend or discontinue the Directors' Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any amendment to the Directors' Plan in such a manner and to such a degree as required.

TAX INFORMATION--THE DIRECTORS' PLAN

         Options granted pursuant to the Directors' Plan are "nonstatutory options" and will not qualify for any special tax benefits to the optionee.

         An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under
Section 16(b) of the Securities Exchange Act of 1934, as amended, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Tax Code within thirty days after the date of exercise.

         Upon a resale of shares acquired pursuant to an option under the Directors' Plan, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

         The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Directors' Plan. The Company is not required to withhold any amount for tax purposes on any such income included by the optionee.

         THE FOREGOING SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT OF OPTIONS UNDER THE DIRECTORS' PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE TAX CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

     PROPOSAL NO. 5 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has nominated KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1995. Such nomination is being presented to the stockholders for ratification at the meeting. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS.


                                 OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Company may recommend.


                                              By Order of the Board of Directors

                                                        (SIG)

                                              Derek S. Daley, Secretary



Milpitas, California
October 17, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                     PROXY

                        OCTEL COMMUNICATIONS CORPORATION

                      1994 ANNUAL MEETING OF STOCKHOLDERS


         The undersigned stockholder(s) of Octel Communications Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 17, 1994, and hereby appoints Robert Cohn and Derek S. Daley, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1994 Annual Meeting of Stockholders of Octel Communications Corporation, to be held on November 17, 1994, at 9:30 a.m., local time, at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth below:

         THIS BALLOT WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NAMED DIRECTORS, FOR APPROVAL OF THE AMENDMENTS TO THE 1985 INCENTIVE STOCK PLAN, FOR APPROVAL OF THE AMENDMENTS TO AND INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE 1987 EMPLOYEE STOCK PURCHASE PLAN, FOR APPROVAL OF THE AMENDMENTS TO AND INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE 1988 DIRECTORS' STOCK OPTION PLAN, FOR RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE
1995 FISCAL YEAR AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                 (Continued and to be signed on the other side)


     _________________                                                                 [x]  Please mark your
          COMMON                                                                            votes in box


 1.  ELECTION OF DIRECTORS:                2. Proposal to amend the 1985 Incentive    4. Proposal to amend the 1988 Directors'
                                              Stock  Plan to limit to 150,000           Stock Option Plan to increase the
      FOR all          WITHHOLD authority     the total number of shares of Common       number of shares reserved for
  nominees listed       to vote for all       Stock subject to options that may be       issuance thereunder.
    (except as          nominees listed       granted to any one employee in any
    indicated)               below            one fiscal year of the Company.

                                                    FOR       AGAINST      ABSTAIN             FOR       AGAINST      ABSTAIN
      [ ]                     [ ]                   [ ]         [ ]          [ ]               [ ]         [ ]          [ ]

If you wish to withhold authority          3. Proposal to amend the 1987 Employee        5. Proposal to ratify the appointment
to vote for any individual nominee,           Stock Purchase Plan to increase the           of KPMG Peat Marwick LLP as independent
strike a line through that                    number of shares reserved for                 auditors of the company for the 1995
nominee's name in the list below:             issuance thereunder.                          fiscal year.


   Robert Cohn, Anson M. Beard, Jr.,                FOR       AGAINST      ABSTAIN             FOR       AGAINST      ABSTAIN
Leo J. Chamberlain, Deborah A. Coleman,             [ ]         [ ]          [ ]               [ ]         [ ]          [ ]
   John Freidenrich, Robert C. Hawk,
Nathaniel de Rothschild, Dag Tellefsen.



                                                     In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                     This Proxy should be marked, dated, signed by the stockholder(s) exactly as the stockholder's name appears herein and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.


                                                     ------------------------------------------------------------------------
                                                                               Typed or Printed Name(s)

                                                     ------------------------------------------------------------------------
                                                                                      Signature

                                                     ------------------------------------------------------------------------
                                                                                      Signature

                                                     ------------------------------------------------------------------------
                                                                                 Title, if applicable

                                                     Dated:                                                            , 1994
                                                           ------------------------------------------------------------

                        OCTEL COMMUNICATIONS CORPORATION

                           1985 INCENTIVE STOCK PLAN

                           As amended September 1994


  1. Purposes of the Plan. The purposes of this Incentive Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

   Options granted hereunder may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, or "nonstatutory stock options," at the discretion of the Board and as reflected in the terms of the written option agreement. The Board may also grant Stock Purchase Rights under this Plan.

  2. Definitions.  As used herein, the following definitions shall apply:

   (a) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

   (b)   "Code"  shall mean the Internal Revenue Code of 1986, as amended.

   (c)   "Common Stock"  shall mean the Common Stock of the Company.

   (d) "Company" shall mean Octel Communications Corporation, a Delaware corporation.

   (e) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

   (f) "Consultant" shall mean any person who is engaged by the Company or any subsidiary to render consulting services and is compensated for such consulting services, and any director of the Company whether compensated for such services or not; provided that if and in the event the Company registers any class of any equity security pursuant to Section 12 of the Exchange Act, the term Consultant shall thereafter not include directors who are not compensated for their services or are paid only a director's fee by the Company.

   (g) "Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

   (h) "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

   (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   (j) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

   (k)   "Option"  shall mean a stock option granted pursuant to the Plan.

   (l)   "Optioned Stock"  shall mean the Common Stock subject to an Option.

   (m)   "Optionee" shall mean an Employee or Consultant who receives an Option.

   (n) "Parent" shall mean a "parent corporation", whether now or hereafter existing, as defined in Section 425(e) of the Code.

   (o)   "Plan" shall mean this 1985 Incentive Stock Plan.

   (p) "Purchaser" shall mean an Employee or Consultant who exercises a Stock Purchase Right.

   (q) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

   (r) "Stock Purchase Right" shall mean a right, other than an Option, to purchase Common Stock pursuant to the Plan.

   (s) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 425(f) of the Code.

   (t) "Tax Date" shall mean the date that the amount of tax to be withheld by the Company is to be determined.

  3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and/or sold under the Plan is 9,600,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

   If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Repurchased shares shall not become available for future grant under the Plan.

  4. Administration of the Plan.

   (a)   Procedure.

     (i) Administration With Respect to Directors and Officers. With respect to grants of Options or Stock Purchase Rights to Employees who are also officers or directors of the Company, the Plan shall be administered by (A) the Board if the Board may administer the Plan in compliance with Rule 16b-3 promulgated under the Exchange Act or any successor thereto ("Rule 16b-3") with respect to a plan intended to qualify thereunder as a discretionary plan, or
(B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted in such a manner as to permit the Plan to comply with Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan.

       (ii) Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to directors, non-director officers and Employees who are neither directors nor officers.

CFB012.R2(5P3)
09/09/94                                                             -2-

      (iii) Administration With Respect to Consultants and Other Employees. With respect to grants of Options or Stock Purchase Rights to Employees or Consultants who are neither directors nor officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, of Delaware corporate and securities laws and of the Code (the "Applicable Laws"). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

   (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options, in accordance with Section 422 of the Code, "non-statutory stock options," or Stock Purchase Rights; (ii) to determine, upon review of relevant information and in accordance with Section 7(b) of the Plan, the fair market value of the Common Stock; (iii) to determine the exercise price per share of Options or Stock Purchase Rights to be granted, which exercise price shall be determined in accordance with Section 7(a) of the Plan; (iv) to determine the Employees or Consultants to whom, and the time or times at which, Options or Stock Purchase Rights shall be granted and the number of shares to be represented by each Option or Stock Purchase Right; (v) to interpret the Plan;
(vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option or Stock Purchase Right granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option or Stock Purchase Right; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option, consistent with the provisions of Section 5 of the Plan; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option or Stock Purchase Right previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

   (c) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees, Purchasers and any other holders of any Options or Stock Purchase Rights granted under the Plan.

  5. Eligibility.

   (a) Options and Stock Purchase Rights may be granted only to Employees or Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option or Stock Purchase Right may, if he is otherwise eligible, be granted an additional Option or Options or Stock Purchase Right or Rights.

   (b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate fair market value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionees during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options.

   (c) For purposes of Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the fair market value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

   (d) The Plan shall not confer upon any Optionee, Purchaser or holder of a Stock Purchase Right any right with respect to continuation of employment or consulting relationship with the Company, nor shall it





CFB012.R2(5P3)
09/09/94                                                               -3-
interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time.

     (e) The following limitations shall apply to grants of Options and Stock Purchase Rights to Employees:

        (i) No Employee shall be granted, in any fiscal year of the Company, Options and Stock Purchase Rights to purchase more than 150,000 Shares.

       (ii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
Section 11.

      (iii) If an Option or Stock Purchase Right is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11), the canceled Option or Stock Purchase Right will be counted against the limit set forth in Section V(e)(i). For this purpose, if the exercise price of an Option or Stock Purchase Right is reduced, the transaction will be treated as a cancellation of the Option or Stock Purchase Right and the grant of a new Option.

  6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

  7. Exercise Price and Consideration.

   (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option or Stock Purchase Right shall be such price as is determined by the Board, but shall be subject to the following:

        (i) In the case of any Incentive Stock Option granted to any Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

       (ii) In the case of any Option, other than an Incentive Stock Option, or any Stock Purchase Right, the per Share exercise price shall be no less than 85% of the fair market value per Share on the date of grant.

      (iii) In the case of any Option granted to any person who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

       (iv) In the case of any Option or Stock Purchase Right granted on or after the effective date of registration of any class of equity security of the Company pursuant to Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

   (b) The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the bid and asked prices of the Common Stock for the date of grant of the Option or Stock Purchase Right, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by The Nasdaq National Market) or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option or Stock Purchase Right, as reported in The Wall Street Journal.





CFB012.R2(5P3)
09/09/94                                                               -4-

   (c) Subject to compliance with applicable provisions of Section 16(b) of the Exchange Act, (or other applicable law), the consideration to be paid for the Shares to be issued upon exercise of an Option or Stock Purchase Right, including the method of payment, shall be determined by the Board (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (i) cash, (ii) check, (iii) promissory note, (iv) other Shares which (X) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (Y) have a fair market value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option or Stock Purchase Right shall be exercised, (v) authorization for the Company to retain from the total number of Shares as to which the Option or Stock Purchase Right is exercised that number of Shares having a fair market value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (vi) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price,
(vii) by delivering an irrevocable subscription agreement for the Shares which irrevocably obligates the option holder to take and pay for the Shares not more than twelve months after the date of delivery of the subscription agreement,
(viii) any combination of the foregoing methods of payment, (ix) or such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable laws. In making its determination as to the type of consideration to accept, the Board shall consider whether acceptance of such consideration may be reasonably expected to benefit the Company (Section 153 of the Delaware General Corporation Law).

  8. Options.

   (a)   Term of Option.  The term of each Incentive Stock Option shall be ten
(10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement. The term of each Option that is not an Incentive Stock Option shall be ten (10) years and one (1) day from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, (i) if the Option is an Incentive Stock Option, the term of the Option shall be five (5) years from the date of grant thereof or shorter time as may be provided in the Stock Option Agreement, or (ii) if the Option is not an Incentive Stock Option, the term of the Option shall be five (5) years and one (1) day from the date of grant thereof or such shorter time as may be provided in the Stock Option Agreement.

   (b)   Exercise of Option.

     (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan; provided, however, that an Incentive Stock Option granted prior to January 1, 1987 shall not be exercisable while there is outstanding any incentive stock option which was granted, before the granting of such Incentive Stock Option, to the same Optionee to purchase stock of the Company, any Parent or Subsidiary, or any predecessor corporation of such corporations. For purposes of this provision, an incentive stock option shall be treated as outstanding until such option is exercised in full or expires by reason of lapse of time.

   An Option may be exercisable over a period of time or may be immediately exercisable as determined by the Board and may grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Optionee's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the repurchase option shall be the original price paid by the Optionee and may be paid by cancellation of any indebtedness of the Optionee to the Company. The repurchase option shall lapse at such a rate as the Board may determine.





CFB012.R2(5P3)
09/09/94                                                               -5-

   Notwithstanding any other provisions of this Plan, no Option may be exercised after the expiration of the term of the Option as set forth in the Stock Option Agreement.

   An Option may not be exercised for a fraction of a Share.

   An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 7(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

   Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter shall be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

       (ii)   Termination of Status as an Employee or
Consultant. If an Employee or Consultant ceases to serve as an Employee or as a Consultant (as the case may be), he may exercise his Option at such times and to such extent as determined by the Board at the time of grant of the Option; provided that, in the case of an Incentive Stock Option, the Option may be exercised only within thirty (30) days (or such other period of time not exceeding three (3) months as determined by the Board at the time of grant of the option) after the date he ceases to be an Employee of the Company, and only to the extent that he was entitled to exercise it at the date of such termination. To the extent that the Employee was not entitled to exercise such Incentive Stock Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

      (iii) Disability. Notwithstanding the provisions of Section 8(b)(ii) above, in the event an Employee or Consultant is unable to continue his employment or consulting relationship (as the case may be) with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), he may, but only within three (3) months (or such other period of time not exceeding one (1) year as is determined by the Board at the time of grant of the Option) from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

       (iv) Death of Optionee. In the event of the death of an Optionee, such Optionee's Option may be exercised at such times and to such extent as determined by the Board at the time of grant of the Option; provided that, in the case of an Incentive Stock Option, in the event of the death of an
Optionee:

   (A) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death; or

   (B) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Board at the time of grant of the Option) after the termination of Continuous Status as an Employee, the Option may be exercised, at any time within six (6) months following the date of death, by





CFB012.R2(5P3)
09/09/94                                                               -6-
  the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

     (v) Rule 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

  9. Stock Purchase Rights.

   (a) Rights to Purchase. After the Board of Directors determines that it will offer an Employee or Consultant the right to purchase Shares under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions relating to the offer, including the number of Shares that such person shall be entitled to purchase, and the time within which such person must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Board of Directors or its Committee made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Board of Directors.

   (b) Issuance of Shares. Forthwith after payment therefor, the Shares purchased shall be duly issued; provided, however, that the Board may require that the Purchaser make adequate provision for any Federal and State withholding obligations of the Company as a condition to such purchase.

   (c) Repurchase Option. Unless the Board of Directors or its Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the Purchaser and may be paid by cancellation of any indebtedness of the Purchaser to the Company. The repurchase option shall lapse at such a rate as the Board of Directors may determine.

   (d) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board of Directors.

   (e) Rights as a Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing the shares as to which a Stock Purchase Right has been exercised, no right to vote or to receive dividends or any other rights as a stockholder shall exist with respect to shares of Common Stock subject to a Stock Purchase Right, notwithstanding the exercise of a Stock Purchase Right. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

   (f) Shares Available Under the Plan. Exercise of a Stock Purchase Right in any manner shall result in a decrease in the number of Shares that thereafter shall be available, both for purposes of the Plan and for sale under the Stock Purchase Right, by the number of Shares as to which the Stock Purchase Right is exercised. Shares repurchased by the Company pursuant to
Section 9(c) hereof shall not be available for reissuance under the Plan.

  10. Non-Transferability of Options and Stock Purchase Rights. Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee or holder of a Stock Purchase Right, only by such Optionee or holder of a Stock Purchase Right.





CFB012.R2(5P3)
09/09/94                                                               -7-

  11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

   In the event of the proposed dissolution or liquidation of the Company, any outstanding Options or Stock Purchase Rights shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or Stock Purchase Right shall terminate as of a date fixed by the Board, and may give each Optionee or holder of a Stock Purchase Right the right to exercise his Option or Stock Purchase Right as to all or any part of the Common Stock subject to such Option or Stock Purchase Right, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable.

   In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, Options and Stock Purchase Rights shall be assumed or equivalent options or rights shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation refuses to assume the Option or Stock Purchase Right or to substitute an equivalent option or stock purchase right, the Board shall, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option or Stock Purchase Right as to all of the Common Stock subject to such Option or Stock Purchase Right, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable.
If the Board makes an Option or Stock Purchase Right fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee or holder of a Stock Purchase Right that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right will terminate upon the expiration of such period. The Board may provide in individual Option Agreements for the repurchase of Options in return for a cash payment by the Company upon the occurrence of a merger, sale of all or substantially all assets of the Company, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of the Company.

  12. Time of Granting Options or Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Board makes the determination granting such Option or Stock Purchase Right. Notice of the determination shall be given to each Employee to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

  13.  Amendment and Termination of the Plan.

   (a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any





CFB012.R2(5P3)
09/09/94                                                               -8-
other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

   (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options or Stock Purchase Rights already granted and such Options and Stock Purchase Rights shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Board and the Optionee, Purchaser or holder of a Stock Purchase Right, which agreement must be in writing and signed by the Company and the Optionee, Purchaser or holder of the Stock Purchase Right.

  14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

  15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

  16. Option and Stock Purchase Agreements. Options shall be evidenced by written Stock Option Agreements in such form as the Board shall approve. Upon the exercise of Stock Purchase Rights, a Purchaser shall execute a Restricted Stock Purchase Agreement in such form as the Board of Directors shall approve.

  17. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan is adopted. If such stockholder approval is obtained at a duly held stockholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company. If and in the event that the Company registers any class of any equity security pursuant to Section 12 of the Exchange Act, the approval of such stockholders of the Company shall be:

   (a) (i) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (ii) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

   (b) obtained at or prior to the first annual meeting of stockholders held subsequent to the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act.





CFB012.R2(5P3)
09/09/94                                                               -9-

   If such stockholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all stockholders of the Company.

  18. Information to Optionees and Holders of Stock Purchase Rights. The Company shall provide to each Optionee and each holder of a Stock Purchase Right, during the period for which such Optionee or holder of a Stock Purchase Right has one or more Options or Stock Purchase Rights outstanding, copies of all annual reports and other information which are provided to all stockholders of the Company. The Company shall not be required to provide such information if the issuance of Options and Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

  19.  Stock Withholding to Satisfy Withholding Tax Obligations.

   (a) Withholding. At the discretion of the Board, Purchasers and Optionees may satisfy withholding obligations as provided in this Section 19. When a Purchaser or an Optionee incurs tax liability in connection with a Stock Purchase Right or an Option, which tax liability is subject to tax withholding under applicable tax laws, and the Purchaser or Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Purchaser or Optionee may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued in connection with the Stock Purchase Right or the Shares to be issued upon exercise of the Option, if any, that number of Shares having a fair market value equal to the amount required to be withheld. The fair market value of the Shares to be withheld shall be determined on the Tax Date.

   (b) Form of Election. All elections by a Purchaser or an Optionee to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Secretary of the Company and shall be subject to the following restrictions:

        (i)  the election must be made on or prior to the applicable Tax Date;

       (ii) once made, the election shall be irrevocable as to the particular Shares of the Option or Right as to which the election is made;

      (iii) all elections shall be subject to the consent or disapproval of the Board;

       (iv) if the Purchaser or Optionee is subject to Section 16 of the Exchange Act, the election must comply with the applicable provisions of the rules promulgated under Section 16(b) of the Exchange Act and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to the Plan transactions.

   (c) Section 83. In the event the election to have Shares withheld is made by a Purchaser or Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Purchaser or Optionee shall receive the full number of Shares with respect to which the Stock Purchase Right or Option is exercised but such Purchaser or Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.





CFB012.R2(5P3)
09/09/94                                                              -10-

                        OCTEL COMMUNICATIONS CORPORATION

                       1987 EMPLOYEE STOCK PURCHASE PLAN

                           As amended September 1994


         The following constitute the provisions of the Employee Stock Purchase Plan of Octel Communications Corporation.

         1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         2.      Definitions.

                 (a) "Board" shall mean the Board of Directors of the Company.

                 (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (c) "Common Stock" shall mean the Common Stock, no par value, of the Company.

                 (d) "Company" shall mean Octel Communications Corporation, a Delaware corporation.

                 (e) "Compensation" shall mean all regular gross earnings, including payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

                 (f) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

                 (g) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

                 (h) "Employee" shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

                 (i) "Exercise Date" shall mean the last day of each offering period of the Plan.

                 (j) "Offering Date" shall mean the first business day of each offering period of the Plan, except that in the case of an individual who becomes an eligible Employee after the first business day of an offering period but prior to the first business day of the last calendar month of such offering period, the term "Offering Date" shall mean the first business day of the calendar month following the month in which that individual becomes an eligible Employee.

                          Options granted after the first business day of an
offering period will be subject to the same terms as the options granted on the first business day of such offering period except that they will have a different grant date (thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first business day of such offering period, a shorter term.

                 (k)      "Plan"  shall mean this Employee Stock Purchase Plan.

                 (l) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         3.      Eligibility.

                 (a) Any person who is an Employee as of an Offering Date of a given offering period shall be eligible to participate in such offering period under the Plan, provided that such person was not eligible to participate in such offering period as of any prior Offering Date, and further subject to the requirements of paragraph 5(a) and the limitations imposed by
Section 423(b) of the Code. Notwithstanding the foregoing sentence, any Employee who becomes an eligible Employee in the months of July or August, 1988 may begin participation in the Plan on September 1, 1988.

                 (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 425(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes





CFB011.R1(5P3)
09/11/94                                                                -2-
of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         4.      Offering Periods.

                 The Plan shall be implemented by one offering during each six-month period of the Plan, commencing on or about the first day following the end of the prior offering period, and continuing thereafter until terminated in accordance with paragraph 19 or 23 hereof. The Board of Directors of the Company shall have the power to change the duration of offering periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected.

         5.      Participation.

                 (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and filing it with the Company's payroll office at such time as is specified by the Company and is prior to the applicable Offering Date (unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering period). Once properly made, an eligible Employee's election to participate shall be automatically renewed for each subsequent offering period, subject to any termination or withdrawal as provided in paragraph 10.

                 (b) Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall end on the Exercise Date of the offering period to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 10.

         6.      Payroll Deductions.

                 (a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the offering period in an amount not exceeding ten percent (10%) of the Compensation which he receives on each payday





CFB011.R1(5P3)
09/11/94                                                               -3-
during the offering period, and the aggregate of such payroll deductions during the offering period shall not exceed ten percent (10%) of his aggregate Compensation during said offering period.

                 (b) All payroll deductions made by a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

                 (c) A participant may discontinue his participation in the Plan as provided in paragraph 10, or may decrease (but not increase) the rate of his payroll deductions during the offering period by completing or filing with the Company a new authorization for payroll deduction. The change in rate shall be effective fifteen (15) days following the Company's receipt of the new authorization.

                 (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b) herein, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal $21,250. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 11.

         7.      Grant of Option.

                 (a) On each Offering Date of each offering period, each eligible Employee beginning participation in such offering period on such Offering Date shall be granted an option to purchase (at the per share option price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions to be accumulated during such offering period by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date, or
(ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Exercise Date; provided that in no event shall an Employee be permitted to purchase during any offering period more than a number of shares determined by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the first day of such offering period, and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 12 hereof. Fair market value of a share of the Company's Common Stock shall be determined as provided in Section 7(b) herein.

                 (b) The option price per share of the shares offered in a given offering period shall be the lower of: (i) 85% of the fair





CFB011.R1(5P3)
09/11/94                                                               -4-
market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing sale price or, if not so reported, the mean of the bid and asked prices of the Common Stock for such date, as reported in either case in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on such date, as reported in The Wall Street Journal.

         8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10, his option for the purchase of shares will be exercised automatically on the Exercise Date of the offering period, and the maximum number of full shares subject to option will be purchased for him at the applicable option price with the accumulated payroll deductions in his account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his lifetime, a participant's option to purchase shares hereunder is exercisable only by him.

         9. Delivery. As promptly as practicable after the Exercise Date of each offering period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his option. Any cash remaining to the credit of a participant's account under the Plan after a purchase by him of shares at the termination of each offering period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be retained in the participant's account for the subsequent offering period, subject to earlier withdrawal by the participant as provided in paragraph 10.

         10.     Withdrawal; Termination of Employment.

                 (a) A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan at any time prior to the Exercise Date of the offering period by giving written notice to the Company. All of the participant's payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal and his option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.





CFB011.R1(5P3)
09/11/94                                                               -5-

                 (b) Upon termination of the participant's Continuous Status as an Employee prior to the Exercise Date of the offering period for any reason, including retirement or death, the payroll deductions credited to his account will be returned to him or, in the case of his death, to the person or persons entitled thereto under paragraph 14, and his option will be automatically terminated.

                 (c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the offering period in which the employee is a participant, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to him and his option terminated.

                 (d) A participant's withdrawal from an offering period will not have any effect upon his eligibility to participate in a succeeding offering period or in any similar plan which may hereafter be adopted by the Company.

         11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

         12.     Stock.

                 (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,650,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof during an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

                 (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

                 (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or jointly (with right of survivorship) in the name of the participant and another person, such as his spouse, whom the participant designates.





CFB011.R1(5P3)
09/11/94                                                               -6-

         13. Administration. The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

                 (a) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

                 (b) If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

         14.     Designation of Beneficiary.

                 (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the offering period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Exercise Date of the offering period.

                 (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         15. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.





CFB011.R1(5P3)
09/11/94                                                               -7-

         16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

         18. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

         In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any offering period shall terminate as of a date fixed by the Board and give each Plan participant the right to exercise his option as to all or any part of the shares subject to option thereunder, including shares as to which the option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation refuses to assume the option or to





CFB011.R1(5P3)
09/11/94                                                               -8-
substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide for the Plan participant to have the right to exercise the option as to all of the shares subject to option thereunder, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Plan participant that the option shall be fully exercisable for a period of thirty
(30) days from the date of such notice, and the option will terminate upon the expiration of such period.

         The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

         19. Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but, except as provided in paragraph 18, no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any participant arising out of any offering period which has already commenced without his or her written consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 423 of the Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

         20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         21.     Stockholder Approval.

                 (a) Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. If such stockholder approval is obtained at a duly held stockholders' meeting, it must be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company, or if such stockholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all stockholders of the Company; provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of stockholder approval if the





CFB011.R1(5P3)
09/11/94                                                               -9-

Board determines, in its discretion after consultation with the Company's legal counsel, that such a lesser degree of stockholder approval will comply with all applicable laws and will not adversely affect the qualification of the Plan under Section 423 of the Code.*

                 (b) If and in the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the stockholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

                 (c) If any required approval by the stockholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in paragraph 21(b) hereof, then the Company shall, at or prior to the first annual meeting of stockholders held subsequent to the later of (1) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (2) the granting of an option hereunder to an officer or director after such registration, do the following:

                            (i)   furnish in writing to the holders entitled to
vote for the Plan substantially the same information which would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

                           (ii)   file with, or mail for filing to, the
Securities and Exchange Commission four copies of the written information referred to in subsection (i) hereof not later than the date on which such information is first sent or given to stockholders.

         22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.





__________________________________

* The Plan was approved at a duly held Shareholder's meeting in November of 1987.

CFB011.R1(5P3)
09/11/94                                                              -10-

        As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in paragraph 21. It shall continue in effect for a term of twenty (20) years unless sooner terminated under paragraph 19.





CFB011.R1(5P3)
09/11/94                                                              -11-

                        OCTEL COMMUNICATIONS CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN
                                ENROLLMENT FORM



Date of enrollment:       _________________

1. I, ________________________, hereby elect to participate in the Octel Communications Corporation 1987 Employee Stock Purchase Plan (the "Stock Purchase Plan") and subscribe to purchase shares of the Company's Common Stock, without par value, in accordance with this enrollment form and the Stock Purchase Plan.

2. I hereby authorize the Company to deduct from each paycheck ____% of my GROSS PAY for each payday during this Offering Period, and each subsequent offering period during which I am eligible to participate, in accordance with the provisions of the Stock Purchase Plan. I also understand that this calculated amount will be deducted from my NET PAY, or after all payroll taxes.

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock, without par value, at the applicable purchase price determined in accordance with the Stock Purchase Plan. I further understand that, except as otherwise set forth in the Stock Purchase Plan, unless I withdraw from the Stock Purchase Plan by giving written notice to the Company, shares will be purchased for me automatically on the Exercise Date of each offering period subsequent to my filing of this enrollment form.

4. I understand that, before the Exercise Date for this Offering Period, the Company will provide me with a copy of the Company's most recent prospectus describing the 1987 Employee Stock Purchase Plan, and thereafter will provide me with annual updates and copies of any revised versions of the prospectus. Therefore, before my options received under the Plan are exercised to purchase Shares, I will have the opportunity (after receiving the prospectus and before the Exercise Date) to withdraw from the Plan and have returned to me all the money that was deducted from my pay for the purpose of purchasing shares. I acknowledge that I have received a copy of the complete "Octel Communications Corporation 1987 Employee Stock Purchase Plan." I understand that my participation in the Stock Purchase Plan is in all respects subject to the terms of the Plan.

5. Shares purchased for me under the Stock Purchase Plan should be issued in the name(s) of:

         Your name   _________________________________________________
                            As you wish it to appear on the stock certificate

         and

         Other*    _________________________________________________
                            As you wish it to appear on the stock certificate


* Please Note: If you wish for another person's name to appear on the stock certificate in addition to you own, you must check off one of the selections below to specify the type of ownership. This selection will be indicated on your stock certificate.

_____ TENANTS IN COMMON - Abbreviated as "TEN COM," may be specified to identify two or more owners.

_____    JOINT TENANCY WITH RIGHT OF SURVIVORSHIP AND NOT AS TENANTS IN COMMON
         - Abbreviated as "JT TEN," may be specified to identify two or more joint owners.

_____ TENANTS BY THE ENTIRETIES - Abbreviated as "TEN ENT," (not appropriate for California residents) may be specified for ownership by husband and wife.

_____    COMMUNITY PROPERTY - If specified, will not be abbreviated.

6. I understand that if I dispose of any shares received by me pursuant to the Plan, either (1) within 2 years after the Offering Date (the first day of the offering period during which I purchased such shares) or (2) within 1 year after the date on which such shares were transferred to me, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were transferred to me over the price which I paid for the shares.

         I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN 30 DAYS AFTER THE DATE OF ANY SUCH DISPOSITION.

         However, if I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be treated as ordinary income only to the extent of an amount equal to the lesser of (1) the





CFB011.R1(5P3)
09/11/94                                                               -2-
         excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) the excess of the fair market value of the shares over the option price, measured as if the option had been exercised on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss. The federal income tax treatment of ordinary income and capital gain and loss is described in the Company's prospectus relating to the Stock Purchase Plan.

7. I hereby agree to be bound by the terms of the Stock Purchase Plan. I understand that my enrollment is dependent upon my eligibility to participate in the Stock Purchase Plan.

8. I FURTHER ACKNOWLEDGE AND UNDERSTAND THAT THE COMPANY'S OBLIGATION TO SELL SHARES TO ME IS CONDITIONAL UPON COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS, AND SPECIFICALLY CONDITIONAL UPON THE EXISTENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGARDING THE SHARES WHICH I WILL PURCHASE ON THE DATE OF THAT PURCHASE.





CFB011.R1(5P3)
09/11/94                                                               -3-

9. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Stock Purchase Plan:


NAME:  (Please print)_________________________________________________
                        (First)         (Middle)          (Last)

__________________________        ____________________________________
Relationship
                                  ____________________________________
                                   (Address)


NAME:  (Please print)_________________________________________________
                       (First)         (Middle)          (Last)

__________________________        ____________________________________
Relationship
                                  ____________________________________
                                   (Address)


NAME:  (Please print)_________________________________________________
                        (First)         (Middle)          (Last)

__________________________        ____________________________________
Relationship
                                  ____________________________________
                                   (Address)


NAME:  (Please print)_________________________________________________
                        (First)         (Middle)          (Last)

__________________________        ____________________________________
Relationship
                                  ____________________________________
                                   (Address)

Note: You may use the back side of this form to list any additional beneficiary(ies) than those above or attach a list of your own.

                     * * * * * * * * * * * * * * * * * * *

Dated:____________________        ____________________________________
                                  Signature of Employee

                                  Print Name:  _______________________





CFB011.R1(5P3)
09/11/94                                                           -4-

                        OCTEL COMMUNICATIONS CORPORATION

                       1988 DIRECTORS' STOCK OPTION PLAN

                           As Amended September 1994



  1. Purposes of the Plan. The purposes of this Directors' Stock Option Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

   All options granted hereunder shall be "nonstatutory stock options."

  2. Definitions.  As used herein, the following definitions shall apply:

   (a)   "Board"  shall mean the Board of Directors of the Company.

   (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   (c)   "Common Stock"  shall mean the Common Stock of the Company.

   (d) "Company" shall mean Octel Communications Corporation, a Delaware corporation.

   (e) "Continuous Status as a Director" shall mean the absence of any interruption or termination of service as a Director.

   (f)   "Director" shall mean a member of the Board.

   (g) "Employee" shall mean any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

   (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   (i)   "Option"  shall mean a stock option granted pursuant to the Plan.

   (j)   "Optioned Stock"  shall mean the Common Stock subject to an Option.

   (k)   "Optionee"  shall mean an Outside Director who receives an Option.

   (l)   "Outside Director" shall mean a Director who is not an Employee.

   (m) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 425(e) of the Code.

   (n)   "Plan"  shall mean this 1988 Directors' Stock Option Plan.

   (o) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

   (p) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 425(f) of the Code.

  3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 300,000 Shares (the "Pool") of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

   If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. If Shares which were acquired upon exercise of an Option are subsequently repurchased by the Company, such Shares shall not in any event be returned to the Plan and shall not become available for future grant under the Plan.

  4. Administration of and Grants of Options under the Plan.

   (a) Administrator. Except as otherwise required herein, the Plan shall be administered by the Board.

   (b) Procedure for Grants. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

                            (i)   No person shall have any discretion to select
which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

                           (ii)   Each Outside Director shall be automatically
granted an Option to purchase 25,000 Shares upon the date (on or after the effective date of this Plan) on which such person first becomes a Director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy.

                          (iii)   Each Outside Director shall automatically
receive, on the date of each Annual Meeting of Stockholders, an Option to purchase 3,000 Shares of the Company's Common Stock, such Option to become exercisable immediately unless a later date is specified in the written agreement therefor in order to comply with Section 16 of the Exchange Act; provided however, that such Option shall only be granted to Outside Directors who have served since the date of the last Annual Meeting of Stockholders and will continue to serve after the date of grant of such Option.

                           (iv)   Each Outside Director who has been serving
since the August 1989 amendments to the Plan and did not receive any option grant prior to January 1, 1988, shall receive a one-time automatic grant of an option to purchase 10,000 shares of the Company's Common Stock as of November 21, 1991. Such one-time automatic grant may be in addition to any similar grant received pursuant to the Plan as amended in August 1989.

                            (v)   Each Outside Director serving during fiscal
1992 who did not otherwise receive a grant under subparagraph (iv) shall receive a one-time automatic grant of an option to purchase 10,000 shares of the Company's Common Stock as of April 22, 1992. Such one-time automatic grant may be in addition to any similar grant received pursuant to the Plan as amended in August 1989.

                           (vi)   The terms of an Option granted hereunder
shall be as follows:

                                  (A)      the term of the Option shall be
                          five (5) years and seven (7) months.

                                  (B) the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 9 hereof.

                                  (C)      the exercise price per Share shall
                          be 100% of the fair market value per Share on the date of grant of the Option.

                                  (D)      any Option granted pursuant to
                          subsections 4(b)(ii), (iv) or (v) above shall become exercisable in installments cumulatively with respect to 20% of the aggregate number of Shares subject to the Option on each of the first five annual anniversaries of the date of grant of such Option; provided however, that if the Optionee is





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
                          unable to continue his service as a
                          director of the Company as a result of his death or total and permanent disability (as defined in Section 22(e)(3) of the Code), the Option shall become exercisable as to 1/3 of the aggregate number of Shares subject to the Option on each of the first three annual anniversaries of the date of grant of the Option.

                                  (E)      To the extent necessary to comply
                          with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), no Option will be exercisable until a date more than six months subsequent to the date of the grant of that Option.

                 (c) Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

                 (d) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

                 (e) Suspension or Termination of Option. If the President of the Company or his designee reasonably believes that an Optionee has committed an act of misconduct, the President may suspend the Optionee's right to exercise any option pending a determination by the Board of Directors (excluding the Outside Director accused of such misconduct). If the Board of Directors (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his estate shall be entitled to exercise





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
any option whatsoever. In making such determination, the Board of Directors (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee's behalf at a hearing before a committee of the Board.

         5. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 4(b) hereof.

                 The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his directorship at any time.

         6. Term of Plan. The Plan shall become effective upon the earlier of (i) its adoption by the Board or (ii) its approval by the stockholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years (until November 30, 1998) unless sooner terminated under Section 13 of the Plan.

         7. Term of Option. The term of each Option shall be five (5) years and seven (7) months from the date of grant thereof.

         8.      Exercise Price and Consideration.

                 (a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the fair market value per Share on the date of grant of the Option.

                 (b) Fair Market Value. The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing bid price of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System) or, in the event the Common Stock is traded on the NASDAQ National Market System or listed on a stock exchange, the fair market value per Share shall be the closing price on such system or exchange on the date of grant of the Option, as reported in The Wall Street Journal.

                 (c) Form of Consideration. Subject to compliance with applicable provisions of Section 16b of the Exchange Act, (or other applicable law), the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of





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
(i) cash, (ii) check, (iii) promissory note, (iv) other Shares which (X) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (Y) have a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (v) authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (vi) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price,
(vii) by delivering an irrevocable subscription agreement for the Shares which irrevocably obligates the option holder to take and pay for the Shares not more than twelve months after the date of delivery of the subscription agreement,
(viii) any combination of the foregoing methods of payment, (ix) or such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable laws. In making its determination as to the type of consideration to accept, the Board shall consider whether acceptance of such consideration may be reasonably expected to benefit the Company (Section 153 of the Delaware General Corporation Law).

         9.      Exercise of Option.

                 (a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times as are set forth in
Section 4(b) hereof; provided, however, that no Options shall be exercisable until stockholder approval of the Plan in accordance with Section 17 hereof has been obtained.

                 An Option may not be exercised for a fraction of a Share.

                 An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right





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
for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

                 Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                 (b) Termination of Status as a Director. If an Outside Director ceases to serve as a Director, he may, but only within seven (7) months after the date he ceases to be a Director of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise an Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

                 (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event an Optionee is unable to continue his service as a Director with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), he may, but only within seven (7) months from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

                 (d)      Death of Optionee.  Notwithstanding the provisions of
Section 9(b) above, in the event of the death of an Optionee:

                            (i)   during the term of the Option who is at the
time of his death a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised, at any time within seven (7) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death; or

                           (ii)   within thirty (30) days after the termination
of Continuous Status as a Director, the Option may be exercised, at any time within seven (7) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.





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
         10. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

         11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

                 In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation refuses to assume the Option or to substitute an equivalent Option, the Board shall, in lieu of such assumption or substitution, provide that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the





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
Optionee that the Option shall be fully exercisable for a period of fifteen
(15) days from the date of such notice, and the Option will terminate upon the expiration of such period. The Board may provide in individual Option Agreements for the repurchase of Options in return for a cash payment by the Company upon the occurrence of a merger, sale of all or substantially all assets of the Company, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of the Company.

         12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4(b) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

         13.     Amendment and Termination of the Plan.

                 (a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

                 (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

         14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                 As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to





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
sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

                 Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

         17.     Stockholder Approval.

                 (a) Continuance of the Plan shall be subject to approval by the stockholders of the Company at or prior to the first annual meeting of stockholders held subsequent to the granting of an Option hereunder. If such stockholder approval is obtained at a duly held stockholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. If such stockholder approval is obtained by written consent, it may be obtained by the written consent of the holders of a majority of the outstanding shares of the Company.

                 (b) Any required approval of the stockholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

         18. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports to stockholders, proxy statements and other information provided to all stockholders of the Company.





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

 (Front cover)





                        OCTEL COMMUNICATIONS CORPORATION





                       [Four drawings of various types of
                communication using the telephone as a terminal]





                               1994 ANNUAL REPORT

(Inside front cover)

CORPORATE PROFILE

  Octel Communications Corporation is a leading international supplier of voice information processing systems. Since the Company's founding in 1982, Octel has applied its technology in creative ways, allowing individuals to be more productive through effective and easy-to-use communications.

  With Octel's integrated voice information processing solution, a voice mailbox can function as a multimedia mailbox allowing users to access, manage and integrate voice, image and data information across the worldwide telephone network.

MISSION STATEMENT

To provide products and services that improve communications using the telephone as a terminal.

FINANCIAL HIGHLIGHTS

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                         Year Ended June 30,

                                                   ---------------------------------------------------------------

 (In thousands, except per share amounts)             1994         1993         1992         1991         1990
                                                      ----         ----         ----         ----         ----
 STATEMENT OF INCOME DATA
    Total net revenues . . . . . . . . . . . . .  $ 406,225      $ 338,478    $ 262,732    $ 218,494    $ 187,404
    Operating income . . . . . . . . . . . . . .     18,813(1)      37,122       29,526       16,573       22,613
       Net income  . . . . . . . . . . . . . . .     13,543(1)      29,567       26,383       13,482       19,807
    Net income per common and equivalent
       share . . . . . . . . . . . . . . . . . .  $    0.54      $    1.19    $    1.08    $   0.598    $    0.90

    Weighted average common shares and
       equivalent shares outstanding . . . . . .       25,096       24,869       24,424       23,204       21,975


 BALANCE SHEET DATA
    Working capital  . . . . . . . . . . . . . .  $   132,733    $ 146,978    $ 162,171    $ 135.086    $ 124,781
    Total assets . . . . . . . . . . . . . . . .      346,128      297,383      251,955      204,780      182,808
    Long-term debt . . . . . . . . . . . . . . .        1,400        1,985          409          538          404
    Stockholders' equity . . . . . . . . . . . .      256,192      229,681      202,386      167,903      150,461

(1) Includes total nonrecurring charges for the VMX merger and integration costs of $24.1 million ($18.8 million net of taxes). Excluding these charges, operating income, net income and net income per common share and equivalent share would have been $39.3 million, $32.3 million and $1.27, respectively.


                 CONTENTS
                 Letter to Stockholders            1
                 Form 10-K                         9
                 Corporate Directory              70
                 Corporate Information            71

(Letter to the Stockholders - Pages 1 thru 8)

Photo (Bob Cohn)

                             LETTER TO STOCKHOLDERS

IN THE LETTER BELOW, I WOULD LIKE TO SPEAK TO YOU FROM MY HEART TO TELL YOU ABOUT OUR COMPANY AND WHERE WE SEE OUR FUTURE. HOWEVER, IN THIS LITIGIOUS CLIMATE WHERE COMPANIES ARE SUED IN CLASS ACTION SUITS FOR EXPRESSING OPTIMISM IN THEIR FUTURE AND THEN NOT ACHIEVING RESULTS PEOPLE EXPECT, OUR LAWYERS HAVE ADVISED THAT WE ADD THIS WARNING. IN THE LETTER BELOW, I WOULD LIKE TO EXPRESS TO YOU WHERE WE SEE OPPORTUNITIES FOR GROWTH (I.E., POTENTIAL) AND DESCRIBE TO YOU THE KINDS OF THINGS WE BELIEVE OCTEL MUST DO TO BE ABLE TO ACHIEVE THAT POTENTIAL. THESE ARE NOT PROJECTIONS OR PROMISES -- THEY ARE EXPRESSIONS OF WHAT WE SEE, WHAT WE WOULD LIKE TO ACCOMPLISH AND WHAT WE ARE COMMITTED TO WORK VERY HARD TO ATTEMPT. THERE ARE NO GUARANTEES.

         In many respects, fiscal 1994 marked a pivotal point in Octel's history. Our charter moving forward is to maintain our momentum and renew the entrepreneurial spirit that has animated our company from its infancy. We believe there is a large opportunity for Octel to grow at strong rates in future years and an even bigger chance for us to increase the rate of profit growth and profitability. Fiscal 1995 will be a building year as we catch up on strengthening our infrastructure and product offerings to enable us to take advantage of these opportunities.

         We have plenty of opportunity in all of our business sectors and in some new (related) areas that are now emerging. To some, "the voice mail business" may seem like a slowing, maturing business that's losing its sparkle. To me, this is a business that's finally "caught on!" If we are successful at our major projects and activities, we can become a major force in the telecommunications industry worldwide with great growth to come.

         Last year, with much enthusiasm, I rejoined Octel as president and CEO. Our company's continuing goal is to provide better, faster and more affordable products and services to improve communications using the telephone as a terminal. This vision powered our growth in fiscal 1994. We are now leading Octel into its next phase of growth, during a period of exciting opportunity.

         In this letter, I'd like to share with you why I have strong enthusiasm for this industry and particularly Octel's potential to lead it at an exciting pace. I'll try to explain where our potential is in each market segment, why we are the best positioned in this industry to continue to lead and, finally, where we think our growth will come from. Then I'd like to review our performance for the year and some of the challenges we have been dealing with as we look ahead.

LARGE POTENTIAL IN CPE

         The market for our systems and services to corporations, institutions and governments for their own use is called the CPE (Customer Premises Equipment) market. We are proud to have the leading market share in CPE in virtually all geographic areas. We have a very strong product offering for our customers that is unparalleled in the industry. Our powerful voice processing product, which works with nearly every brand of PBX system sold in the Western world, offers the best in such features as voice mail, telephone answering, automated attendant, information center and powerful inter-system networking. This past year we introduced several very successful fax products so that our voice mail systems take not only voice messages but fax messages as well.
These features can be retrofitted onto virtually any Octel(R) system shipped in the past. We also began shipping Visual Mailbox(TM) for the VMX(R) product line. This is our first software offering for desktop PCs that provides a visual point of access to both fax and voice messages.

         We have the two most popular user interfaces in the world (Octel and VMX). We have three extensive lines of proprietary hardware products that offer high reliability, high capacity and high performance to our customers. We offer a line of PC-based voice mail products that are sold both to small sites of major accounts as well as thousands of smaller companies. We have also developed leading-edge technology that puts voice mail on a LAN system. As LANs, WANs and e-mail become more pervasive and capable of much higher bandwidths and as PCs become increasingly powerful, voice mail may be provided on LANs. We have partnered with the leading e-mail LAN Desktop software providers to deliver products in this area. Finally, our networking products allow customers to link any Octel systems together with smooth convenience and soon will provide the same connectivity between VMX products and all Octel products.

         Our growth opportunities in CPE are from the following areas:

         - WITHIN NORTH AMERICA, SELLING SYSTEMS TO COMPANIES AND LOCATIONS THAT DO NOT NOW HAVE VOICE MAIL. While some surveys suggest that over three-quarters of major companies now have purchased voice mail, we believe that a fair percentage of the sites at these companies do not yet have voice mail.

         - OUTSIDE NORTH AMERICA, THE CPE MARKET IS JUST BEGINNING. It is probably where the U.S. market was 10 years ago, and it is possible that it could develop similarly in several countries. We are already seeing this growth beginning in the U.K., and we should see it develop elsewhere over the next several years. We are expanding our international sales force to prepare for and drive this growth.

         - POWERFUL NEW FEATURES TO THE INSTALLED BASE. We have only recently started to focus on taking advantage of our installed base. With strong new features such as Visual Mailbox, fax products and many important convenience features that respond to user demand, we have a lot to sell to our installed base of 37,000 systems. Further, only Octel can provide these new features to Octel systems previously sold. In addition, as we continue to make technology enhancements, we will offer customers attractive upgrade options.

         - HELPING CUSTOMERS INCREASE THE AMOUNT OF VOICE MAIL ON OUR SYSTEMS (RATHER THAN JUST TELEPHONE ANSWERING). Today only about one-third of the people who use our systems understand the power of "two-way messaging" (see Voice Processing Terms below). The remaining two-thirds use the system for telephone answering only. Those ratios should be reversed. We are putting together programs and designing features to encourage users to send voice mail more. If this happens as we hope, then our customers will need to expand the capacity of their systems to handle the increased usage. Only Octel can sell the products that increase the capacity on Octel systems.

         - REPLACEMENT MARKET. There are many older voice mail systems in the market that were sold by competitors that could be a good opportunity for Octel to replace. We will offer compelling trade-in programs to replace other voice mail systems with Octel products.

         - COST REDUCTIONS. On the margin side, we will be vigorously reducing our costs while at the same time increasing our quality and flexibility. In the past we did not put adequate resources into projects to reduce our costs for the Aspen(R) line of product(1) and we believe there is substantial opportunity to do so.

         - OCTEL NETWORK SERVICES. A valuable component to our offering to customers is services (as opposed to service). Some of our customers don't want to buy hardware but would rather rent services. More importantly, many of our long-time CPE customers are recognizing the value of outsourcing the management of their large and increasingly complex voice mail networks. Octel, through its subsidiary, Octel Network Services (formerly Tigon), is the largest voice mail outsourcing organization in the world. We receive recurring revenue from this activity and provide customers with system management, through proprietary tools developed over many years, that no one else can provide. Octel Network Services
                 (ONS) provides many services including complete voice mail network management, disaster recovery, voice processing services, operations management, systems administration and project management. This is a potent tool against all of our competitors and a major reason why many customers choose Octel as their primary supplier.

         A major win for ONS along these lines occurred this year when EDS (Electronic Data Systems) selected ONS as the voice processing service provider both for EDS and for its customers throughout the United States. Octel has sold CPE systems to EDS for many years. The success of that alliance has now developed into a seven-year agreement whereby ONS will provide facilities management and services for more than 100 Octel voice processing systems at EDS sites across the country. There are many other long-term agreements that ONS has entered into with companies such as Kodak, Texas Instruments, Blockbuster Entertainment and Raychem. Other ONS major customers include the government offices of two midwestern states, a major automobile manufacturer, one of the largest food conglomerates and one of the world's largest banks.

         ONS has over 700,000 end users from over 600 customers. The ability to provide the combination of systems, services and facilities management is available from very few (if any) other competitors and is an important advantage of Octel.

VIS MARKET IS ALSO HIGH POTENTIAL

         The VIS (Voice Information Services) market is the market where we sell our systems or services to phone companies, cellular companies or other service providers. They, in turn, rent the service of voice mail, or other features of our systems, to businesses or consumers. Services we provide in this market are typically behind the scenes. That is, we private label the services so consumers don't know they are dealing directly with Octel. For example, we provide all of Ameritech's residential voice mail services including training and trouble calls but we do it in the name of Ameritech's operating companies. In that case, Ameritech markets the service with their name but we do all the "backroom" service provision and trouble handling. Systems used in providing these services are manufactured by Octel.

         Machines that we sell to this market are typically very high capacity, highly specialized systems that are located inside the central office of a phone company or service provider. We were the first to enter this business and are proud to be leading it worldwide. Our Sierra(R) product has been the leader in this market and this year was expanded by shipment of our clustered Sierra system that offers system capacity of 432 ports, about triple the ports of our previously largest system. Sierra meets the tough Network Equipment





__________________________________

(1) This includes the Branch(R), Branch XP, Aspen(R), Maxum(R) and XC1000 products.

Building Standards (NEBS) often required of gear going into central offices as well as offering unparalleled reliability. Our direct sales organization is very experienced and the service and support network is a strong competitive weapon. If anything should happen to our systems, our customers can rely on prompt and thorough service -- something very critical when the services they offer, namely voice processing, are critical to their customers. In fact, we believe that our service and support organization is a strategic weapon. Worldwide -- and in most geographic areas -- our market share is substantially higher than any competitor.

         In North America, virtually all the major cellular companies and phone companies use our products and services. Overseas, we have sold substantial installations to many wireless providers in Europe and elsewhere, and we see that as a strong potential market. Residential use of the technology is widespread in the U.S. and Canada but barely starting overseas.

         The product is a natural for wireless phones (like cellular) because it is the best and most economical way to provide telephone answering for these types of phones. While it is of great benefit to the consumer, it also is a major revenue generator for the wireless provider in that our systems "pay for themselves" in one to two years at the outset and very often in less than a year.

         Our growth opportunities in VIS are from the following areas:

         GROWTH IN THE WIRELESS MARKET. Overseas, wireless providers are growing at a faster rate than we can keep up with. That growth is quite remarkable and we believe we should be at the forefront of that. Competition is increasing but we have many important installations, product strengths and support benefits that will help us be one of the (if not "the") major player in those markets. In North America, there are two areas of potential for us. First, other wireless providers are springing up beyond the two cellular providers now common in most cities. Since voice mail is such a strong offering in the wireless market, we believe the new providers will want voice mail for all subscribers as part of their basic offering. Second, cellular providers are looking for new services to increase network usage now that they are attracting large amounts of users who buy phones for casual or emergency use but don't use them much. We have just introduced some new services that are meeting with good response and that can increase network usage by casual users in a way that benefits both the consumer and the cellular company. This may add a new dimension to voice mail systems already installed and give us a potential to sell additional software to our large base of installed systems.

         We are working diligently on making our systems more flexible to meet the highly specialized needs of each of these markets so that we win as much business as we can. These changes to our systems will be backward retrofittable to all our systems but will give us substantially more expandability and flexibility than we currently have. We believe that Sierra is a very strong offering today. But with these changes, which will take some time to develop, we hope to make Sierra very tough to beat. As with CPE, we are expanding our overseas sales organization to address this market growth.

         VOICE MESSAGING IN THE RESIDENTIAL MARKET (services offered to consumers at their home phones) has great potential. Millions of people are using voice mail from their homes now, but it is a fraction of who could and should. Today, almost all residential offerings are for telephone answering. Experiments done with our equipment in the province of New Brunswick, Canada, by New Brunswick Tel have shown that voice messaging has even greater potential than telephone answering. Voice messaging would allow messaging between two parties where they didn't originally place a phone call. For example, a little league coach could send a message to all the parents of a team advising of changes in the practice schedule. With voice messaging, schools could improve communications between teachers and parents or between parents and parents. This is done by recording messages on our system and sending them to single destinations or to group lists (lists of home phone numbers). Initial usage in these areas has been very successful. Over time, the concept of voice mail rather than telephone answering would dramatically increase the need for systems in phone companies. We believe Octel has a competitive advantage in voice mail services because we have the greatest experience with it among all competitors.

         OCTEL NETWORK SERVICES, mentioned previously in the discussion on the CPE business, also is an important piece of our VIS business. ONS provides an important tool in that we can offer any service provider full turn-key service provision including training and trouble calls. The phone company (or service provider) can focus on marketing, billing and getting to market much faster than if they owned and managed their own systems. We supply voice mailboxes to over 400,000 residential customers at Ameritech, the midwestern Regional Bell Operating Company, and the number is growing rapidly each month. Ameritech also markets ONS-supplied voice mailboxes and other services to its small business and Centrex customers. Ameritech recently signed a multimillion dollar agreement for the delivery of expanded services through the end of the decade.

         A major milestone for ONS occurred in the fourth quarter of fiscal 1994 when we signed a large contract with a major long distance carrier allowing ONS to provide all capabilities in support of its private branded voice messaging service offering to its corporate accounts. ONS forged a number of other strategic partnerships with service providers including Cable and Wireless and MFS Intelenet, Inc., a wholly owned subsidiary of MFS Communications Company Inc., where ONS provides private labeled services that are remarketed by the service providers.

         VIRTUAL TELEPHONES presents perhaps the biggest potential in the company. Emerging countries aren't able to install telephones to consumers very quickly for many reasons. It isn't generally an issue of money -- it's more structural. Phone lines can't be laid quickly and in many cases the buildings are inadequate to wire permanently. Yet, without phone service, the basic economy is stuck. By installing a very large voice mail system at each central office, the phone company can immediately provide any consumer a phone number and a voice mailbox. While the conversation is not "real time," people can now get the equivalent of having a phone without the actual hardware. All they do is go to any pay phone and check messages. They can also send messages from any pay phone to anyone else's voice mailbox. Octel has major installations in Brazil and China and early usage has been very positive. We believe this market could be validated within the next few years and could present a multibillion dollar potential if significant population groups in emerging countries adopt this concept. Octel was one of the first to enter this market, and we are working hard to build products, services and infrastructure in our attempt to win the leadership in what will certainly be a large but competitive market.

1994 - A BREAKTHROUGH YEAR

         On March 31, 1994, Octel merged with VMX, Inc., a pioneer and major force in the CPE segment of the voice processing market. The strengths of the two companies are complementary and will add significant value for our customers, employees and shareholders.

         So far, the transition has been smooth, with rapid integration taking place in all areas of the company. We are continuing to support fully both the Octel and VMX product lines, offering users expanded product features and software upgrades.

         Together, Octel and VMX constitute a powerful global presence, supplying products in over 42 countries, with a combined installed base of 37,000 systems and over 28,000 customers, enhanced capabilities to deliver voice processing software and services and a broader range of voice processing technology joining forces on new products that link PCs, LANs and voice processing equipment.

         Results of fiscal 1994 reflected success in all key domestic and international markets, including customer premise equipment (CPE), voice information services (VIS) and customer services. Net revenues for the year grew by 20% to a record $406.2 million, as compared to fiscal 1993. Net income was $32.3 million, or $1.27 per share, excluding certain merger-related charges taken in the third quarter. After deducting the one-time merger related charges, net income was $13.5 million, or $.54 per share.

         In the fourth quarter -- the first full quarter after the Octel/VMX merger, net revenues increased 15% from the fourth quarter of 1993, to $116.5 million, and net income rose by 4%, to $10.7 million or $.43 per share. These results demonstrate positive customer response to Octel's broad set of equipment and service offerings. While our competitors had hoped our merger would not be accepted by our customers, our fourth quarter performance was quite strong and shows that the combination of VMX and Octel was well accepted by our customers and is meaningful to the marketplace.

         In fiscal 1994 we completed our new corporate headquarters and are very proud of our new home. It is a five-building complex encompassing 368,000 square feet of space. The project was completed on-time and within 2% of budget. This new campus expands our space by over 70% and will lower our per-square-foot occupancy cost by around 30%. It will also house all of the employees located at the former VMX San Jose headquarters.

         The facility was designed from the outset to provide a better working environment for our employees. It contains over 300 tons of electronic gear for our engineering group as well as state of the art telephone and data communications gear for everyone. It has a complete fitness center and incorporates advanced, energy-efficient lighting and heating systems. Among many other attributes, the facility improves communications between employees by making it easier to get around within the five buildings. A large cafeteria and the park-like landscaping behind the buildings provides a setting that increases employee interaction and communications. Initial reaction to the facility by our employees has been very positive. The work environment has improved substantially, the facility is nicer, it's less costly than before -- and it is ours!

STRENGTHENED MANAGEMENT TEAM

         Octel achieved another goal in fiscal 1994 -- bringing together the most experienced and talented team in the industry to help us reach our objectives. During the year, we appointed three new vice presidents. Mike Gilbert joined us as vice president of engineering to head up our CPE, VIS, core technology and VMX engineering groups. Margaret Norton, formerly director of VIS marketing, was promoted to vice president of VIS marketing, and Carol Snell recently joined Octel as vice president of CPE marketing. We were also very fortunate to add to our company several key executives from VMX as part of the merger. Dave Ladd, one of the founders of the predecessor to VMX (OPCOM) is now an executive vice president and chief technology officer of Octel. Ed Mattiuz, formerly the chief operating officer of VMX, is now our vice president running international operations. Ray Glynn, formerly executive vice president of sales at VMX, is now a vice president in charge of several key channels of distribution in our sales organization. Charlie Singmaster, formerly vice president of manufacturing at VMX, is now a vice president at Octel in charge of all of our manufacturing.

         We set a goal this year to strengthen the board in the areas of operations, finance and international business. Toward that goal, we are honored to have added three new board members. They are Debi Coleman, chairman and CEO of Merix Corporation and former Apple executive; Anson Beard, Jr., a 32-year veteran of the investment banking business and former managing director of Morgan Stanley & Co. Incorporated; and Nathaniel de Rothschild, a French national and president of a private investment company.

MAJOR USES FOR OUR CASH

         Octel is making major investments in its future because we believe that there is much potential in this business if we execute properly. We believe that we are investing as much as we can absorb in strengthening our fundamentals and building our strengths. In addition, we have used cash from operations to purchase our new facility because it will save us money and improve the work environment. We have made some acquisitions (some with cash, some with stock) because we believe these new businesses are strategically important to our business. We also believe that, at certain prices, the purchase of Octel stock is an excellent use of the cash that is produced from operations. As a result, we announced the intention of repurchasing 3.5 million shares of the company's common stock from open market purchases. This program should have the effect of reducing the overall number of shares outstanding and increasing the earnings per share. The program may take some time to complete but is currently well under way.

PATENTS AND LITIGATION

         Octel has always had great respect for the law and intellectual property. We hold 31 patents and have 13 more pending. Several of the patents we hold are the definitive patents for voice mail and voice processing. We have purchased licenses for several patents from companies whenever we believed the technology would help us or whenever we thought we might infringe someone else's intellectual property. We have tried to negotiate fairly and equitably in all such licensing discussions and will continue to do so in the future. In addition, we have tried to settle disputes as quickly and efficiently as possible in the past, rarely resorting to the courts for dispute resolution.

         Unfortunately, it has become a common practice in the U.S. for holders of some obscure patents to sue successful companies for infringement of these patents. Sadly, these claims are often without any merit, but the legal system tries to be fair and allows these actions to enter the courts. Very often, leading companies, faced with the prospect of multimillion dollar litigation by these "patent pirates," have settled out of court for hundreds of thousands -- and sometimes millions -- of dollars because (in the short term) it may be cheaper than the legal fees, faster than the litigation process and avoids the unproductive and wasteful usage of key employees' time that would be consumed in the litigation process. Because there are a large number of these facing our industry, Octel has taken the position that it will vigorously defend in court any action asserted against the company that is without merit so that we can show that meritless actions taken against the company will not be profitable for the plaintiff. We believe that this is in the best long-term interest of stockholders even though it involves some risk because of the inherent uncertainty of the legal process.

THE FUTURE IS HERE

         Voice mail is a technology that's here to stay because it addresses the way people behave and communicate. The telephone is generally an intrusive device -- it is convenient for the caller but often not for the person being called. Yet voice communication is natural, and communication through voice mail makes telephonic communication less intrusive, more efficient and easier. In a recent survey of employees in Fortune 500 companies, voice mail was cited (by a big margin) as the tool that improves office productivity the most. And voice mail is now bringing ever increasing help to people by enabling the telephone to be the gateway to other information such as fax and "voiced" computer information. Voice processing technology is now spreading to homes, mobile phones and even to "virtual phones." This widespread acceptance of the technology is opening up new and large markets and great opportunities for Octel. We believe that communication via voice mail will someday be as pervasive as communication by letter -- not just within a corporation, but between people anywhere. We are committed to keeping Octel at the forefront of this exciting technology.

         While 1994 proved to be a breakthrough year -- in which we merged Octel and VMX, broadened our markets worldwide, built on our existing customer base and greatly enlarged our range of products and services -- we have new opportunities, as well as challenges, ahead of us. In fiscal 1995, we have five targets: to focus intensely on customer satisfaction, improve our gross margins, reduce operating expenses, improve our competitive position and lower our cost of doing business. In short -- to knock the ball out of the park.

         Octel became the leader in its field by being the best, executing well, treating its customers with enormous respect and being a great place to work. This year we launched several programs to revive these values and we will continue to do so with vigor. We have reorganized much of the management team, de-divisionalized the company to make things happen faster and focused the company on clear and simple corporate objectives. We are reviving the entrepreneurial spirit, reducing or eliminating bureaucracy wherever it has crept into the organization, speeding up our decision-making process and increasing accountability. From a product perspective, we have many exciting products and services under development that are targeted to provide our customers with increased value and make a good dent in our competitors' offerings. By making Octel an easier company with which to do business, streamlining our operations, improving our margins and exploiting several new and existing markets, we believe our future has great potential. We think these changes will result in greatly improved results. But it's also true that these changes will take time to happen. Results from these actions should start appearing by the end of fiscal 1995 or the beginning of fiscal 1996.

         We thank our customers, employees and stockholders for their consistent support throughout the year -- and look forward to an even more exciting partnership in fiscal 1995.

Robert Cohn
Chairman and Chief Executive Officer

(Sidebar to Letter to Stockholders)

VOICE PROCESSING TERMS

*AUTOMATED ATTENDANT. When you call the main number of a company, the automated attendant asks you to enter an extension number or the name of person you are trying to reach, then transfers your call to that extension.

*INFORMATION CENTER MAILBOXES. Lets you call a specific mailbox that stores recorded information or announcements. These mailboxes can be configured for simple voice announcements (listen only) or they can allow callers to record replies to announcements (listen and reply).

*ENHANCED CALL PROCESSING. Lets you route yourself to specific people, departments, Information Center mailboxes or other information resources within an organization by pressing single digits on your touchtone phone.

*FAX FEATURES. A variety of features that include fax on demand (gives you 24-hour access to a library of stored fax documents), fax store and forward (lets you receive and forward fax documents--just as you would your voice mail messages--from the same mailbox), fax broadcast (lets you send documents to multiple fax devices with a single address command), and fax overflow (guarantees that your faxes will be received even when your fax device is busy or out of service).

*NETWORKING.   Lets you send a voice mail message across a network to someone on a different voice mail system at another location by entering a network address and their mailbox number.

*OCTELFORMS. Lets you use your voice messaging system as an information collection tool. Those who call the OctelForms mailbox are asked a series of questions. Their responses (in touchtone or audio format) are stored in sequence for later review and processing.

*TELEPHONE ANSWERING. Allows others to call and leave a voice mail message for you when you are on your phone or away from your desk.

*TWO-WAY MESSAGING. Lets you record and send a voice mail message to someone. After listening to your message, they can record a reply message and send it back to you. Two-way messaging lets you communicate effectively with others without having to talk live.

(Sidebar to Letter to Stockholders)

Voice Mail is Like Sending a Letter

TO SEND A LETTER . . .

         You write a letter to John Smith.  [Drawing of woman writing a letter]

         You post the letter.  [Drawing of mailbox]

         The postal system delivers your letter to John Smith's mailbox. [Drawing of John Smith's mailbox]

         John Smith gets the letter from his mailbox. [Drawing of John Smith opening the letter]

TO SEND A VOICEMAIL MESSAGE . . .

         You record a message for John Smith. [Drawing of woman recording a message]

         Leave the message on Octel's voice mail system. [Drawing of the Octel System]

         Octel's voice mail system delivers your message to John Smith's voice mailbox. [Drawing of Octel System delivering message to John Smith's mailbox]

         John Smith enters his mailbox and listens to your message. [Drawing of John Smith listening to the message]

(Sidebar to Letter to Stockholders)

[Four bar charts depicting financial results over the past three fiscal years: net revenues of $406.2 million in fiscal 1994, $338.5 million in fiscal 1993 and $262.7 million in fiscal 1992; operating income of $18.8 million in fiscal 1994, $37.1 million in fiscal 1993 and $429.5 million in fiscal 1992; net income of $13.5 million in fiscal 1994, $29.6 million in fiscal 1993 and $26.4 million in fiscal 1992; and earnings per share of $0.54 in fiscal 1994, $1.19 in fiscal 1993 and $1.08 in fiscal 1992.]

(Sidebar to Letter to Stockholders)

[Four bar charts depicting Octel's growth over the past three fiscal years: international revenues of $97.4 million in fiscal 1994, $80.7 million in fiscal 1993 and $58.7 million in fiscal 1992; research and development expenses of $58.3 million in fiscal 1994, $44.4 million in fiscal 1993 and $32.3 million in fiscal 1992; system base of 37,012 systems in fiscal 1994, 19,600 systems in fiscal 1993 and 11,367 systems in fiscal 1992; and customer base of 28,402 customers in fiscal 1994, 20,400 customers in fiscal 1993 and 12,143 customers in fiscal 1992.]

(Sidebar for last page for Letter to Stockholders)

Why Voice Mail?

Voice mail lets you exchange information:

         o       FASTER...
                 by letting you quickly record and send a message--or reply to one. Eliminated are repeated attempts to reach someone "live" or having to dictate your message to an administrative assistant. And you can also send a message to a number of people simultaneously.

         o       MORE ACCURATELY...
                 by leaving your complete message in full, in your own voice. Potential inaccuracies inherent in "pink slips" are eliminated.

         o       AND MORE COST EFFECTIVELY...
                 by ensuring that you communicate the information concisely on the first try. There's no "telephone tag" or needless callbacks. Telephone calls are shorter and to the point.

         o       SO YOU CAN BE MORE PRODUCTIVE.
                 Voice mail allows you to send and respond to more messages in less time. You can also send and receive messages at any time--day or night--whenever it is most convenient for you. Interruptions are minimized.

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1994
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K

     /X/               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                           For the Fiscal Year Ended June 30, 1994
                                              OR
     / /             TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                        For the transition period from             to

                                Commission File Number 0-16588

                        OCTEL COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                         77-0029449
       (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)

                             1001 Murphy Ranch Road
                        Milpitas, California 95035-7912
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

     Registrant's telephone number, including area code, is (408) 321-2000
        Securities registered pursuant to Section 12(b) of the Act: None
          Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.001 par value
                          Common Share Purchase Rights
                                (TITLE OF CLASS)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.

                                  Yes X     No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the voting stock held by nonaffiliates of the registrant as of September 19, 1994 was $513,629,121 based upon the last sale price reported for such date on The Nasdaq National Market. For purposes of this disclosure, shares of Common Stock held by persons who hold more than 5% of the outstanding shares of Common Stock and shares held by officers and directors of the registrant have been excluded because such persons may be deemed to be affiliates. This determination is not necessarily conclusive.

     The number of shares of the registrant's Common Stock outstanding as of September 19, 1994 was 24,115,011.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement for the Annual Meeting of Stockholders of Octel Communications Corporation tentatively scheduled to be held on November 17, 1994 are incorporated by reference in Part III of this Report on Form 10-K.

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
                                                                 9

                               TABLE OF CONTENTS

PART I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

         ITEM 1. BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                 Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 Markets and Product Strategy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 Product Technology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 Sales and Customer Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 Backlog  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 Manufacturing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 Research and Product Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 Patents, Copyrights, Trademarks and Technology Licenses  . . . . . . . . . . . . . . . . .   27
                 Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         ITEM 2. PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         ITEM 3. LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

         ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS  . . . . . . . . . . . . . . . . . . .   29

EXECUTIVE OFFICERS OF OCTEL COMMUNICATIONS CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   30

PART II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS  . . . . . . . . . .   31

         ITEM 6. SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

         ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . .    32

                 Basis of Presentation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 Annual Results . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 Net Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 Cost of Systems and Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 Research and Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                 Selling, General and Administrative  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                 Interest and Other Income (Expense), Net . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 Quarterly Results  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 Factors that May Affect Future Results of Operations . . . . . . . . . . . . . . . . . . .   39

         ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA  . . . . . . . . . . . . . . . . . . . . . . .   40

                 Index to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .   40

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
         ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE . . . . .   60

PART III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60

         ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT   . . . . . . . . . . . . . . . . . . . . .   60

         ITEM 11.  EXECUTIVE COMPENSATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

         ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

         ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS   . . . . . . . . . . . . . . . . . . . . . . .   60

PART IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

         ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
                   FORM 8-K   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

                      (a)    1.  Consolidated Financial Statements and Financial Statement Schedules . . . . . .    60
                             2.  Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
                      (b)    Reports on Form 8-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
                      (c)    Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
                      (d)    Financial Statement Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . .    62

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63





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
                                     PART I


ITEM 1.  BUSINESS

         Octel Communications Corporation ("Octel" or the "Company") designs, manufactures and markets voice information processing systems and services that use the touch-tone telephone as the terminal and the fax machine as the printer. These multi-functional, specialized computers and personal computer-based systems allow users to access, manage and integrate multiple forms of information--voice, image and data--across the telephone network in a single call from any touch-tone telephone in the world. Users with a mailbox on a voice information processing system, referred to as "subscribers," can send or retrieve voice messages, receive and forward faxes, and send or retrieve data stored in computers at any time from any touch-tone telephone. The Company sells its systems to organizations of all sizes and to providers of voice information services. Through Octel Network Services ("ONS," formerly Tigon Corporation), the Company also provides voice information processing-related services to telephone companies and large corporations.

         The Company was incorporated in Delaware in December 1989 as the successor to a California corporation and a related corporation and research and development limited partnership first formed in 1982.

INTRODUCTION

         During the last several years, technologies such as personal computers, electronic mail, fax machines, local area networks and the expansion of the client/server computing environment have gained widespread acceptance. Recently, newer technologies such as hand-held computing devices and multimedia computer workstations have also emerged. In spite of these developments, significant improvement in employee productivity have proven to be elusive, particularly for knowledge workers. These technologies historically have been offered by different groups of vendors as single-purpose systems that typically do not work together and must be supported and managed separately. Voice information processing enhances knowledge worker productivity by enhancing the user's ability to access and manage information through, and by improving integration among, these technologies. Productivity is improved in a number of ways, including nonsimultaneous verbal communication via digitized voice messages, storage and retrieval of computer-based data over telephone lines, convenient access to pre-recorded audio information, and convenient and secure retrieval and distribution of written documents via fax.

         The Company's customers use voice information processing technology as an information resource to address a number of objectives, including enhanced business competitiveness, improved customer service, increased operating flexibility, greater employee productivity, higher revenues and reduced operating costs. Organizations can realize specific hard-dollar savings from the technology because voice messages tend to be shorter than normal telephone conversations and the need for callbacks is reduced by the ability of callers to leave detailed messages. Further, users may now retrieve data and documents without human intervention, 24 hours per day. In addition, the staff required for telephone answering and message taking may be reduced, routine inquiries and requests can be handled automatically and callers may route their own calls to desired extensions, even after-hours, rather than relying on a company operator to handle calls. Finally, with fax processing capabilities, subscribers can efficiently store, retrieve and redirect fax documents using any touch-tone telephone.

         Voice information service ("VIS") providers purchase voice information processing systems and provide services to their customers, including residential customers, small businesses, Centrex customers and users of wireless telephones. These services are generally available for a monthly charge for rental of a voice mailbox. Service providers gain direct revenue through rental income as well as indirect revenue such as increased wireless telephone connect time and message unit fees.

MARKETS AND PRODUCT STRATEGY

         The Company focuses on two principal customer markets: Customer Premise Equipment ("CPE") customers and VIS providers. Octel addresses these markets both in the United States and internationally. Although Octel's voice information processing technologies address both the CPE and VIS markets, there are some differences between these markets in terms of product characteristics, services requirements, distribution channels and competition.

         Octel was founded to develop and market voice processing products and services and introduced its first system in mid-1984. The Company initially focused its product development, sales and marketing efforts on providing voice processing products to large corporate customers. In the ensuing years, the Company has expanded its markets to include telephone companies, wireless telephone operators and service bureaus; small and medium-sized businesses; federal, state, and local governments; medical organizations; and universities and other nonprofit organizations. Geographically, the Company has expanded its sales activities from the United States throughout North America and to countries on all four other continents. Product enhancements have included the expansion of the product line to include a broad range of sizes of systems and a broad set of features and applications.

         In March 1994, the Company acquired VMX, Inc., a designer, manufacturer and marketer of integrated voice processing systems and software products that permit the creation of customer-specific communications solutions. This acquisition both enables the Company to provide a broader range of voice processing applications to a larger installed base of customers and strengthens the Company's efforts to develop two new fast-growing product markets: PC-based voice processing and departmental solutions for voice-integrated e-mail. As part of the acquisition, the Company also acquired VMX's Rhetorex subsidiary, a designer and manufacturer of high-performance voice processing components (board-level hardware and operating system software) for PCs.

         Customer Premise Equipment

         A significant market opportunity in the voice information processing market is in selling voice information processing systems to large and medium-size organizations and their branch locations and small, single-site organizations. In this customer market, the system is installed on the customer's premise and connected to a company's PBX, Centrex or other telephone system. Some of the Company's voice information processing systems may also interface with the customer's computer systems to access various forms of information, such as databases. Octel has been particularly successful in penetrating the CPE markets in the U.S. and Canada, and believes that this market continues to offer a significant opportunity for future sales of products, applications and services. The Company is also participating in the small business market, which is among the fastest growing areas of voice information processing, through its VMX 100 and PC-based products. The Company believes that, in addition to sales to new customers, its continued success in the U.S. and Canadian CPE markets will be increasingly dependent upon several factors: purchases by large organizations with voicemail technology switching to the Company's products or expanding the capacity of their networks; purchases by large organizations of new applications such as fax and interactive voice response ("IVR") access to computer databases; and sales to smaller entities of less expensive voice information processing equipment.

         Most other countries are behind the United States in the development of their CPE market. The sale of voice information processing systems and services in most international countries is subject to various regulatory requirements. These regulatory requirements generally deal with electrical equipment safety requirements, telephone network connection regulations and integration with PBXs. Meeting these regulatory requirements can require modifications to system hardware and software. Additional software and documentation changes, such as conversion of voice prompts to foreign languages, are required in non-English-speaking countries. The process of making necessary system modifications and obtaining government approvals in countries outside of the United States is often complex and time-consuming. Subject to such regulations and required product changes, as well as to differences in culture and business practices and the availability of touch-tone telephones, the Company believes that the international CPE market may experience growth similar to or more rapid than that of North America. The speed and extent of this eventual development is difficult to predict, although the Company believes that organizations and individuals in many countries outside of North America generally face communication problems similar to those which the Company is addressing in its North American CPE market.

         Large and medium-size organizations typically place great importance on employee productivity and on rapid and facile communication of information within and across complex organizational structures, disparate geographic locations and different time zones. These customers may have multiple locations and may use PBX systems from a variety of vendors as well as Centrex services supplied by local telephone companies, and they want their voice information processing systems to integrate with the PBX or Centrex at each location. Multi-site customers also require that their systems support needs ranging from as few as 20 to 100 subscribers in smaller offices to as many as several thousand subscribers in large headquarters installations. These customers typically require systems that can be connected in a large voice processing network, permitting the efficient exchange of voice messages among subscribers using systems in different locations.

         Small-size organizations, especially single-site businesses, require voice information processing capabilities that are simple to use and cost-effective. As with large organizations, improved employee productivity and the ability to cut costs by automating activities are important. Systems for these customers must support from 10 to 100 subscribers and must be compatible with small PBX and hybrid telephone systems.

         The Company's voice information processing system product line has a number of characteristics that the Company believes are important to organizations of all sizes:

         . Integration of Multiple Technologies: With recently developed products, Octel provides customers with integrated access to the communications technologies of various media types including voice, fax and data in a single telephone call using the telephone as a terminal.

         . Broad Range of Features: Octel provides a broad range of features that have been designed to enhance business competitiveness, improve customer service, increase operating flexibility, increase employee productivity and reduce communications costs.

         . Broad Product Line: Octel offers systems for CPE customer locations from small offices with as few as 20 subscribers to very large sites with thousands of subscribers.

         . Upgradability: Octel's products are capable of being upgraded in both port capacity and disk drive (memory) capacity as an organization becomes larger or makes greater use of voice information processing.

         . Investment Protection: Octel operates with a philosophy of protecting the investment that the customer has made in voice information processing. Octel provides a smooth product upgrade from a financial, system administration and end-user perspective.

         . Reliability and Maintenance: Octel's products are designed and manufactured to be highly reliable and to require minimal maintenance.

         . Broad Range of PBX and Centrex Integration: Octel's voice information processing systems can be integrated with virtually all major PBX brands, key telephone systems and Centrex systems.

         . Networking: A large number of Octel systems can be connected in a network to permit subscribers to record, respond to, forward and distribute messages to individuals with mailboxes throughout the network.

         . Simple System Management: Octel systems are available with a variety of management reporting packages to simplify administration and increase system usage and effectiveness.

         The Company works closely with its CPE customers to understand product requirements. Octel may be required to incur significant expenditures to develop new or enhance existing products or features, especially within the area of multiple technology applications, which is new to the Company's customers. Although there is evidence of market acceptance of the integration of voice, fax and data, and the Company believes that its applications are competitive with offerings by other companies, there can be no assurance of a high level of customer demand for these applications.

         Voice Information Services

         VIS providers generally purchase voice information processing systems and resell services to their customers, including residential customers, small businesses and users of wireless telephones. These services are generally available for a monthly charge for rental of a voice mailbox. Service providers gain direct revenue through rental income as well as indirect revenue such as increased wireless telephone connect time.

         The worldwide VIS market has recently grown more rapidly than the CPE market and represents a significant opportunity for future sales of products, applications and services. The major customer types in this market include independent service bureaus, regional Bell operating companies ("RBOCs"), independent telephone companies in the United States, governmentally or privately owned telephone systems in other countries and wireless service providers located throughout the world. The rate of market development varies substantially among VIS providers, depending upon regulatory, competitive and other factors. Some providers, especially those in the United States, are in full scale deployment, while others are still in the trial stage.

         Telephone companies in the U.S. and Canada, including both RBOCs and independent telephone companies, are offering voice processing services, such as telephone answering and voicemail, as "enhanced" or "information" services to their residential, small business and Centrex customers. All of the RBOCs and many of the independent telephone companies in the United States have begun the deployment of certain of these services. Some of these telephone companies have limited the availability of these services to more densely populated areas, while others have made the services available to a large portion of their customer base. Although the deployment of voice services in countries outside the United States has been limited, the Company has had some successes in penetrating the international VIS market. The Company believes that an important factor in continuing its success will be its ability to increase sales to customers in the international market. As in the international CPE market, the sale of voice information processing systems to international VIS customers is subject to various regulatory requirements and the development of hardware and software components compatible with local specifications in areas such as language support and telephone network connectivity.

         Wireless telephone operators view voice processing as an attractive source of new revenue in the form of increased air time as well as monthly service charges, and users of wireless telephones find that voice information processing services help others communicate with them. Wireless telephone companies that have purchased Octel equipment include all of the RBOCs, McCaw, Bell Mobility, Cantel and other wireline and nonwireline wireless providers in the U.S., Bahrain, Bolivia, Brazil, Canada, Ecuador, Finland, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, New Zealand, Portugal and the United Kingdom.

         The Company's primary product for the VIS market is Sierra(R), a multi-application voice information processing system specifically designed to meet the special needs of telephone companies and other VIS customers. Sierra's key characteristics, which the Company believes make it a suitable platform for most customers in the VIS market, are as follows:

         . Expandable to 432 Ports: Single Sierra systems are expandable from 48 ports to 144 ports. A high speed fiber optic backbone enables clustering of up to 3 Sierra systems for a total of 432 ports and 2,016 hours of message storage. The expandability of this system allows for cost-effective system growth to serve up to 60,000 users.

         . High Reliability and Maximum System Availability: The Sierra system was designed by Octel with specific telephone company central office standards in mind. The product meets Bellcore's Network Equipment Building Systems (NEBS) standards. Backup processor cards within the system minimize downtime caused by failure of a primary component. Line cards and telephone interface cards as well as power supplies are replaceable without a service interruption (hot plugability). Disk drives will be hot pluggable in a future product release.

         . Supports Multiple Markets and Applications: A single Sierra system will support residential, small business and large business voice processing applications. The Sierra platform will also support the multiple technology applications available on other Octel systems.

         . Architecturally Designed for High Performance: A distributed architecture, using as many as 18 general purpose microprocessors and 72 specialized digital signal processors
                 (DSPs) per 144-port system and a real-time operating system, minimizes processing bottlenecks and maintains rapid response time for end users. A dual-bus architecture quickly moves information throughout the Sierra system.

         In February 1994, the Company launched its Total Service Solutions ("TSS") strategy for the VIS market. Built on the Sierra platform, TSS includes applications tool kits for the development of revenue-generating services, turnkey applications and system integration services. For example, the Call Message Delivery Tool Kit allows for the recording and subsequent delivery of messages--such as reminder calls and wake-up calls--via outcalling to a designated telephone number. The TSS products and services are designed to help VIS providers worldwide develop and introduce enhanced services as quickly and efficiently as possible. The Company intends to continue to work closely with VIS customers to understand their product and services requirements. Octel may be required to incur significant expenditures to develop new products or features, including customized features to meet the market needs of particular customers.

         Through ONS, the Company is the world's largest supplier of network management services for companies choosing to outsource all or part of their voice processing network. ONS provides complete network management solutions, including voice processing services, operations management, systems administration and project management; network monitoring services; communications contingency services; and administrative services, including end-user support.

         In fiscal 1993, the Company made its first sales in the international market for "virtual telephone" applications. Such applications use the voice mailbox as a substitute for simultaneous communication in those countries in which basic telephone service is difficult or costly to obtain. Since widescale deployment of virtual telephone has not yet occurred, there is no assurance that a market for such applications will develop. However, the Company believes that virtual telephone applications may represent a significant opportunity in the international VIS market segment in the future.

PRODUCTS

         The Company provides a variety of products, applications and service offerings to address the voice information processing needs of organizations of all sizes. The Company's voice information processing system technology addresses the needs of both of the Company's customer markets. The Company's voice information processing software for PC-based systems addresses the needs of small organizations and smaller branch sites of large organizations.
Service products offered by the Company are made available to both business organizations and VIS providers.

         Voice Information Processing Systems

         Octel's voice information processing systems are specialized computers that support the Company's extensive set of applications. These systems include a real-time operating software system, input/output and storage technology, telephone network and PBX integration capability, and computer system connectivity hardware and software. These systems also include standard system features and optional applications.

         The Company provides a broad family of voice information processing systems, with extensive features, telephone switch integrations and networking capabilities. Products range from two-port systems for as few as 20 subscribers to 432-port systems for up to 60,000 subscribers in certain VIS applications. The number of ports determines the number of simultaneous telephone calls a system can handle. Octel's products provide customers the flexibility to configure a voice information processing system to meet their particular needs for ports and message storage capacity. The applications solutions that are available to the user include the following:

         . Voice Mail enables any subscriber to send a message to any other subscriber 24 hours per day without calling the subscriber directly.

         . Telephone Answering answers any busy or unanswered telephone day or night and takes a detailed voice message.

         . Outcalling initiates a call to a user-specified number to notify him that a message has been received.

         . Automated Attendant answers incoming calls to a PBX or Centrex and allows callers to direct calls to telephone extensions without the use of a human operator.

         . Call Processing uses an interactive customized menu function to provide sophisticated call routing. Companies and departments that receive a heavy volume of calls can use call processing to create menus that are presented to callers. Call processing menus are easily custom-built by the customer to meet a customer's specific requirements.

         . Voice Forms provide a way to collect detailed information from callers by presenting a "form" in voice and enabling callers to fill out the form using verbal responses or touch-tone inputs. This feature makes the form completion application feasible 24 hours a day and can eliminate the need for extra call staffing to handle large call volumes at peak calling times.

         . IVR Development Tools permit the development of applications that access data within a host computer or from a locally stored database via a touch-tone phone.

         . Fax-On-Demand allows callers to use traditional voice processing features to access the pre-stored text or graphic information that the caller desires and to have that information delivered to them via fax to any caller-selected location. Fax-on-demand can store thousands of fax documents for fax publishing retrieval 24 hours a day, seven days a week.

         . Audiotex collects, processes and distributes information via the telephone. Information may be down-loaded by satellite feed or through dial-up telephone lines using pre-recorded audiotapes or live recordings. Contributors of information to an audiotex application could include other employees within a caller's company, a local business or radio station, or national providers of news such as a Dow Jones or Ciscorp Voice Information. Public access applications include cellular gateway services and "talking Yellow Pages," while subscriber-specific applications include personalized audio clipping services in which information is tailored to the needs of an individual subscriber.

         . Fax Mail allows fax images to be received and managed within a standard mailbox in the same manner as voice messages. Once in the mailbox, subscribers can print the fax with a personalized cover sheet, archive it, delete it, distribute it or redirect it. When faxes are sent to other mailbox subscribers, a voice message can be attached providing introductory or clarifying remarks.

         . Fax Broadcast allows a fax to be sent automatically to many fax machines. Instead of manually sending a fax to several individuals, fax broadcast schedules automatic distribution of a fax using one simple set of instructions. Individualized cover sheets with the recipients' names are also automatically created and sent.

         . Fax Overflow Capability allows incoming faxes to be redirected when a fax machine is busy or out of service.

         . Mixed Media Applications. Various combinations of the above capabilities may be integrated with computer databases and other information systems to provide customer-specific communications solutions.

         . Applications Software. The merger with VMX added a powerful family of application development tools to the Company's product line. VMXworks(TM) forms the application and development environment for Worksolutions applications such as prepackaged off-the-shelf software products, template software products that can be easily modified to meet customer-specific needs and completely customized applications designed to the unique specifications of individual customers.

         . Voice-Integrated E-Mail. VMXmail(TM) is a product that integrates voice mail into an organization's existing LAN-based e-mail system. With VMXmail, users have visual access to voice, fax and e-mail messages from their networked PCs and full integration of voice and fax with cc:Mail and Microsoft Mail. Significant resources have been spent and are planned for the future in the areas of research and development, distribution channel development and support and training relating to this emerging opportunity.
                 Identification of and relationships with distributors of these products are in their initial stages. There can be no assurance that the demand for client/server based voice messaging capabilities will develop at the rate anticipated by the Company. Furthermore, there can be no assurance that the Company will be successful in developing the specialized distribution channel it believes is required to achieve its revenue and profit objectives in this area.

         . Networking. Octel networking is a powerful software feature that can link a large number of the Company's systems over standard telephone lines. These systems can be geographically dispersed and can include any of Octel's server product offerings. With networking, an Octel subscriber can record a voice message on a local system and request that it be sent to one or more subscribers on other Octel systems included in the network. The message is automatically routed between systems over analog or digital telephone lines, taking advantage of the telephone switch's low cost routing alternatives. In addition, normal priority inter-location messages can be transmitted overnight at lower long distance rates while urgent messages can be given priority and transmitted immediately. The Company provides network access security using a proprietary encryption system. Networked systems have been installed by customers throughout the United States and in international markets.

         System-related Service Products

         The Company sells service products for use with the Company's voice information processing systems. Customers may purchase these service products at the time they purchase a system or thereafter. These service products include hardware spares, installation services, maintenance contracts, training classes, technical documentation and application consulting services.

         Octel Network Services

         ONS offers its voice information processing services primarily to corporate customers in the United States. These services include mailbox services, support services, networking services, carrier services and communications contingency services.

         To support its voice information processing service offerings, ONS owns and maintains an expanding network of voice information processing systems. This network of systems has grown as demand for voice mailbox rentals has increased. To support its network of voice information processing systems, ONS also owns and maintains other types of equipment, including switches, data communications devices, emergency power generators and monitoring and troubleshooting hardware and software.

PRODUCT TECHNOLOGY

         The Company utilizes two main product technologies, the voice information processing system and personal computer-based software.

         Voice Information Processing System

         System Architecture. Octel's voice information processing systems have flexible system architectures specifically designed to handle the requirements of voice information processing applications. The systems are specialized computers that handle information differently than do conventional data processing systems. Commands and verbal messages enter the voice information processing system as sounds and are converted to a digital format. A digitized voice message contains vast quantities of raw data. Storage of a 200-word message in text form requires approximately 1,500 bytes of disk space, while the same 200-word voice message requires almost 250,000 bytes of disk space, even when digitized at a compressed rate. The systems are optimized to process and store voice and other high-bandwidth media.

         Octel's voice information processing systems are designed to provide the benefits of an open architecture without sacrificing the advantages of Octel's optimized hardware and software. The system's application programming interfaces and application development tools allow the Company's customers control over the application software and help ensure rapid implementation of their customized applications.

         The Company's system architecture uses distributed processors, each of which handles a particular part of the total processing task, rather than one large central processor. This allows the Company significant flexibility to configure systems with larger or smaller numbers of ports and hours of message storage to meet a specific customer's capacity and price requirements. Distributed processors also make it easier to implement new technology and achieve high system performance. A single Sierra system can have over 60 distributed processors. This architecture has also facilitated the Company's development of additional product capabilities, including telephone switch integrations, networking and connectivity to computer systems.

         The Company's Sierra product is a platform designed to meet the special needs of telephone companies and other VIS providers. Sierra is designed to be expandable to suit market growth and eventually to be capable of handling a very large number of subscribers. For example, Sierra can be linked into three-node clusters, which triples the maximum number of ports and hours of message storage. This platform is designed to support multiple voice processing applications from a single platform. Sierra is also designed to meet Bellcore's Network Equipment Building Systems (NEBS) standards. A derivative of Sierra, the Octel XC1000, supports up to 144 ports and 672 hours of message storage and is designed for CPE customers who have large messaging communities, high-traffic applications, or both.

         System models and specifications include the following:

                                        Number of                                                   Hours of
            Model                 Subscribers Served(1)            Number of Ports               Message Storage
        -------------            -----------------------          -----------------             -----------------
          Sierra S                      up to 7,500                     24 to 144                     48 to 672
          Sierra                       up to 30,000                     24 to 144                     48 to 672
          Sierra Cluster               up to 60,000                     72 to 432                  144 to 2,016

          Octel XC1000                 up to 30,000                     24 to 144                     48 to 672
          Branch                          up to 150                        4 or 8                       5 to 28
          Branch XP                       up to 275                       4 to 16                       5 to 28

          Aspen                         up to 2,000                       4 to 24                      5 to 142
          Maxum SE                     up to 10,000                      12 to 72                     19 to 304
          Maxum                        up to 10,000                      16 to 72                     19 to 304

          VMX 100                         up to 500                        2 to 8                       4 to 12
          VMX 200                       up to 5,000                       4 to 32                  3.5 to 102.5
          VMX 300                      up to 10,000                      16 to 96                      8 to 550

- - -----------------
(1) The number of users actually supported will depend upon the specific customer application.

         Telephone Switch Integrations. Octel has developed integrations which permit its systems to be compatible with, and to communicate directly with, virtually all major brands of PBX telephone systems, Centrex systems, Central Office switches and cellular telephone switches. Integration enables the customer's voice information processing systems to exchange data with telephone switches from different manufacturers. Integration is necessary to permit several important voice processing features. It allows the caller to reach a subscriber's mailbox directly without dialing the subscriber's extension or mailbox number and allows message notification at the subscriber's telephone.

         The Company believes its ability to integrate with a broad range of telephone systems is an important competitive factor, particularly when selling to large corporate customers. Some of the Company's competitors sell voice information processing systems which integrate with a smaller number of PBXs. The development time for an integration is frequently long and in-depth knowledge of the telephone system is often required.

         Personal Computer-Based Software

         The Company's specialized voice processing software is integrated into standard personal computer platforms which utilize the DOS and Windows operating system with either '386SX, '386 or '486 CPUs.

         System models and specifications for the Company's PC-based products include the following:

                                                                             PC Operating         PC Platform
                      Model                          Number of Ports            System             Included
               ------------------                  -------------------     ----------------     ---------------
     Smooth Operator(R)                                  4 to 24                 DOS                  No
     RTG (Ready-To-Go)(TM)                               4 to 24                 DOS                  Yes
     Co-Operator(TM)                                      4 to 8                 DOS                  Yes
     Call Performer Plus(TM)                             4 to 16                O/S 2              Optional
     Compass Enhanced Office (CEO)                       4 to 32                O/S 2              Optional

         The Smooth Operator software is sold to dealers and distributors in a "kit" which includes standard voice boards from third-party vendors. Dealers and distributors then integrate these kits with standard personal computers for sale to their end-users. The RTG and Co-Operator products are sold to dealers and distributors as "turnkey" systems which include the PC platform as well as the specialized software and standard voice boards. A significant portion of these PC voice processing components are designed and manufactured by the Company's Rhetorex subsidiary. The Call Performer Plus product, sold either as a turnkey system or as a kit, was developed to address the specific needs of small branch locations of major corporations and is sold to the Company's larger distributors and directly to larger CPE customers. The Call Performer Plus product, which requires a '486 PC-compatible platform, is currently in Beta test, and therefore sales to date have not been significant.

         The Company's PC-based software products have the capability to be compatible with, and to communicate directly with, a wide range of small PBX systems, Centrex systems and hybrid telephone key systems. These products also support the AMIS networking standard, and may support Octel networking in the future.

SALES AND CUSTOMER SUPPORT

         The Company sells and supports its voice information processing systems through both independent distributors and direct sales. This strategy reduces Octel's dependence on any single sales channel or distributor and improves market coverage for the Company's products. The Company's domestic CPE sales force is structured into five geographic areas, with each group responsible for sales--distributor, direct, and national account--within its area. A separate sales force is focused on opportunities in the domestic VIS market segment. Sales outside the United States are structured into three world territories--Canada, Europe, and Intercontinental, which includes the remainder of the globe.

         Independent distributors are major contributors to the Company's sales in the United States as well as in foreign markets. These distributors include Adam Net (Japan), ATS/Avtex, BC Tel (Canada), Bell Atlantic Meridian Systems, Bell Canada, Callpro (Canada), Cincinnati Bell, CSK Corporation (Japan), Dictronics, Enhanced Communications Group

(Puerto Rico), Exicom (Australia), Folec Communications (Singapore), GTE Contel Material Management Company, Intercom Inc., KLF Business Communications, Jardine Metrolink (Hong Kong), Maritime Telephones and Telegraph (Canada), NEC America, Norstan Inc., Puerto Rico Telephone Company, Mitel Telecommunications Systems, Inc., SNET Systems, Southwestern Bell Telecom, Telesis (Brazil), Univendor (Mexico), WilTel Communications Systems and US West. Distributors are responsible for sales, installation, support, service and maintaining an inventory of spare parts. The Company enters into contracts with each of its distributors, and these contracts grant a distributor the nonexclusive right to sell the Company's products in a designated territory. The Company invests heavily in training its distributors and in providing support. The Company maintains sales, customer support and technical service personnel around the United States and in Canada for the sole purpose of supporting the distributor organizations, including training, making joint sales calls and assisting in servicing and customer support.

         In the United States and Canada, VMX systems are sold both directly to customers and through a two-tiered distributor network consisting of D.I.A.L.PRO Systems Companies and Authorized Distributors. Both tiers receive extensive training and represent the VMX platform exclusively as their voice processing product. D.I.A.L.PRO Systems Companies benefit from additional programs but make a greater commitment than Authorized Distributors. Teamworks partners, third-party software developers, assist customers and distributors in implementing Worksolutions applications.

         VMX systems are sold outside the United States and Canada both directly and through distributors in the United Kingdom and by distributors in Europe, Japan, Australia, New Zealand, Hong Kong, Singapore and by original equipment manufacturers (OEMs) in Europe and Japan. Internationally, VMX has sales offices in London, Paris, Milan, Munich, Mexico City, Sydney, Tokyo and Toronto. Additionally, VMX has distribution alliances with nearly 20 organizations, including Siemens, Italtel, Mercury, J.S. Telecom, Bull S.A., Ericsson, Toshiba and Hitachi.

         The Company believes that its network of distributors represents an important part of its overall sales strategy and that the loss of, or changes in the relationship with or performance by, one or more distributors could have an adverse effect on the Company's revenues and operating results.

         The Company offers a leasing alternative to its customers through its leasing division, Octel Capital. Customers who wish to lease the Company's products may do so using financing options available through the Company's sales organization.

         Sales outside the United States were in the aggregate approximately 24%, 24% and 22% of net revenues for fiscal 1994, 1993 and 1992, respectively. Prior to fiscal 1992, the majority of international sales in each year were made in Canada. In fiscal 1992 and 1993, the Company had substantial sales in Italy and the U.K., as well as Canada. In fiscal 1994, the majority of international sales were made in Canada and the U.K.

         In December 1993, the Company and Alcatel Austria AG signed a joint product development and distribution agreement, pursuant to which Alcatel will distribute and support the Company's voice information processing products outside the United States and Canada. The Company has formed wholly owned subsidiaries in Japan and Hong Kong to sell directly to those countries.

         The Company's Customer Support Group includes field engineers and applications specialists who provide installation and implementation assistance to both end-user customers and distributors. This organization also administers technical software courses, system maintenance courses, and customer support courses. The Company provides a warranty for parts and labor on its products which is generally for 12 months from date of shipment (or, if the Company installs the product, generally for 12 months from the date of installation). The Company maintains and services its products on a contractual basis after the initial product warranty has expired. Warranty and post-warranty service is provided directly to customers from Octel's district sales offices and through distributors, supplemented by major Octel support centers in California, Pennsylvania and Ontario, Canada. The Company maintains inventories of spare parts at a number of locations in the U.S. and internationally, including all Octel facilities and distributor locations, in order to provide prompt service. The Company operates a telephone support center 24 hours per day at its headquarters and in Plymouth Meeting, Pennsylvania to respond to requests for problem definition and resolution.

         Distributors purchase products at discounts and, accordingly, the Company's operating margins can vary depending upon the mix between distributor and direct sales in any particular operating period. The Company anticipates this mix will fluctuate in future operating periods.

         ONS provides network management solutions throughout the United States to large corporate customers; federal, state and local governments; and not-for-profit organizations. ONS also provides services to Ameritech, the RBOC in the midwestern section of the United States. Through international marketing partners, ONS provides access from Australia, Europe and Japan to its voice processing network. ONS also provides complete voice processing services on a private-label basis for resale by VIS providers.

         The Company's PC-based products are distributed through a network separate from that used for the rest of the Company's products, consisting of a large number of independent dealers typically focused on the telecommunications needs of smaller businesses. These dealers provide both first-level technical support and training for end-user customers. Recently, the Company has begun to offer its PC-based products directly to large, existing customers and to traditional distributors.

CUSTOMERS

         The Company has sold and installed over 35,000 systems to over 20,000 different customers, primarily in North America, but also in many countries around the world. Customers include approximately 35 companies in the Fortune 50 industrial group, all seven of the RBOCs and all of the major telephone companies in Canada. In addition, the Company's customers include cellular telephone companies, voice processing service bureaus, industrial manufacturing concerns, technology and computer companies, financial and life insurance companies and government, medical, education and nonprofit organizations. Many customers have purchased multiple systems. Among the Company's larger end-user customers are US West, General Electric, Hewlett-Packard, Prudential, Coldwell-Banker, BellSouth, McCaw, New York Life, McDonalds, NYNEX, Aetna Insurance, Corning, Coca-Cola and Honeywell. The Company's top five end-user customers through June 30, 1994 averaged 232 systems each and the top 25 end-user customers averaged 111 systems each.

BACKLOG

         The Company's backlog at June 30, 1994 was $50.5 million, compared to $33.8 million at June 30, 1993. The Company includes in backlog only purchase orders for products and services to be shipped or provided within 180 days. Because of the possibility of customer changes in delivery schedules or cancellation of orders, the Company's backlog as of any particular date may not be indicative of actual revenues for any future period. The Company believes that its backlog on a quarterly basis will not generally be large enough to assure that its revenue targets for a particular quarter will be met. Furthermore, a large percentage of any quarter's shipments are booked in the last month of the quarter. Consequently, quarterly revenues and operating results will depend on the volume and timing of new orders received during a quarter, which are difficult to forecast. This is particularly true in the VIS marketplace, where sales orders are generally larger. Fourth quarter revenues are typically enhanced by sales incentives to employees and promotion programs for customers, while first quarter sales are traditionally not as strong.

COMPETITION

         The voice information processing industry is highly competitive and the Company believes that competition from new and existing competitors will continue to intensify. The Company competes with different companies in the different customer markets it serves and the principal competitive factors vary depending on the customer market. The Company believes that competition to date for the sale of voice information processing systems in its principal customer markets has been based on product features, system performance, product quality and reliability, price, service and post-sales support, and marketing and distribution capabilities. The Company believes that it competes favorably with respect to these competitive factors.

         Current competitors or new market entrants in each customer market may introduce and commercially deliver new products with features and expanded capabilities that could adversely affect the competitive position of the

Company's systems in some or all of its markets. In order to maintain its competitive position, the Company must continue to enhance its existing products and develop and market new products successfully, and there is no assurance that the Company will be able to do so. Increased competitive pressures could result in intensified price competition in the Company's markets, which would adversely affect the Company's net revenues and net income.

         The Company also believes its ability to integrate its systems with many different PBX and other telephone switching systems is an important competitive factor. Consequently, the Company could be adversely affected if PBX manufacturers take steps such as the redesign of their switches to limit current methods of integration or if Octel's voice processing competitors expand their switch integration capabilities.

         CPE Market. In the CPE market, the primary competition to date has been from two kinds of competitors: the PBX manufacturers and the independent manufacturers of voice information processing systems. PBX manufacturers include AT&T, Northern Telecom and ROLM Systems, each of which sell voice processing products that integrate principally with their own PBXs. These companies have considerably greater financial, technical, marketing and sales resources than the Company, and may have a competitive advantage when customers are purchasing a voice processing system at the same time they are purchasing a new PBX. They also benefit from the large installed base of their own brands of PBXs. PBX manufacturers have intensified their competition by focusing on low prices and single source procurement and selling voice processing equipment as a PBX peripheral device with limited, core voice processing functionality such as telephone answering and voice mail. The Company believes that it competes favorably with these PBX manufacturers because of its multi-application voice information processing systems, the broad set of features incorporated into the Company's products, including its multiple technology applications such as fax processing, a more friendly user interface, the ability to integrate with the PBXs of multiple manufacturers and networking. The Company also believes that development and delivery of customer applications will increase in importance as a competitive factor as customers demand not only core voice processing functionality, such as telephone answering and voice mail, but also IVR, fax, audiotex and integration with computer networks.

         Independent voice processing manufacturers include Centigram Communications Corporation and PC-based providers, who also offer multiple integrations with PBXs. The Company believes that it competes favorably with these companies because of its strong balance sheet, substantial cumulative investment in research and development, large installed base, strong support organization and broad set of features, including its multiple technology applications. The Company also believes that the Company's direct and distributor channels of distribution allow it to compete favorably with companies with only one channel of distribution. Further, the Company believes that its application generators and application development specialists represent an opportunity to provide applications tailored to meet the needs of vertical and horizontal markets and unique solutions for individual customers.

         Indirect competitors, by increasing system capacities and adding new system capabilities and applications, may be able to compete more directly with the Company in selling to larger corporate customers and VIS providers. To the extent the Company markets additional applications that enable interaction with host computers, suppliers of such other systems as interactive voice response systems will become more direct competitors.

         The Company expects that new or enhanced products will be offered by its principal existing competitors and possibly new competitors, including large domestic and international telecommunications and computer companies. The Company also expects that computer software vendors such as Novell, Inc., Lotus Development Corporation and Microsoft Corporation will continue to develop enhanced messaging and networking software with voice and data information processing applications.

         A large number of voice processing companies compete primarily in the market for smaller capacity systems (fewer than 16 ports) that are typically sold to smaller customers but also to small offices of larger companies. Some of these competitors emphasize primarily their automated attendant and call processing capabilities, while others focus on voice messaging applications.
In addition, a number of companies produce personal computer add-on cards and software primarily aimed at specialized applications or small user groups. The primary competitors for the Company's VMX 100 and PC products include other PC-based system suppliers including Active Voice and Applied Voice Technology
(AVT). Certain PBX manufacturers, including AT&T and Northern Telecom, also offer competitive products to small businesses which are generally tailored to a specific brand of PBX. The market for smaller capacity systems is characterized by intense competition on price and sales coverage. The Company believes that, as smaller businesses become more familiar with voice processing and its benefits, enhanced feature content will increasingly become important to small capacity systems. The Company believes that its PC-based products compete favorably against products from other PC-based vendors and PBX manufacturers because of their feature set and the Company's extensive dealer network.

         In 1993, Dialogic Corp., the leading manufacturer of voice processing boards for use in microcomputers and the chief competitor of Rhetorex, announced Signal Computing System Architecture (SCSA) for building call processing systems with multiple technologies and standard interfaces. Over one hundred firms, including IBM, Northern Telecom, Siemens, Active Voice and Boston Technology, have publicly announced their support for SCSA. Octel expects adoption of SCSA to intensify existing competition from open-system microcomputer-based voice processing systems.

         Competitors in the international CPE market segment vary by country and include both U.S. and foreign companies. Octel believes that the markets outside of North America are less developed than those in North America, and that competitors that are expected to be strategically important in the long run may not have yet finalized their business strategy or established a market position. The Company believes that factors in its favor in international markets are the broad set of features in its existing products, including its multiple technology applications, its large installed base of multinational companies and its strong balance sheet. The Company's international competitive position will also benefit from the distribution alliances that VMX has established with nearly 20 organizations, including Siemens, Italtel, Mercury, J.S. Telecom, Bull S.A., Ericsson, Toshiba and Hitachi.

         ONS competes both with other voice information processing services companies and with equipment manufacturers. Other services suppliers include independent companies such as VoiceCom and VoiceTel. In some cases, ONS competes with equipment manufacturers if the customer is uncertain whether to outsource their voice information processing through a service provider such as ONS or purchase equipment from a manufacturer. In situations where a customer's capital budget is constrained or resources to manage systems are not present, ONS' service solutions become attractive as compared to equipment purchases.

         VIS Market. In the VIS market, the Company's principal competitors include Boston Technology, Comverse, Centigram, Digital Sound and Unisys, each of which has announced contracts with VIS providers. Other telecommunications and computer companies, including some large companies that currently supply equipment to the RBOCs and some companies with greater financial and technical resources than the Company, are expected to enter this market. In addition, although currently barred from such activities by governmental regulations stemming from the breakup of AT&T in 1984, the RBOCs may be allowed to manufacture their own voice processing equipment at some time in the future. The Company believes that specific product requirements are becoming clearer as the RBOCs and other telephone companies are gaining more experience with VIS. The Company continues to develop enhancements to its Sierra product to address what the Company believes are the emerging requirements of the telephone companies and other VIS providers. However, there can be no assurance that product requirements will not change as this market develops. As is consistent with past practice, each telephone company is expected to use at least two suppliers.

         The Company believes that the key competitive factors in the VIS market are likely to depend on the method of implementing voice information services used by the specific VIS provider. The Company believes it competes favorably in this market by virtue of its greater experience in providing voice processing systems, its installed base and the reliability, capacity and broad feature functionality of its products. In addition, against certain competitors, the Company competes favorably on the basis of its strong balance sheet and its limited reliance on any single customer for its viability.

         Competition in the international VIS market segment has primarily come from those companies based in and currently competing in the United States. As in the international CPE market, the primary competitors in international markets may change as the market for voice information services develops and additional vendors are attracted. The Company believes that its strengths in the domestic VIS market will be valuable to the Company in international markets.

MANUFACTURING

         The Company's manufacturing operations consist primarily of final assembly and extensive test and quality control of materials, components, subassemblies and systems. Most of the Company's hardware and software product designs are proprietary, except for some peripheral products. The Company currently manufactures its products (except for the VMX 100) in two locations:
San Jose, California, and Dallas, Texas. It expects to consolidate these operations into one location in the first quarter of fiscal 1996.

         The Company presently uses other third parties to perform printed circuit board assembly and sheet metal fabrication. Although the Company generally uses standard parts and components for its products, certain components, including power supplies, disk drives and certain semiconductors, are presently available only from a single source or from limited sources. The Company, to date, has been able to obtain adequate supplies of these components in a timely manner from existing sources or, when necessary, from alternative sources of supply. There can be no assurance, however, that such supplies will be available in the future or, if such supplies are available, that they will be available at reasonable prices. The inability to develop such alternative sources if and as required in the future, or to obtain sufficient sole or limited source components as required, would adversely affect the Company's net revenues and net income.

         The VMX 100 system is manufactured for the Company exclusively by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE") in Japan. The Company's agreement with MKE for the manufacture of the VMX 100 expires on January 27, 1995. The Company retains manufacturing rights in the event MKE is unable to supply the Company's requirements of VMX 100 systems. The Company has not experienced nor does it expect any significant delays in the delivery of VMX 100 systems from MKE. However, there can be no assurance that interruption in the supply will not occur in the future, and any such delays could adversely affect the business of the Company.

RESEARCH AND PRODUCT DEVELOPMENT

         The Company believes that the continued timely development of new products and enhancements to its existing products is essential to maintaining the Company's market position, and this effort requires a high level of expenditures by the Company for research and development. The Company has continued to improve the features, capabilities, capacity and price/performance of its product line while maintaining compatibility with its customers' existing installations. The Company is currently involved in the development of further enhancements to its products to increase performance, reliability and manufacturability. The Company must continue to hire additional skilled research and development personnel, particularly software and hardware engineers who are generally in short supply. The Company, from time to time, has purchased and anticipates it will continue to purchase technology from third parties.

         The Company releases performance enhancements and new features for its products on an ongoing basis. As the functionality of the Company's systems increases, the complexity of the software will also increase. Although the Company performs rigorous testing prior to releasing its product designs, products as complex as the Company's often contain undetected errors or "bugs" when first released, and these errors are discovered only after the product has been used by many different customers and in varying applications. Because of the importance the Company places on product reliability, the Company has from time to time temporarily delayed product shipments to complete "debugging" efforts. In addition, the Company has been required, in a few instances and primarily for VIS customers, to write custom software and to make design modifications to satisfy customer application requirements. Identifying and correcting errors and making required design modifications typically is expensive and time-consuming and the Company expects such modifications to increase in complexity with the increasing sophistication of the Company's products. Despite extensive testing, there can be no assurance that errors will not cause delays in product introductions and shipments, require design modifications or impair customer satisfaction, which could adversely affect operating results.

         During fiscal 1994, 1993 and 1992, the Company spent $58.3 million, $44.4 million and $32.3 million, respectively, on research and development.
The Company expects that these expenditures will continue to increase. In the future, certain research and development expenses will be borne by value-added software suppliers who can write software and market it for their own account as an additional application of the Company's voice information processing system. To date most of the Company's research and development costs, including costs of software development, have been charged to operations as incurred, except for externally-funded research and development arrangements. Prior to being acquired by the Company, VMX had capitalized certain software development costs and incurred annual amortization expense. In March 1994, in connection with the VMX merger, the Company incurred a one-time pre-tax charge of $1.1 million to write off certain capitalized software development costs to conform accounting practices. See
Note 4 to the Consolidated Financial Statements.

GOVERNMENT REGULATION

         The seven RBOCs are subject to ongoing regulation by the United States District Court under the terms of the consent decree governing the breakup of AT&T in 1984. The consent decree imposed certain "line of business" restrictions which, among other things, barred the RBOCs from providing "information services" such as voice messaging. On March 7, 1988, in its first triennial review of the continued need for the line of business restrictions, the Court ruled that the RBOCs could offer some information services, including voice messaging services, to their customers. In 1991, the Court removed the remaining restrictions on the RBOCs' ability to provide "information services," creating additional potential uses of the Company's products. This decision was affirmed in May 1993 by the United States Court of Appeals for the District of Columbia Circuit, and the Supreme Court of the United States has denied review.

         The RBOCs have applied to the District Court for waivers of the consent decree's remaining restriction on the provision of interLATA (i.e., interexchange or long distance) information services, and four RBOCs have filed to vacate the entire consent decree. In June 1994, the United States House of Representatives passed legislation that would permit the RBOCs to offer information services such as voice messaging on an interexchange basis subject to certain conditions and which could otherwise affect the regulatory conditions under which RBOCs offer such services. It is uncertain whether the United States Senate will act on similar legislation or whether this or other legislation on these topics will become law.

         The consent decree also prohibited the RBOCs, as a line of business restriction, from manufacturing telecommunications equipment. As a result, the RBOCs may only offer these information services through voice information processing equipment purchased from companies such as Octel. In July 1994, four RBOCs filed with the District Court to vacate the consent decree, including this restriction. In June 1994, the United States House of Representatives passed legislation that would lift the consent decree's manufacturing restriction subject to certain conditions. It remains uncertain whether the United States Senate will pass similar legislation or whether such legislation, or other legislation on this topic, will become law.

         The consent decree does not restrict the activities of the non-RBOC telephone and cellular companies, which may also offer voice processing services directly to their subscribers.

         In offering voice messaging and other information or "enhanced" services, the RBOCs are subject to various regulatory requirements of the Federal Communications Commission ("FCC"). On June 6, 1990, the U.S. Court of Appeals for the Ninth Circuit vacated and remanded to the FCC for further proceedings an FCC order eliminating the requirement that the RBOCs provide enhanced services such as voice messaging through separate subsidiaries and preempting nearly all state regulation of sale of voice processing services by the RBOCs. The FCC then granted an interim waiver of its separate subsidiary requirement for existing enhanced services during the pendency of the FCC's proceedings to re-examine structural separation requirements. On November 21, 1991 the FCC concluded that the RBOCs should be allowed to offer enhanced services on an integrated basis provided they adhere to a comprehensive set of safeguards to prevent cross-subsidization and discrimination. The FCC agreed to review the effectiveness of the nonstructural safeguards after three years. It also acted to preempt certain state regulations, but more narrowly than in prior FCC decisions. Petitions for review of these FCC actions are currently pending before the United States Court of Appeals for the Ninth Circuit. In June 1994, the United States House of Representatives passed legislation that would require the FCC to revisit its safeguards requirements for information services. It is uncertain whether the United States Senate will pass similar legislation or whether such legislation, or other legislation addressing this issue, will become law.

         Through ONS, the Company is also a provider of telephone answering and voice messaging services. State regulatory authorities have sought to regulate some aspects of telephone answering and voice messaging services offered by telephone companies and may seek in the future to regulate such services offered by independent service providers such as the Company. The United States Congress is considering legislation that would affect states' ability to regulate such services.

         The Company believes that the RBOCs and other telephone companies represent a substantial market for Octel's products. However, there can be no assurance that a substantial market will continue, that the telephone companies will purchase the Company's products, or that the RBOCs will not at some point in the future be allowed to manufacture their own voice information processing systems or fund the Company's competitors and thereby compete with the Company. Moreover, any substantial lifting of the interexchange service restriction would enhance the RBOCs' ability to compete with the Company's service offerings.

PATENTS, COPYRIGHTS, TRADEMARKS AND TECHNOLOGY LICENSES

         The Company relies on a combination of patent, copyright, trade secret and trademark law, licensing and technical measures to protect its intellectual property. There can be no assurance that the Company's efforts to protect its intellectual property will be successful.

         The Company holds 31 United States patents and has 13 patent applications pending in the United States. The Company's issued patents expire on dates ranging from 2002 to 2010. The Company also has patent applications pending in foreign countries throughout the world. There can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. No assurance can be given that patents will issue from any applications filed by the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. In spite of the possible strength of the Company's existing and future patents, the Company believes that patents are of less significance in its industry than such factors as innovation, technological expertise and distribution strength.

         The Company licenses technology from Northern Telecom, Mitel Corporation and ROLM to facilitate integration of Octel's products with those manufacturers' PBXs. The Northern Telecom license is perpetual, the Mitel license expires in 1998 and the ROLM license expires in 2004. Royalty payments on these licenses are not material.

         A number of companies, including competitors of the Company, hold patents in the same general area as the technology used by the Company. The Company has from time to time been notified and may be notified in the future that its products may be infringing certain patents and other intellectual property rights of others.

         In April 1992, the Company filed suit, in California, against Theis Research, Inc. ("Theis") for declaratory judgment that the Company's products do not infringe three patents of Theis and that those patents are invalid. In November 1992, Theis filed a counterclaim against the Company alleging infringement of seven of Theis' patents. Subsequently, Theis dismissed with prejudice the claims as to all but four of the patents. In May 1993, two other manufacturers of voice mail equipment, Boston Technology and Northern Telecom, filed suit in California for declaratory judgment that their products do not infringe the same Theis patents at issue in the Company suit. In June 1993, the California court consolidated the action filed by these two other manufacturers with the Company suit and Theis filed a counterclaim for infringement against, among others, one of the Company's telephone company customers, Pacific Telesis. This customer tendered defense of this action to various of its vendors, including the Company. As a result of these actions, the California case involved counterclaims by Theis against the Company, Boston Technology, Northern Telecom, AT&T, Digital Sound and possibly other vendors of voice mail products and Pacific Telesis, a customer of the Company, and most of the other manufacturers of voice mail products. In August 1993, the court severed trial of the counterclaims against all defendants except the Company, Northern Telecom and Boston Technology. In December 1993, the court granted the Company's motion for summary judgment of noninfringement of one of the four remaining patents asserted against the Company. Theis subsequently dismissed its counterclaim against Boston Technology in exchange for a license of its patents. The Company and Northern Telecom tried the equitable issues of laches and inequitable conduct to the court in February 1994. The court has not yet ruled on the laches issue. In August 1994, the court issued a tentative ruling that the Company and Northern Telecom had not established inequitable conduct by clear and convincing evidence. The court has scheduled further briefing and argument on this issue. Trial of the remaining issues, including infringement of the three remaining patents asserted against the Company and the defense of patent invalidity, commenced on August 22, 1994.

         In March 1993, Theis filed a complaint in Virginia for infringement of the four Theis patents, and two other Theis patents, against one of the Company's customers, Bell Atlantic. Bell Atlantic tendered defense of this action to various of its vendors including the Company. The Virginia court stayed the Virginia action pending resolution of the pending consolidated suit in California.

         In January 1994, Gilbarco, Inc. ("Gilbarco") filed suit in the U.S. District Court for the District of Colorado against the Company and one of the Company's telephone company customers, U.S. West, alleging infringement of a Gilbarco patent and seeking unspecified damages. The Company filed an answer to the complaint denying any infringement of the patent and raising several affirmative defenses, including an assertion that the patent is invalid and unenforceable.

         The Company believes, based upon information currently available, including consultations with patent counsel, that the Company is not infringing any valid patents of Theis or Gilbarco. The Company will vigorously defend the patent infringement claims and any related claims for compensatory damages. While litigation is inherently uncertain, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

         The Company is currently evaluating several additional claims of third parties. Based in part on industry practice and in part on discussions with certain of such third parties, the Company believes that in most cases any necessary licenses or rights could be obtained on commercially reasonable terms. However, no assurance can be given that future licenses will be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights, or litigation arising out of such claims, could have a material adverse affect on the Company's operations.

         Octel, Octel Communications, the Octel logo, Aspen, Branch, D.I.A.L., Maxum, Sierra, Tigon and VMX are registered trademarks of the Company.

EMPLOYEES

         The Company's success depends upon the continued contribution of its officers and key personnel, many of whom would be difficult to replace. If certain of these people were to leave the Company, the Company's operating results could be adversely affected. At June 30, 1994, the Company employed 2,393 people full-time. During fiscal 1995 the Company intends to hire additional personnel, especially in the international arena. Many of the Company's employees are highly skilled, and the Company's continued growth and success will depend in part upon its ability to attract and retain such employees, who are in great demand, and on the ability of the Company's officers and key employees to manage successfully the growth of the Company through use of appropriate management information systems and controls. The Company has never had a work stoppage, no employees are represented by a labor organization, and the Company considers its employee relations to be good.

ITEM 2.  PROPERTIES

         Until June 1994, the Company's corporate offices, research and development facilities, Milpitas sales office and manufacturing facilities were located in seven leased buildings in the Milpitas, California area, totaling approximately 317,000 square feet, under leases expiring at various times in 1994 with certain options to renew. In the summer of 1994, the Company moved all operations except manufacturing and customer service into five buildings, totaling approximately 368,000 square feet, owned by the Company in Milpitas. The Company also leases 40 sales and support offices throughout the United States and in Canada comprising approximately 150,000 square feet of additional space. The aggregate monthly rental expense for the Company's office facilities in June 1994 was approximately $950,000, approximately 32% of which is for facilities at or near the Company's Milpitas, California headquarters. Compass' offices are located in two leased buildings in Sarasota, Florida totaling approximately 18,711 square feet for which the aggregate monthly rental expense in June 1994 was approximately $16,310. ONS' principal offices are located in three buildings in Dallas, Texas consisting of approximately 45,000 square feet under leases which expire in 1996 and 1997. ONS also leases an additional 50,000 square feet of space for 30 operations centers and sales offices throughout the United States. The aggregate monthly rental expense for all of ONS' facilities in June 1994 was approximately $120,000, of which approximately 37% was for facilities at or near the Dallas offices. VMX's corporate offices and research and development facilities are located in one leased building in Orchard Bayshore Industrial Park in San Jose, California, totaling approximately 94,000 square feet, under a five-year lease expiring in December 1995. VMX expects to begin moving these operations to the Company-owned buildings in Milpitas in October 1994 and to complete the move in December 1994. VMX's manufacturing and warehousing facilities are located in one leased building in Dallas, Texas, totaling approximately 96,000 square feet. VMX also leases an additional 50,000 square feet of space for 12 operations centers and sales offices throughout the United States. The aggregate monthly rental expense for all of VMX's facilities in June 1994 was approximately $350,000, of which approximately 33% was for facilities at or near the San Jose offices.

         The Company currently leases 38,000 square feet of space in Paris and London and is currently planning to increase its occupancy of rented office space in Europe during fiscal 1995. The Company also leases 2,400 square feet of office space in Tokyo, Japan. Although the Company believes that it will not require additional space during fiscal 1995, it believes that suitable additional or substitute space will be available as needed on commercially reasonable terms.

ITEM 3.  LEGAL PROCEEDINGS

         See "Patents, Copyrights, Trademarks and Technology Licenses" in Item 1 above.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         There were no matters submitted to a vote of security holders during the fourth quarter of fiscal 1994.

             EXECUTIVE OFFICERS OF OCTEL COMMUNICATIONS CORPORATION

         The executive officers of the Company and their respective ages as of July 31, 1994 are as follows:

                   Name                                                         Position
                                             Age
  ---------------------------------------   -----     --------------------------------------------------------------

  Robert Cohn                                 45     Chairman of the Board, President and Chief Executive Officer
  David Ladd                                  47     Executive Vice President
  W. Michael West                             44     Executive Vice President
  Gary Wetsel                                 48     Executive Vice President and Chief Financial Officer
  Donald L. Campodonico                       49     Vice President
  Derek S. Daley                              39     Vice President, General Counsel and Secretary
  Michael Gilbert                             50     Vice President
  Margaret Norton                             40     Vice President
  Carol Snell                                 44     Vice President
  John Viera                                  45     Vice President


         Mr. Cohn, a founder of the Company, served as its President and Chief Executive Officer from the Company's inception in 1982 until October 1990, and then resumed those positions in November 1993. Mr. Cohn has served as a director from the Company's inception and, in June 1990, the Board of Directors appointed Mr. Cohn Chairman of the Board. Prior to founding the Company, he was employed by Acurex Corporation, a manufacturer of microprocessor-based measurement and control systems, from 1979 to 1982. From 1976 to 1979, he was employed by McKinsey & Co., Inc., a management consulting company. Mr. Cohn holds a B.S. in Mathematics and Computer Science from the University of Florida and an M.B.A. from Stanford University. Mr. Cohn is also a director of Electronic Arts, a publisher of entertainment software, and Global Village Communication, Inc., a manufacturer of hardware and software for personal computers.

         Mr. Ladd joined the Company in March 1994 as Executive Vice President following the Company's merger with VMX, Inc. and is responsible for research and development. At VMX, Mr. Ladd served as Executive Vice President and a director from July 1988 until March 1994. Prior to joining VMX, Mr. Ladd served as President and Executive Vice President of OPCOM, a manufacturer of call processing systems that was merged into a wholly owned subsidiary of VMX in July 1988. Mr. Ladd holds a B.A. in Engineering Physics from the University of California-Berkeley and an M.A. in Mathematics from the Stevens Institute of Technology.

         Mr. West joined the Company in September 1986 as Executive Vice President and is responsible for sales and customer service. From 1979 to September 1986, Mr. West was employed by ROLM, serving for three years during this period as President of an operating subsidiary of ROLM and most recently as General Manager of its National Sales Division. Mr. West attended Southern Illinois University.

         Mr. Wetsel joined the Company in October 1990 as Vice President and Chief Financial Officer and is responsible for finance, treasury, investor relations, business development, corporate information services, the Octel capital leasing division and real estate. He was elected Executive Vice President in August 1993. Mr. Wetsel joined Octel from American President Companies, a shipping and transportation company, where he served as Vice President, Financial Plans and Controls from 1989 to October 1990. From 1986 to 1989, he was Vice President, Finance and Chief Financial and Administrative Officer at Ungermann-Bass, Inc. In 1981 he was Vice President of Finance for ROLM, Texas (a ROLM subsidiary) and advanced from this role in 1982 to serve for five years as Group Controller for the Business Communications Group in ROLM Corporation. Prior to 1978, Mr. Wetsel worked in public accounting, including seven years with KPMG Peat Marwick. Mr. Wetsel holds a B.S. in Accounting from Bentley College and is a Certified Public Accountant.

         Mr. Campodonico joined the Company in July 1987 as its Director of Manufacturing and was promoted to Vice President, Manufacturing in March 1989. He is responsible for manufacturing and human resources. Prior to joining the Company, he was employed by ROLM, serving for two years during this period as Vice President of Operations. Mr. Campodonico holds a B.S. in Business Administration and an M.B.A. from San Francisco State University.

         Mr. Daley joined the Company in August 1988 as its General Counsel, was elected Vice President in September 1989 and became Secretary of the Company in October 1990. He is responsible for internal legal matters, legal compliance and supervision of outside law firms employed by the Company. Prior to joining the Company, Mr. Daley was an associate and then a partner in the law firm of Wilson, Sonsini, Goodrich & Rosati from September 1985 to September 1988, and an associate with the law firm of Brobeck, Phleger & Harrison from September 1980 to September 1985. Mr. Daley holds a B.S. in History and a J.D. from Stanford University.

         Dr. Gilbert joined the Company in April 1994 as Vice President, Engineering and is responsible for all engineering other than ONS and Compass. Prior to joining the Company, he served five years at Echelon Corporation as chief technical officer and Vice President of Engineering. Dr. Gilbert holds a B.S. in Chemistry and a Ph.D. in Chemistry and Computer Science from Oregon State University.

         Ms. Norton joined the Company in February 1988 as a Group Product Manager in CPE Marketing and was subsequently promoted to Director of CPE Marketing, Director of VIS Marketing and Vice President, VIS Marketing, the position she now holds. She holds a B.A. in Economics from the University of Arizona and an M.B.A. from the University of Connecticut.

         Ms. Snell joined the Company in August 1994 as Vice President, CPE Marketing, and is responsible for all CPE marketing activities. Prior to joining the Company, Ms. Snell was President and Chief Executive Officer of Aristacom International, Inc. from August 1993 to April 1994 and prior to that was Senior Vice President, Worldwide Operations for Aspect Telecommunications Corporation for eight years. Ms. Snell holds a B.S. in Business from the University of North Carolina.

         Mr. Viera joined the Company in February 1989 as Director of Organizational Planning and was subsequently promoted to Director of Compensation, Director of Human Resources and Vice President, Human Resources, the position he now holds. He holds a B.S. in Business Administration from Golden Gate University and an M.S. in Counseling Psychology from California State University, Hayward.

         All officers serve at the discretion of the Board of Directors. There are no family relationships between directors or executive officers of the Company.


                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Octel Communications Corporation Common Stock is traded on the over-the-counter market and is quoted on The Nasdaq National Market under the symbol OCTL. As of June 30, 1994, there were approximately 2,700 stockholders of record. The following table sets forth for the periods indicated the high and low closing prices for Octel's Common Stock as reported by The Nasdaq National Market.

                           Fiscal Year 1994                                                   High       Low
                           --------------------------------------------------------------     ----       ---

                           Fourth quarter ended June 30, 1994                                 $26 1/4     $16 1/2
                           Third quarter ended March 31, 1994                                  30          23
                           Second quarter ended December 31, 1993                              28 1/2      23 1/4
                           First quarter ended September 30, 1993                              24 3/4      19 1/4

                           Fiscal Year 1993                                                   High       Low
                           --------------------------------------------------------------     ----       ---

                           Fourth quarter ended June 30, 1993                                 $25 1/4     $19
                           Third quarter ended March 31, 1993                                  30          20
                           Second quarter ended December 31, 1992                              24          14 1/2
                           First quarter ended September 30, 1992                              27 1/2      18 3/4


         The Company has not paid cash dividends on its Common Stock to date and does not plan to pay cash dividends to its stockholders in the near future.

         The Company believes factors such as quarter-to-quarter variances in financial results and announcements of new products and new orders by the Company or its competitors could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock prices for many high technology companies typically experience extreme price fluctuations, which often are not related to changes in the operating performance of the specific companies. Broad market fluctuations as well as general economic conditions such as a recessionary period or high interest rates may adversely affect the market price of the Company's Common Stock.


ITEM 6.  SELECTED FINANCIAL DATA

                                                                       Year Ended June 30,
                                                ------------------------------------------------------------------

   (In thousands, except per share amounts)         1994           1993        1992         1991          1990
                                                    ----           ----        ----         ----          ----

 STATEMENT OF INCOME DATA
   Total net revenues  . . . . . . . . . . .  $  406,225    $  338,478   $  262,732   $  218,494    $  187,404
   Operating income  . . . . . . . . . . . .      18,813(1)     37,122       29,526       16,573        22,613
      Net income . . . . . . . . . . . . . .      13,543(1)     29,567       26,383       13,482        19,807
   Net income per common and equivalent
      share  . . . . . . . . . . . . . . . .  $     0.54(1) $     1.19   $     1.08   $     0.58    $     0.90
   Weighted average common shares and
      equivalent shares outstanding  . . . .      25,096        24,869       24,424       23,204        21,975


 BALANCE SHEET DATA
   Working capital . . . . . . . . . . . . .  $  132,773       146,978      162,171      135,086       124,781
   Total assets  . . . . . . . . . . . . . .     346,128       297,383      251,955      204,780       182,808
   Long-term debt  . . . . . . . . . . . . .       1,400         1,985          409          538           404
   Stockholders' equity  . . . . . . . . . .     256,192       229,681      202,386      167,903       150,461

- - ----------------------
(1) Includes total nonrecurring charges for the VMX merger and integration costs of $24.1 million ($18.8 million net of taxes). Excluding these charges, operating income, net income and net income per common and equivalent share would have been $39.3 million, $32.3 million and $1.27, respectively.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BASIS OF PRESENTATION

         Effective March 31, 1994, Octel consummated a business combination with VMX, Inc. ("VMX") which was accounted for as a pooling of interest. VMX provides integrated messaging and call processing systems, software and services that combine voice, data and image for business communications internationally. To effect the combination, approximately 5.4 million shares of Octel's Common Stock were issued in exchange for all of the outstanding Common Stock of VMX. The net assets of VMX amounted to approximately $45.1 million at March 31, 1994. The annual and interim financial statements have been restated to include the accounts and operations of VMX for all periods presented.

RESULTS OF OPERATIONS

         The following table summarizes the changes in selected operating indicators. The percentages on the left show the relationships of various income and expense items to net revenues. The percentages on the right measure year-to-year increases and decreases.

                                                                                                Percent
     Percentage of Total Net Revenues                                                      Increase (Decrease)
           Year Ended June 30,                                                               From Prior Year
   ------------------------------------                                                  -----------------------
     1994          1993          1992                                                      1994          1993
   --------      --------     ---------                                                  --------     ----------
                                                  Net revenues:
       72%           75%           82%            Systems                                    15%           19%
       28            25            18             Service and license                        36            75
      ---           ---           ---                                                       ---           ---
      100           100           100             Total net revenues                         20            29
      ---           ---           ---                                                       ---           ---
       22            22            22             Cost of systems                            19            31

       17            16            14             Cost of service                            34            47
       14            13            12             Research and development                   31            38
       37            38            41             Selling, general and                       17            20
                                                  administrative
        4            --            --             Integration costs                         N/A            --
      ---           ---           ---                                                       ---           ---
        5            11            11             Operating income                          (49)           26
                                                  Interest and other income
       --             1             3             (expense), net                           (134)          (35)
      ---           ---           ---                                                       ---           ---
        4            12            14             Income before income taxes                (58)           15
        1             3             4             Provision for income taxes                (68)           20
      ---           ---           ---                                                       ---           ---
        3%            9%           10%            Net income                                (54)%         (12)%
      ---           ---           ---                                                       ---           ---

Percentage amounts may not total due to rounding.

ANNUAL RESULTS

         Net Revenues

         Net revenues increased to $406.2 million in fiscal 1994, a 20% increase from net revenues in fiscal 1993 of $338.5 million. Fiscal 1992 net revenues were $262.7 million. The growth in net revenues resulted primarily from the sale of systems to new and existing customers and the sale of upgrades, expansions and new features in the CPE and VIS markets and an increase in the volume of service revenues. The inclusion of the Company's subsidiary acquired in October 1992, ONS, also contributed to the growth in net revenues. In fiscal 1994, CPE revenues grew as a result of both international and domestic growth. VIS revenues grew as a result of a significant increase in domestic sales, offset by a small decrease in international revenues. A portion of the increase in total net systems revenues is attributable principally to CPE sales made into international markets in fiscal 1994, which in total increased by 21% to $97.4 million from $80.7 million in fiscal 1993. International net revenues were $58.7 million in fiscal 1992. Domestic net revenues of $308.8 million grew 20% over the prior year domestic net revenues of $257.8 million. Domestic net revenues were $204.0 million in fiscal 1992.

         Growth in net systems revenues in the domestic CPE market over the prior year reflects success in the sale of systems to new and existing customers and the sale of upgrades and expansions to existing customers. The domestic CPE market continues to be dependent upon the following: purchases by large organizations that have already adopted competitive voice processing technology switching to the Company's products; purchases by existing customers of expansions and upgrades to support expanding corporate voice messaging networks; purchases of new, integrated applications such as fax processing by large organizations; and sales to smaller entities or branch offices of large companies of less expensive voice messaging equipment. The Company's range of new fax processing products was released to the market in August of 1993 and has generated an increase in CPE revenues in fiscal 1994.

         Domestic VIS net systems revenues increased in fiscal 1994 as compared to fiscal 1993 due to an increase in the volume of units sold. The VIS customers' overcapacity and budget restrictions evident in fiscal 1993 did not have as great an impact on fiscal 1994 revenues. Additionally, the Company delivered software features during fiscal 1994 that the VIS customers were anticipating. The Company continues to believe that the residential and cellular voice messaging markets, which were growth areas in fiscal 1994 and 1993, and expanded usage of voice processing, are large market opportunities that the Company and its VIS customers, including the cellular companies, are jointly working to develop. International VIS net systems revenues decreased slightly in fiscal 1994 as compared to fiscal 1993 due principally to large system sales to Italy in fiscal 1993 which were not repeated in fiscal 1994.

         International sales were to customers primarily in Canada and Europe and to a lesser extent Japan, South America, Australia, New Zealand and China. During fiscal 1994 international CPE sales were generally made through the Company's direct sales force and distributors, principally in the United Kingdom and Canada. International VIS sales were primarily made through the Company's direct sales force. In particular, the Company's Canadian subsidiary made a significant contribution to international revenues as a result of strong VIS sales to large customers. The Company may establish additional subsidiaries or joint ventures in the future in those countries where it believes significant sales opportunities exist. Extensive effort is required in the local government approval processes before the Company's products can be sold and installed in each country. This work has been completed in several countries and local government approvals for other selected countries worldwide are in process.

         The Company has an extensive service and support organization that supports both its end user customers and its independent distributors' service groups. This service and support organization generates an ongoing revenue stream from service offerings, including service contracts, applications development products, the sale of spares and licenses. The addition of ONS since October 1992 has extended the range of voice processing and network services the Company offers to customers, in particular, to customers in the residential and small business voice services market. Net service and license revenues grew 36% in fiscal 1994 as compared to the prior fiscal year, increasing from $83.6 million to $114.1 million (license revenue increased from $3.5 million to $5.1 million). The consolidation of ONS' revenues since the date of acquisition (October 1992) and the increase in ONS' revenues since the acquisition made a significant contribution to the increase. In fiscal 1992, net service and license revenues were $47.8 million (license revenues were $2.9 million).

         Systems sales orders from VIS customers are considerably larger than CPE sales and VIS customers do not follow consistent buying patterns; therefore, net revenue volume and mix in future periods could be affected by the extent and timing of new orders from VIS customers. In addition, the Company continues to monitor trends in the general economy that have previously adversely affected the ordering process of customers. The Company cannot predict how future domestic and international economic trends may affect sales orders.

         Cost of Systems and Service

         As a percentage of total net revenues, cost of systems and service was 39% in fiscal 1994, 38% in fiscal 1993 and 35% in fiscal 1992. Cost of systems sales was 31% in fiscal 1994, 29% in fiscal 1993, and 27% in fiscal 1992. In fiscal 1994, the increase was primarily due to nonrecurring costs incurred to conform VMX's accounting practices to the Company's. This negative effect was partially offset by the effects of revenue transactions for which costs were previously expensed due to uncertainty of revenue recognition and favorable mix in the configuration of the high-end products. Cost of service and license revenues was 62% in fiscal 1994, 63% in fiscal 1993 and 74% in fiscal 1992. In fiscal 1994 and 1993, the decrease as compared to fiscal 1992 is primarily attributable to the higher margin structure of ONS, consolidated since its acquisition in October 1992, and also to the mix of service and support sales over the three-year period.

         During fiscal 1994, 1993 and 1992, as mentioned above, the Company used sales promotions, pricing programs, including price reductions and discounts, to stimulate demand for the Company's products. If the Company is required to respond to economic or competitive pressures through similar programs in the future, cost of systems and service could increase as a percentage of net revenues.

         Research and Development

         Research and development expenses increased to $58.3 million in fiscal 1994 compared to $44.4 million in fiscal 1993 and $32.3 million in fiscal 1992. Research and development expenses represented 14% of net revenues in fiscal 1994, 13% in fiscal 1993 and 12% in fiscal 1992. The increase in research and development expenses in absolute dollars is due to the Company's increased spending on projects to meet customer commitments such as clustering and the adaptation of existing products and technology for international markets, as well as the continued commitment to the development of new products and enhancements to existing products. Also contributing to the increase were development costs associated with the Company's Client/Server Software Division, which began operations in April 1993 with no significant revenues expected until 1995. In addition, the inclusion of research and development costs of the ONS subsidiary acquired during fiscal 1993 contributed to the increase in absolute research and development expenses in fiscal 1994 and 1993. In fiscal 1994, the Company began Beta test of the Call Performer Plus(TM) system (PC-based voice processing equipment) and several software releases that introduced new administration and reporting features.

         During fiscal 1994, 1993 and 1992, the Company entered into development contracts with certain customers whereby the Company performed development work on applications software using customer funds. As of June 30, 1994, $2.9 million of costs and revenues related to these contracts were deferred ($2.0 million as of June 30, 1993). During fiscal 1994, $0.8 million ($0.3 million in fiscal 1993 and $0.2 million in fiscal 1992) was recognized as revenue and $0.8 million ($0.3 million in fiscal 1993 and $0.2 million in fiscal 1992) was charged to cost of sales for projects completed. See Note 2 to Consolidated Financial Statements. These costs were deferred under the provisions of Statement of Financial Accounting Standards No. 68. No internal software development costs have been capitalized to date under the provisions of Statement of Financial Accounting Standards No. 86. See Note 2 to Consolidated Financial Statements. During fiscal years 1990 and 1991 the Company purchased IVR technology for approximately $2.6 million which was amortized over the estimated useful life of the related product. The cost was fully amortized as of June 30, 1994.

         The Company expects to continue to increase expenditures on research and development in fiscal 1995 in absolute terms and these expenses could increase as a percentage of net revenues.

         Selling, General and Administrative

         Selling, general and administrative expenses were 37% of net revenues in fiscal 1994, a decrease from 38% of net revenues in fiscal 1993 and 41% in fiscal 1992. These expenses increased in absolute dollars to $151.2 million in fiscal 1994, from $129.6 million in fiscal 1993 and $108.2 million in fiscal 1992. The increases in spending resulted from the Company's continuing efforts to develop and manage its organization and train new and existing sales and support personnel. Increased expenditures were also incurred due to legal expenses related to ongoing patent litigation. The Company expects to continue to incur legal expenses in fiscal 1995 related to ongoing patent litigation.
In addition, the inclusion of ONS' selling, general and administrative costs during fiscal 1993 contributed to the absolute dollar increase over fiscal 1992. Selling, general and administrative expenses declined as a percentage of revenue due to the Company's continued monitoring of expenses and employment of cost control measures in conjunction with revenue growth. During fiscal 1994 the Company has continued to move resources to support the faster growing business segments, including the movement of employees to support new international subsidiaries and international sales opportunities. Since the merger with VMX, the Company continues to analyze organizational and operational synergies that can be achieved and anticipates the reflection of any benefits from those synergies in fiscal 1995. The Company believes that additional selling, general and administrative expenses will be required to maintain its competitive position, including expanded international sales activities, and expects that these expenses will increase in absolute terms and could increase as a percentage of net revenues.

         Integration Costs

         In the third quarter of fiscal 1994, in connection with the VMX merger, the Company recorded $18.3 million for certain integration costs related to the consolidation of facilities and personnel.

         Interest and Other Income (Expense), Net

         Net interest and other income (expense) for fiscal 1994 decreased $5.8 million from fiscal 1993. The decrease was due primarily to merger related expenses of $3.6 million incurred in fiscal 1994, smaller net gains on sales of short-term investments, lower interest income due to lower interest rates on lower average cash and cash equivalent balances held during fiscal 1994 and greater foreign exchange losses, offset in part by the absence of expenses of the Compass acquisition which were incurred in fiscal 1993. There were net foreign exchange losses of $0.4 million in fiscal 1994. There were net foreign exchange gains of $0.2 million in fiscal 1993 and net losses of $0.2 million in fiscal 1992. Other expenses in fiscal 1994 included one-time costs related to the merger with VMX, as mentioned above. Other expenses in fiscal 1993 included one-time costs associated with the acquisition of one of the Company's subsidiaries and costs of the Company's hedging program. Other expenses in each fiscal year included fees paid to the Company's investment advisors. The Company continues to utilize the hedging program it implemented to mitigate the foreign exchange financial exposure of foreign currency transactions.

         Income Taxes

         The effective tax rate for fiscal 1994 was 22% compared to 28% in fiscal 1993 and 27% in fiscal 1992. The lower effective tax rate in fiscal 1994 was attributable to a combination of factors. First, subsequent to the merger of the Company and VMX, various tax assets of VMX that had been fully reserved were recognized as a tax benefit. Additionally, the retroactive reinstatement of the U.S. research and development credit for the fiscal year ended June 30, 1993 had a favorable impact on the effective tax rate in fiscal 1994. The higher effective tax rate in fiscal 1993 compared to fiscal 1992 was primarily attributable to the expiration of the U.S. research and development tax credit as of June 30, 1992. The Company expects the effective tax rate to be higher in fiscal 1995 than it was in fiscal 1994.

         During the third quarter of fiscal 1993, but effective July 1, 1992, the Company changed its method of accounting for income taxes to the liability method required by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Prior to this date the Company used the deferred method of accounting for income taxes under APB No. 11. As permitted by SFAS No. 109, no financial statements for periods prior to July 1, 1992 were restated. Results for the first quarter of fiscal 1993 were previously restated to include a charge of $115,000, representing the cumulative effect, as of July 1, 1992, of this change in accounting for income taxes. Other immaterial adjustments (netting to $115,000) were made to the tax provision in the first quarter of fiscal 1993 to reflect the change to SFAS No. 109. No adjustments to the second quarter results of fiscal 1993 were necessary. See
Note 13 to the Consolidated Financial Statements.

         Dividends

         The Company has not paid cash dividends on its common stock to date and does not plan to pay cash dividends to its stockholders in the foreseeable future. The Company presently intends to retain any earnings to finance its business and to repurchase shares of its Common Stock. See "Liquidity and Capital Resources."

QUARTERLY RESULTS

         The following table presents unaudited quarterly operating results and certain items as a percentage of net revenues for the Company's four quarters in fiscal 1994. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information.
This information should be read in conjunction with the consolidated financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period.

                                                                   Fiscal Quarter Ended
                                       -----------------------------------------------------------------------------
                                         Sept. 30, 1993      Dec. 31, 1993      March 31, 1994      June 30, 1994
                                         --------------      -------------      --------------      -------------
                                                     (In thousands, except per share data - unaudited)

 Net Revenues:
    Systems  . . . . . . . . . . . .  $   66,302     72%   $ 73,330      73%  $  68,256    70%    $ 84,202      72%
    Service and license  . . . . . .      25,321     28      27,549      27      28,941    30       32,324      28
                                       ---------           --------           ---------           --------
       Total net revenues  . . . . .      91,623    100     100,879     100      97,197   100      116,526     100
 Costs and expenses:
    Cost of systems  . . . . . . . .      21,419     23      23,575      23      20,906    22       23,523      20
    Cost of service and license  . .      14,867     16      15,673      16      19,223    20       20,470      18
    Research and development . . . .      13,737     15      13,951      14      13,975    14       16,662      14
    Selling, general and
      administrative  . . . . . . . .     35,238     38      36,918      37      36,799    38       42,218      36
    Integration costs  . . . . . . .          --     --          --      --      18,258    19           --      --
                                        --------           --------           ---------           --------
       Total costs and expenses  . .      85,261     93      90,117      89     109,161   112      102,873      88
                                        --------           --------           ---------           --------
 Operating income (expense)  . . . .       6,362      7      10,762      11     (11,964)  (12)      13,653      12
 Interest and other income
    (expense), net . . . . . . . . .         848      1         626       1      (3,011)   (3)          67      --
                                        --------           --------           ---------           --------
 Income (loss) before income taxes .       7,210      8      11,388      11     (14,975)  (15)      13,720      12
 Provision (benefit) for
    income taxes . . . . . . . . . .       1,250      1       2,921       3      (3,371)   (3)       3,000       3
                                        --------           --------           ---------           --------
 Net income (loss) . . . . . . . . .       5,960      7%      8,467       8%    (11,604)  (12)%     10,720       9%
                                        ========           ========           =========           ========
 Net income per common and
    equivalent share . . . . . . . .    $    .24           $    .34           $    (.49)          $    .43
                                        --------           --------           ---------           --------
 Number of shares used
    in calculation . . . . . . . . .      24,542             24,947              23,509             24,792
                                        ========           ========           =========           ========
Percentage amounts may not total due to rounding.

         As a percentage of total net revenues, operating income decreased in the first quarter compared to the prior quarter. This was the result of a decrease in net revenues from the prior period due to a historically slow summer domestically and slightly offset by an increase internationally, and the protraction of the sales cycle as a result of sluggishness in the domestic economy. Total cost of sales increased as a percentage of total net revenues due to fluctuations in the customer and product mix of sales and lower system sales volume. Operating income increased as a percentage of total net revenues in the second quarter in fiscal 1994 due to an increase in revenues quarter-over-quarter and a decrease in operating expenses as a percentage of total net revenues. Cost of systems and service decreased from 40% of total net revenues in the first quarter to 39% in the second quarter primarily due to variations in product mix. As a percentage of total net revenues, operating income decreased in the third quarter primarily due to lower revenue and to integration charges associated with consolidating facilities and personnel related to the VMX merger. Cost of systems and service increased from 39% of total net revenues in the second quarter to 41% in the third quarter primarily due to nonrecurring costs incurred to conform VMX's accounting practices to Octel's and variations in product mix. In the fourth quarter operating income increased significantly from the third quarter due to the absence of integration charges in the fourth quarter as compared to the third quarter. Operating income and cost of systems and service as a percentage of total net revenues in the fourth quarter were relatively flat when compared to the second quarter. Cost of systems as a percentage of systems revenue remained relatively flat from the first quarter through the third quarter and decreased in the fourth quarter due to an increase in unit volume with flat fixed manufacturing costs and a favorable change in the mix of systems sold. Service and license revenues as a percentage of total net revenues increased in the third quarter due to slower growth in system sales in the third quarter. Cost of service sales as a percentage of service and license revenues increased significantly in the third quarter due to a strategic decision to increase the size of the service organizations in order to initiate growth in service revenue in future quarters. On a quarter-to-quarter basis, the customer and product mix of sales can fluctuate significantly. Such fluctuations can have a positive or negative impact on operating margins and are difficult to predict.

         The Company believes that its backlog on a quarterly basis will not generally be large enough to assure that its revenue targets for a particular quarter will be met. Furthermore, a large percentage of any quarter's shipments have historically been booked in the last month of the quarter. Consequently, quarterly revenues and operating results will depend on the volume and timing of new orders received during a quarter, which is difficult to forecast. This is particularly true in the VIS market, where sales orders are generally larger. The Company offers products with base system list prices from $5,000 to over $1,250,000 depending on customer configurations and requirements, and generally has a higher gross margin on its fully configured products. The Company provides discounts to distributors and generally has a higher gross margin on direct sales. In addition, the Company's expanding service and license revenues generally have lower gross margins. As a result, the Company's revenues and gross margins will be affected by the product, service and channel mix and timing of orders it receives. In addition, because the Company recognizes revenues on sales to distributors and customers which have previously installed the Company's product at the time of shipment and on certain direct sales to end users at the time of installation, quarterly revenues can also fluctuate depending on the customer installation schedules for direct sales at the end of a quarter. Installation on direct sales typically occurs within five weeks of shipment. The Company has not experienced any significant returns by customers of any of its products.

         Fourth quarter total net revenues are typically enhanced by sales incentives to employees and promotion programs for customers; as a result, first quarter sales are typically less than fourth quarter sales. The Company anticipates that this trend will continue in the first quarter of fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash and equivalents and short-term investments decreased to $86.4 million at June 30, 1994 from $100.4 million at June 30, 1993. Cash flows from operations resulted in net cash provided of $49.4 million in fiscal 1994 and $39.8 million in fiscal 1993. The primary uses of cash during fiscal 1994 were investment in property and equipment of $58.6 million and the repurchase of Common Stock for approximately $5.8 million under the Company's stock repurchase plan, both of which aim to increase return to investors as compared to the return which would be made by investing the cash and generating interest at the low rates available during fiscal 1994. In July 1994, the Company's Board of Directors approved the repurchase of up to an additional 3.5 million shares of its Common Stock over a period of approximately two years.

         As of June 30, 1994, the Company had invested $41.0 million in the purchase of land and the development of the Company's new corporate offices on that land. The Company expects to spend approximately an additional $5.0 million during fiscal 1995 in connection with the final construction of the Company's new corporate offices. The Company also expects to purchase additional equipment and make certain leasehold improvements during fiscal 1995. The Company anticipates that its property and equipment investments will eventually result in reduced operating expenses, greater efficiencies and increased flexibility for the Company.

         In connection with the VMX business combination, approximately $3.6 million of merger expenses were incurred and have been charged to interest and other income (expense) during the third quarter of fiscal 1994. In addition, the Company recorded integration costs of $18.3 million in connection with the merger. The charges were recorded based on decisions made by management to consolidate certain facilities and personnel. Lease termination fees and moving costs associated with facilities consolidation comprise approximately $7.0 million of total integration costs, while $5.3 million relates to employee severance and relocation expenses. The Company estimates that approximately 240 employees will either relocate or terminate employment. Certain assets were written down to their net realizable value due to impairment as a result of the merger, which totaled approximately $4.5 million. The majority of the remaining charges are associated with the consolidation of Octel's and VMX's benefit and compensation plans and Director's and Officer's run-off liability insurance. The integration charges are the primary reason for the decrease in working capital from fiscal 1993 to fiscal 1994.

         Of the $18.3 million of total integration charges recorded in the third quarter of fiscal 1994, approximately $4.5 million related to noncash writeoffs of recorded assets and $13.8 million related to expected cash expenditures. As of June 30, 1994, there was a balance of $12.5 million of expected future cash expenditures. The majority of this amount will be spent in fiscal 1995. In addition to the integration costs recorded in the third quarter of fiscal 1994, the Company may incur additional merger-related integration costs, which will be charged to operations, over the next several quarters. Such integration charges are expected to be cash expenditures estimated at approximately $4.1 million for literature design for name change and other modifications to literature for the merged Company, for consolidating processes and computer systems of the merged Company and for personnel related expenses.

         In August 1994, the Company purchased certain intellectual and personal property from another company for $5.1 million. Of the total purchase price, $4.7 million was allocated to in-process technology and $0.4 million was allocated to property and equipment. The in-process technology will be expensed as of the date acquired. In addition, the Company agreed to hire certain employees of the seller.

         The Company anticipates that cash flows from operations, existing cash and equivalents and short-term investment balances, and its existing bank line will be adequate to meet the Company's cash requirements through the end of fiscal 1995.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

         The Company believes that in the future its results of operations could be affected by factors such as delays in shipments of the Company's new products, market acceptance of new products and upgrades, growth in the worldwide voice processing market, expansion of services by its VIS customers, the outcome of litigation and changes in general economic conditions in any of the countries in which the Company does business.

          The Company believes that the successful introduction of new and enhanced products and services will be essential for it to maintain its competitive position. The integration of certain operations as a result of the VMX merger continues to require the dedication of management resources which may temporarily distract attention from the day-to-day business of the Company. The Company intends to reduce expenses by consolidating operations, eliminating duplicate facilities, employees, marketing programs and other expenses. There can be no assurance that Octel will be able to reduce expenses in this fashion, that there will not be high costs associated with such activities, that such reductions will not result in a decrease in revenues or that there will not be other material adverse effects of such activities. The Company cannot determine the ultimate effect that new products and services and the continued integration of Octel and VMX will have on revenues, earnings or stock price.

         Due to the factors noted above and elsewhere in management's discussion and analysis of financial condition and results of operations, the Company's future earnings and Common Stock price may be subject to significant volatility, particularly on a quarterly basis. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant effect on the trading price of the Company's Common Stock in any given period. Additionally, the Company may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's Common Stock. Finally, the Company participates in a highly dynamic industry which often results in volatility of the Company's Common Stock price.

         The Company has been and may in the future continue to be required to litigate enforcement of its intellectual property or commercial rights or to defend itself in litigation arising out of claims of third parties. Such litigation, even if the Company is ultimately victorious, can be extremely expensive and may have a material adverse effect on the Company's results of operations in any particular period. For example, the Company has recently paid as much as $1.0 million per quarter in legal fees and related expenses in connection with the Theis litigation, and expects such fees and expenses to exceed that figure in the first quarter of fiscal 1995 because trial has commenced. Litigation may also occupy management resources that would otherwise be available to address other aspects of the Company's business. See "Patents, Copyrights, Trademarks and Technology Licenses" in Item 1 above.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                   Page
                                                                                                                ----------
                  Financial Statements:
                      Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
                      Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . .          42
                      Consolidated Statements of Stockholders' Equity . . . . . . . . . . . . . . . . . . .          43
                      Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . .          45

                  Financial Statement Schedules:
                      Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
                      Schedule I    -  Marketable Securities and Investments  . . . . . . . . . . . . . . .          64
                      Schedule II   -  Amounts Receivable From Related Parties, Underwriters,
                                       Promoters and Employees other than Related Parties . . . . . . . . .          65
                      Schedule V    -  Property, Plant and Equipment  . . . . . . . . . . . . . . . . . . .          66
                      Schedule VI   -  Accumulated Depreciation and Amortization of Property, Plant and
                                       Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          67
                      Schedule VIII -  Valuation and Qualifying Accounts  . . . . . . . . . . . . . . . . .          68


         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is included in the Consolidated Financial Statements or notes thereto.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     ASSETS
                                                                                                             June 30,
                                                                                                  -----------------------------
                                                                                                      1994            1993
                                                                                                     -------------  --------------
                 Current assets:
                    Cash and equivalents                                                        $     17,889     $     26,576
                    Short-term investments                                                            68,463           73,781
                    Accounts receivable, net of allowance for doubtful
                      accounts of $2,665 and $2,365                                                   90,013           70,556
                    Accounts receivable from related parties                                           2,159            8,577
                    Inventories                                                                       28,920           28,399
                    Prepaid expenses and other                                                        13,865            4,806
                                                                                                ------------    -------------
                               Total current assets                                                  221,309          212,695

                 Property, plant and equipment                                                        95,076           53,933
                 Deposits and other assets                                                            29,743           30,755
                                                                                                ------------    -------------
                               Total                                                            $    346,128    $     297,383
                                                                                                ============    =============
                                                      LIABILITIES AND STOCKHOLDERS' EQUITY
                 Current liabilities:
                    Trade payables                                                              $     16,250     $     16,370
                    Accrued compensation and employee benefits                                        25,010           20,257
                    Income taxes payable                                                               2,616            1,401
                    Accrued and other liabilities                                                     44,660           27,689
                                                                                                ------------     ------------
                               Total current liabilities                                              88,536           65,717

                 Long-term obligations                                                                 1,400            1,985
                 Commitments and contingencies (Notes 2, 9, 14 and 16)                                     --              --
                 Stockholders' equity:
                    Preferred stock, $.001 par value--authorized 5,000,000 shares; none
                        outstanding                                                                        --              --
                    Common stock, $.001 par value--authorized, 50,000,000 shares; outstanding:
                        1994, 24,170,344 shares, 1993, 23,257,563 shares                             174,356          156,870
                    Notes receivable from sale of stock                                                    --             (56)
                    Deferred compensation                                                                  --             (55)
                    Retained earnings                                                                 82,736           73,322
                    Unrealized loss on marketable securities (net of deferred taxes of $330)            (540)              --
                    Accumulated translation adjustments                                                 (360)            (400)
                                                                                                ------------     ------------
                        Total stockholders' equity                                                   256,192          229,681
                                                                                                ------------     ------------
                               Total                                                            $    346,128     $    297,383
                                                                                                ============     ============

                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                 Year ended June 30,
                                                                ------------------------------------------------------
                                                                       1994               1993               1992
                                                                ----------------   ----------------   ----------------

 Net revenues:
     Systems                                                      $   292,090        $   254,860        $   214,883
     Service and license                                              114,135             83,618             47,849
                                                                  -----------        -----------        -----------
        Total net revenues                                            406,225            338,478            262,732

 Cost and expenses:
     Cost of systems                                                   89,423             74,856             57,132
     Cost of service                                                   70,233             52,524             35,621
     Research and development                                          58,325             44,420             32,285
     Selling, general and administrative                              151,173            129,556            108,168
     Integration costs                                                 18,258                 --                 --
                                                                  -----------        -----------        -----------
        Total costs and expenses                                      387,412            301,356            233,206
                                                                  -----------        -----------        -----------
 Operating income                                                      18,813             37,122             29,526
 Interest and other income (expense), net                              (1,470)             4,294              6,596
                                                                  -----------        -----------        -----------
 Income before income taxes and cumulative effect of
     accounting change                                                 17,343             41,416             36,122
 Provision for income taxes                                             3,800             11,734              9,739
                                                                  -----------        -----------        -----------
 Income before cumulative effect of accounting change                  13,543             29,682             26,383
 Cumulative effect of accounting change                                    --                115                 --
                                                                  -----------        -----------        -----------
 Net income                                                       $    13,543        $    29,567        $    26,383
                                                                  ===========        ===========        ===========
 Income per common and equivalent share before
     cumulative effect of accounting change                              0.54               1.19               1.08
 Cumulative effect of accounting change                                    --                 --                 --
                                                                  -----------        -----------        -----------
 Net income per common and equivalent share                       $      0.54        $      1.19        $      1.08
                                                                  ===========        ===========        ===========
 Weighted average number of common shares and
     equivalents used in computation                                   25,096             24,869             24,424
                                                                  ===========        ===========        ===========

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                      Notes                           Unrealized
                                  Common Stock      Receivable                         Loss on     Accumulated
                                 --------------     From Sale    Deferred   Retained  Marketable   Translation
                               Shares     Amount     of Stock  Compensation Earnings  Securities   Adjustment   Total
                               ------     ------    ---------- ------------ --------  ----------   ----------   -----
 Balances, June 30, 1991 as
   previously reported      17,173,34   $ 94,724  $     (68)   $   (489)  $   48,543       --         --     $  142,718
                            ----------  --------  ---------    --------   ----------     -----     -----     ----------
 Pooling of interests
 adjustments                 5,079,689    45,114      (196)          --      (19,616)      --       (117)        25,185
 Balances as of June 30,
 1991  as restated          22,253,032   139,838      (256)        (489)      28,927       --       (117)       167,903
 Sale of common stock under
   Employee Stock Purchase
   Plan                        197,606     3,376         --          --           --       --         --          3,376
 Sale of common stock, net
  of repurchases               432,811     3,976         --          --          (61)      --         --          3,915
 Repurchases of common stock  (110,000)     (610)        --          --       (2,018)      --         --         (2,628)
 Issuance of common stock        4,107       100         --          --           --       --         --            100
 Deferred compensation
   amortization                     --        --         --         218           --       --         --            218
 Payment on notes receivable        --        --         94          --           --       --         --             94
 Tax benefit of stock option
   transactions                     --     2,749         --          --           --       --         --          2,749
 Translation adjustments            --        --         --          --           --       --        276            276
 Net income                         --        --         --          --       26,383       --         --         26,383
                            ----------  --------  ---------    --------   ----------     -----     -----    -----------
 Balances, June 30, 1992    22,777,556   149,429      (162)        (271)      53,231       --        159        202,386
 Pooling of interests
   adjustments                 456,320       353         --          --           37       --         --            390
 Sale of common stock under
   Employee Stock Purchase
   Plan                        251,645     4,037         --          --           --       --         --          4,037
 Sale of common stock, net
   of stock surrendered        375,993     3,524         --          --          (35)      --         --          3,489
 Proceeds from sale of put
 warrants                           --       977         --          --           --       --         --            977
 Repurchases of common stock  (603,951)   (3,625)        --          --       (9,478)      --         --        (13,103)
 Deferred compensation
   amortization                     --        --         --         216           --       --         --            216
 Tax benefit of stock option
   transactions                     --     2,175         --          --           --       --         --          2,175
 Payment on notes receivable        --        --        106          --           --       --         --            106
 Translation adjustments            --        --         --          --           --       --       (559)          (559)
 Net income                         --        --         --          --       29,567       --         --         29,567
                            ----------  --------  ---------    --------   ----------     -----     -----    -----------
 Balances, June 30, 1993    23,257,563   156,870        (56)        (55)      73,322        0       (400)       229,681
 Sale of common stock under
   Employee Stock Purchase
 Plan                          326,860     5,224         --          --           --       --         --          5,224
 Sale of common stock, net
 of stock surrendered          817,921    11,256         --          --         (121)      --         --         11,135
 Repurchases of common stock  (232,000)   (1,759)        --          --       (4,008)      --         --         (5,767)
 Deferred compensation
   amortization                     --        --         --          55           --       --         --             55
 Tax benefit of stock option
   transactions                     --     2,765         --          --           --       --         --          2,765
 Payment on notes receivable        --        --         56          --           --       --         --             56
 Unrealized loss on
 marketable securities              --        --         --          --           --     (540)        --           (540)
 Translation adjustments            --        --         --          --           --       --         40             40
 Net income                         --        --         --          --       13,543       --         --         13,543
                            ----------  --------  ---------    --------   ----------     -----     -----     ----------
 Balances, June 30, 1994    24,170,344  $174,356         --          --   $   82,736  $  (540)   $  (360)    $  256,192
                            ==========  ========  =========    =========  ==========  ========   =======     ==========

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                    Year ended June 30,
                                                                     -------------------------------------------------
                                                                           1994             1993             1992
                                                                     ---------------  ---------------  ---------------

 Cash flows from operating activities:
   Net income                                                         $    13,543      $    29,567      $    26,383
   Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                           34,219           22,287           15,206
   Amortization of premium of marketable securities                           294               --               --
   Deferred income taxes                                                  (13,909)           1,948           (3,185)
   Deferred compensation                                                       55              216              218
   Changes in assets and liabilities:
      Accounts receivable                                                 (13,572)         (20,891)          (9,635)
      Inventories                                                            (449)           1,438           (8,231)
      Prepaid expenses and other                                           (1,633)            (239)            (995)
      Trade payables                                                           46           (1,441)           3,513
      Accrued compensation and employee benefits                            4,860            3,507            3,848
      Accrued and other liabilities                                        25,964            3,451            9,235
                                                                      -----------      -----------      -----------
         Net cash provided by operating activities                         49,418           39,843           36,357
                                                                      -----------      -----------      -----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Sales of common stock under employee stock plans, net                   16,480            7,543            7,352
   Repurchases of common stock                                             (5,767)         (13,103)          (2,628)
   Proceeds from sale of financial instruments-put warrants                    --              977               --
   Issuance of common stock                                                    --               18              100
   Payment on notes receivable                                                 56              106               --
   Repayment of long-term obligations                                        (605)          (1,257)             (46)
                                                                      -----------      -----------      -----------
      Net cash provided (used) by financing activities                     10,164           (5,716)           4,778
                                                                      -----------      -----------      -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of short-term investments                                   (128,869)        (256,016)        (213,254)
   Sales and maturities of short-term investments                         133,115          250,965          210,699
   Property and equipment additions, net                                  (58,648)         (30,775)         (14,550)
   Deposits and other assets                                              (13,970)         (15,576)          (6,443)
   Net cash received from (used in) business acquisitions                      --           (9,391)           1,098
                                                                      -----------      -----------      -----------
      Net cash used for investing activities                              (68,372)         (60,793)         (22,450)
 EFFECT OF EXCHANGE RATE CHANGES ON CASH                                      103              214              354
                                                                      -----------      -----------      -----------
 NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                           (8,687)         (26,452)          19,039
                                                                      -----------      -----------      -----------
 CASH AND EQUIVALENTS:
   Beginning of year                                                       26,576           53,028           33,989
                                                                      -----------      -----------      -----------
   End of year                                                        $    17,889      $    26,576      $    53,028
                                                                      ===========      ===========      ===========

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BASIS OF PRESENTATION

         The Company designs, manufactures and markets voice information processing systems. The Company also provides voice processing and networking services. The consolidated financial statements include the Company and its wholly owned subsidiaries. Intercompany balances and transactions are eliminated in consolidation. Reclassifications have been made to fiscal 1993 and fiscal 1992 consolidated financial statements to conform to the fiscal 1994 presentation.

2.       SIGNIFICANT ACCOUNTING POLICIES

         Cash equivalents

         Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less.

         Short-term investments

         In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company adopted the provisions of SFAS 115 for investments held as of June 30, 1994. Under the provisions of SFAS 115, the Company has classified its investments in certain debt securities as "available-for-sale." Such investments are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Interest income is recorded using an effective interest rate, with the associated premium or discount amortized to "Interest and other income (expense), net." The cost of securities sold is based upon the specific identification method. In accordance with the provisions of SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of June 30, 1994 of adopting SFAS 115 was to decrease the balance of stockholders' equity by $0.5 million to reflect the net unrealized loss on investments classified as "available-for-sale" and previously recorded at cost. See Note 3.

         Foreign currency translation

         Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are accumulated as a separate component of stockholders' equity. Realized and unrealized gains and losses on foreign currency transactions and hedge contracts are included in interest and other income (expense), net. At June 30, 1994, the Company had approximately $17.9 million of forward hedge contracts outstanding ($4.0 million in 1993).

         Financial Instruments and Risk Concentration

         The forward hedge contracts discussed above require the Company to exchange foreign currencies for U.S. dollars at rates agreed at the inception of the contracts. Although the gross amounts are used to express the volume of these transactions, the amounts potentially subject to credit risk are limited to the difference between the counterparty's obligation and the obligation of the Company. The contracts do not subject the Company to significant market risk from exchange rate movements because the contracts offset foreign currency balances and transactions being hedged. The Company maintains policies for entering into foreign exchange contracts similar to those for its investments.

         Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash investments and accounts receivable. The Company's cash investments are in U.S. government obligations and municipal notes and bonds that have maturities ranging from 1994 through 2019. The Company believes no significant concentration of credit risk exists with respect to these cash investments. Balances due from international customers account for 35 percent of the total accounts receivable (21 percent in 1993). Additionally, distributors and VIS customers comprise 18 percent and 40 percent of total accounts receivable, respectively (29 percent and 22 percent in 1993, respectively). Generally, the Company requires no collateral from customers. The Company believes that any credit risks are substantially mitigated by the Company's credit evaluation process.

         Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market.

         Development costs

         Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No.
86. The Company has not capitalized any software development costs, as the Company's current process for developing this software is essentially completed concurrently with the establishment of technological feasibility. In connection with the VMX merger, certain costs formerly capitalized by VMX were written off to conform accounting practices.

         In fiscal 1994, 1993 and 1992, the Company entered into contracts for funded software development projects. These contracts are contractual services as defined by Statement of Financial Accounting Standards No. 68. The Company defers development costs and revenue for these projects and such deferred costs are expensed to cost of sales when the related revenue is recognized. Significant terms of these development contracts include specified completion dates. The Company maintains all rights related to the funded projects. As of June 30, 1994, all projects are expected to be completed substantially in accordance with the related contract.

         As of June 30, 1994, $2.9 million of costs related to these contracts were deferred ($1.9 million in 1993 and $1.1 million in 1992) and $1.0 million of prepayments were recorded as a liability ($0.1 million in 1993 and $1.2 million in 1992). In fiscal year 1994, $0.8 million was expensed to cost of sales and $0.8 million recognized as revenue for contracts ($0.3 million was expensed to cost of sales and recognized as revenue in 1993 and $0.2 million was expensed to cost of sales and recognized as revenue in 1992).

         Property, plant and equipment

         Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of two to ten years. Leasehold improvements are amortized over the lives of the leases.

         Intangible assets

         Goodwill represents the excess of acquisition cost, including reserves for certain acquisition related expenses, over the fair value of the net assets acquired and is being amortized on a straight-line basis over ten years. Goodwill of $1.7 million is included in the balance sheet caption "Deposits and other assets."

         The Company has acquired various technology licenses and other agreements. The cost of the licenses and other agreements is amortized from the date that the related product is commercially available over periods based on anticipated future revenue streams from the related products not exceeding 36 months. As of June 30, 1994 and 1993, $3.3 million and $9.3 million, respectively, were included in the balance sheet caption "Deposits and other assets," for such assets.

         Revenue recognition

         Revenue is recognized upon shipment to distributors and upon installation for end users. Revenue is also recognized upon shipment to end users for orders from businesses which have previously installed the Company's products, and upon shipment of upgrades and expansions to larger capacity systems.

         Revenues on service contracts are primarily recognized ratably over the contract period.

         Returns and allowances

         The Company does not generally reserve for returns because, historically, the Company has not experienced any significant returns of any of its products by customers.

         Warranty costs

         The Company warrants its products for one year after delivery to the purchaser or installation when the Company performs the installation. Provision for estimated warranty costs is recorded at the time of sale.

         Income taxes

         In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. The Company adopted SFAS No. 109 effective July 1, 1992. The effect of the adoption is discussed in Note 13.

         Net income per common and equivalent share

         Net income per common and equivalent share is computed based upon the weighted average number of common and equivalent shares from stock options and put warrants (using the treasury stock method) and shares issued under the Employee Stock Purchase Plan.

3.       INVESTMENTS

         At the date of adoption of SFAS 115, June 30, 1994, all short-term investments were considered available-for-sale securities and consisted of the following (in thousands):

                                                         Unrealized    Unrealized    Accrued     Estimated
                                              Cost          Gains        Losses      Interest    Fair Value
                                          ------------  ------------  ------------  ---------   ------------
 U.S. Government securities                     9,803           9          (455)       (103)          9,256
                                          $               $             $           $           $
 Municipal notes/bonds                         60,598          17          (441)       (891)         59,281
                                          -----------     -------       -------     -------     -----------
                                          $    70,401     $    26       $  (896)    $  (994)    $    68,537
                                          ===========     =======       =======     =======     ===========

         At June 30, 1994, these securities were classified on the balance sheet as follows (in thousands):

 Cash equivalents                                                                                  $     1,068
 Short-term investments                                                                                 68,463
                                                                                                   -----------
                                                                                                   $    69,531
                                                                                                   ===========

         The cost and estimated fair value of available-for-sale debt securities as of June 30, 1994, by contractual maturity, consisted of the following (in thousands):

                                                                                                      Estimated
                                                                                       Cost          Fair Value
                                                                                   -----------     --------------
 Due in one year or less                                                           $   30,991       $   30,525
 Due in one to three years                                                             24,087           23,436
 Due thereafter                                                                        15,323           14,576
                                                                                   ----------       ----------
                                                                                   $   70,401       $   68,537
                                                                                   ==========       ==========

4.       BUSINESS COMBINATIONS -- POOLING OF INTERESTS METHOD

         VMX, Inc.

         On March 31, 1994, Octel Acquisition Corporation, a wholly owned subsidiary of Octel, was merged with and into VMX, Inc. (VMX), with VMX being the surviving corporation and a wholly owned subsidiary of Octel. In the transaction, approximately 5.4 million shares of Octel's common stock were issued in exchange for all of the outstanding common stock of VMX. The merger was accounted for as a pooling of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of VMX for all periods prior to the merger. Effective in the quarter ended March 31, 1994, VMX recorded $2.2 million in charges to operations to conform certain changes in estimates and accounting policies to those of Octel.

         VMX provides integrated messaging and call processing systems, software and services that combine voice, data and image for business communications, internationally.

         Separate results of the combining entities for the periods prior to the merger were as follows:

                                                   Nine months ended          Year ended            Year ended
                                                    March 31, 1994           June 30, 1993         June 30, 1992
                                                -----------------------  --------------------  --------------------
 Net Revenues:
     Octel                                            $    216,662           $   249,549           $   188,848
     VMX                                                    74,270                90,463                75,214
     Less intercompany sales                                (1,233)               (1,534)               (1,330)
                                                      ------------           -----------           -----------
                                                      $    289,699           $   338,478           $   262,732
                                                      ============           ===========           ===========
 Net Income:
     Octel                                            $     16,724           $    22,553           $    21,356
     VMX                                                     4,844                 7,036                 5,051
     Intercompany transactions                                  10                   (22)                  (24)
     Merger related costs and adjustments                  (18,755)                   --                    --
       (net of tax benefits)
                                                      ------------           -----------           -----------
                                                      $      2,823           $    29,567           $    26,383
                                                      ============           ===========           ===========

         In connection with the merger, approximately $3.6 million of merger expenses were incurred and have been charged to interest and other income (expense) during the third quarter of fiscal 1994. These nonrecurring expenses include investment banking fees of $2.6 million, legal and accounting fees of $0.6 million and other miscellaneous expenses of $0.4 million.

         Also in connection with the merger, the Company recorded integration costs in the third quarter of fiscal 1994 of $18.3 million related to costs associated with consolidating facilities and personnel. Included in such integration costs are building lease termination fees and moving costs in connection with redundant facilities, employee severance, relocation expenses, and the write-off of leasehold improvements and assets impaired as a direct result of the merger. The balance in these reserves of $12.5 million is included in Accrued and other liabilities on the balance sheet at June 30, 1994.

         Rhetorex, Inc.

         In March 1993, the Company issued the equivalent of 346,218 shares of its Common Stock in exchange for all of the outstanding capital stock of Rhetorex, Incorporated (Rhetorex), which has been accounted for as a pooling of interests. In addition the Company assumed Rhetorex stock options which represent options to purchase 3,779 shares of the Company's Common Stock subsequent to the transaction. Rhetorex designs and manufactures high performance voice processing components and software for personal computers. The acquisition was accounted for under the pooling of interests method and, accordingly, the Company's consolidated financial statements and financial data have been restated to include the accounts and operations of Rhetorex for all periods presented.

         Compass Technology, Inc.

         Effective August 12, 1992, the Company consummated a business combination with Compass Technology, Inc. which has been accounted for as a pooling of interests. Compass develops and markets voice processing applications software for PC-based systems. To effect the combination, approximately 460,000 shares of common stock were issued in exchange for substantially all equity securities of Compass. The net assets of Compass amounted to $0.5 million at June 30, 1992. The effect of this pooling was immaterial to the operations of the Company and accordingly, prior years' financial statements were not restated.

5.       BUSINESS COMBINATION -- PURCHASE METHOD

         On October 21, 1992, the Company acquired Tigon Corporation (now Octel Network Services ("ONS")) from Ameritech. ONS is an independent provider of voice processing and networking services primarily in the U.S. The purchase price of $12 million was paid in cash. The acquisition was accounted for as a purchase and the results of ONS' operations were combined with those of the Company from the date of acquisition. Goodwill of $7.5 million, representing the excess of acquisition cost, including reserves for certain acquisition related expenses, over the $10.3 million estimated fair value of the net assets acquired, was recorded at the date of acquisition, prior to the adoption of SFAS No. 109. As discussed in Note 13 below, the assets and liabilities assumed in the acquisition of ONS were remeasured in connection with the adoption of SFAS No. 109 by the Company. The gross balance of goodwill at June 30, 1994 was $2.1 million, which reflects the change for the SFAS No. 109 remeasurement and the final purchase price allocation adjustment of $1.3 million made prior to the end of the one year anniversary date of the acquisition. Amortization expense for fiscal 1994 and 1993 was $0.3 million and $0.1 million respectively. Accumulated amortization at June 30, 1994 and 1993, was $0.4 million and $0.1 million, respectively.

6.       INVENTORIES

         Inventories consist of (in thousands):

                                                                                              June 30,
                                                                                  --------------------------------
                                                                                        1994             1993
                                                                                  ---------------  ---------------

                                                                                         -               --
 Finished goods                                                                    $    5,864       $    6,407
 Work-in-process                                                                       12,248           11,625
 Raw materials                                                                         10,808           10,367
                                                                                   ----------       ----------
     Total inventories                                                             $   28,920       $   28,399
                                                                                   ==========       ==========

7.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of (in thousands):

                                                                                              June 30,
                                                                                  --------------------------------
                                                                                       1994             1993
                                                                                  -----------      --------------
 Computers and electronic equipment                                               $    85,545      $    60,192
 Land and buildings                                                                    40,871           15,678
 Other machinery and equipment                                                         11,780            9,604
 Furniture and fixtures                                                                14,317           11,693
 Leasehold improvements                                                                 6,867            5,554
                                                                                  -----------      -----------
     Total                                                                            159,380          102,721
 Accumulated depreciation and amortization                                            (64,304)         (48,788)
                                                                                  -----------      -----------
         Property, plant and equipment, net                                       $    95,076      $    53,933
                                                                                  ===========      ===========

8.       ACCRUED AND OTHER LIABILITIES

         Accrued and other liabilities consist of (in thousands):

                                                                                              June 30,
                                                                                  --------------------------------
                                                                                       1994             1993
                                                                                  -----------      --------------
 Integration reserves                                                              $   12,516       $       --
 Unearned revenue and deposits                                                          9,240            5,508
 Amounts due to distributors                                                            3,595            4,144
 Warranty reserve                                                                       2,956            2,538
 Reserves for acquisition related expenses                                              4,817            5,729
 Other                                                                                 11,536            9,770
                                                                                  -----------      -----------
         Accrued and other liabilities                                            $    44,660      $    27,689
                                                                                  ===========      ===========


         Other liabilities primarily consist of property and sales taxes, deferred taxes, amounts due to direct customers and other liabilities.

9.       LINE OF CREDIT

         Effective June 1994, the Company obtained a $30 million bank revolving line of credit which also allows the Company to obtain standby letters of credit. Borrowings under the line are unsecured and bear interest at an adjusted LIBOR rate plus one and one-quarter percent. Borrowings under the line are subject to certain financial covenants and restrictions on indebtedness, financial guarantees, business combinations and other related items. The Company was in compliance with these covenants and had no borrowings under this line as of June 30, 1994. The line expires in June 1996.

10.      STOCKHOLDERS' EQUITY

         In July 1990, the Company's Board of Directors approved a common shares rights agreement and declared a dividend distribution, payable to stockholders of record on August 15, 1990, of one Common Stock purchase right for each outstanding share of its Common Stock. Initially, each right entitles the stockholder to buy one newly issued share of the Company's Common Stock at an exercise price of $80. The rights become exercisable (unless postponed by action of the disinterested directors) on the earlier of: (1) ten days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 21% or more of the outstanding Common Stock or (2) ten days following the commencement or announcement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 21% or more of the Company's outstanding Common Stock.

         If the Company is acquired in a merger or other business combination transaction without approval by the Company's Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $160 worth of the common stock of the acquiring company for $80. If any person or group acquires 21% or more of the Company's Common Stock without approval by the Company's Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $160 worth of the Company's Common Stock for $80.

         The rights are redeemable at the Company's option for $0.01 per right. Additionally, the exercise price, number of rights and number of common shares that may be acquired are subject to adjustment from time to time to prevent dilution. The rights expire on July 31, 2000. At June 30, 1994 substantially all shares of Common Stock are subject to this agreement.

         Common Stock

         During the second quarter of fiscal 1992, a stock repurchase plan was approved by the Board of Directors whereby the Company may repurchase such shares of its Common Stock on the open market as may reasonably be required for exercises under the 1985 Incentive Stock Option Plan and issuances under the 1987 Employee Stock Purchase Plan. During fiscal 1994, fiscal 1993 and fiscal 1992, the Company repurchased 232,000 shares, 603,951 shares and 110,000 shares, respectively. Average prices paid during these periods (exclusive of any put warrant proceeds) were $25 per share, $22 per share and $24 per share, respectively. As of June 30, 1994, all of the repurchased shares have been reissued under employee stock plans.

         During fiscal 1993, in connection with its stock repurchase plan, the Company sold put warrants in a series of private placements, with the intention of reducing the cost of the stock repurchase plan. The put warrants entitle the holder to sell one share of common stock to the Company for each warrant held, at a specified price, if the holder exercises the warrant. The activity for fiscal 1994 and 1993 is summarized as follows:

                                                                   Put Warrants Outstanding
                                                --------------------------------------------------------------
                                                     Cumulative            Number of            Potential
                                                 Proceeds Received         Warrants             Obligation
                                                --------------------    ---------------    -----------------
 June 30, 1992                                               --                   --                    --
     Sales                                           $  977,000              500,000       $    11,043,000
     Expirations                                             --             (200,000)           (3,750,000)
                                                   ------------          -----------      ----------------

 June 30, 1993                                          977,000              300,000             7,293,000
     Exercises                                               --             (200,000)           (5,143,000)
     Expirations                                             --             (100,000)           (2,150,000)
                                                   ------------          -----------      ----------------
 June 30, 1994                                      $   977,000                   --                   --
                                                   ============          ===========      ================

         In July 1994, the Company's Board of Directors approved the repurchase of up to an additional 3.5 million shares of its Common Stock over a period of approximately two years. As of September 10, 1994, the Company repurchased 125,000 shares of its Common Stock at an average price of $21 (unaudited). In connection with the repurchase program, in August 1994 the Company sold 683,000 put warrants for total proceeds of $1,143,000 (unaudited). If all of the put warrants are exercised the obligation will be $16,253,000 (unaudited).

         In November 1993, the Company increased the number of shares of Common Stock reserved for issuance under its 1987 Employee Stock Purchase Plan from 1,000,000 to 1,250,000. Eligible employees may authorize payroll deductions of up to 10% of their compensation to purchase shares at the lower of 85% of the fair market value of the Common Stock as of the date of grant (first day of an offering period, or for newly hired employees, the date their participation begins) or the last day of the six-month offering period. In fiscal 1994, 327,000 shares were purchased at an average price of $15.98 (252,000 in fiscal 1993 at an average price of $16.04 and 198,000 in fiscal 1992 at an average price of $17.08).

         In November 1993, the Company increased the number of shares of Common Stock reserved for issuance under its 1985 Incentive Stock Plan from 6,300,000 to 7,300,000, and increased the number again in March 1994 from 7,300,000 to 9,600,000. In addition, the Company has reserved 200,000 shares of Common Stock for issuance under the Directors' Stock Option Plan. Under the plans, stock options may be granted to employees, consultants and directors to purchase Common Stock at not less than fair market value at the date of grant. Options become exercisable as determined by the Board of Directors, generally over five years. However, options granted after June 1, 1994 become exercisable over four years. Options granted before November 1988 expire ten years from date of grant, while those granted after that date expire five and one-half years from date of grant, or within six months after becoming fully exercisable, whichever is sooner. At June 30, 1994, a total of 5,840,239 shares were subject to outstanding options and 1,393,720 shares were available for future grant under the plans.

         In June 1994, the Board of Directors approved a repricing of stock options for certain employees, excluding senior management and officers. The employees have the option of either maintaining their existing options or canceling any options with exercise prices greater than $17.25 and receiving new options representing 90% of the options being cancelled. The new options' vesting commencement date will be reset to June 22, 1994 and the new options will vest at the rate of 25% each year over four years. The options expire in five and one-half years. The vested options may only be exercised when the fair market value of the Company's Common Stock equals or exceeds the original option exercise price; however, after five years and three months from June 22, 1994, the options may be exercised regardless of the fair market value of the Company's Common Stock for up to three months. Options for up to 1,574,717 shares were qualified for the repricing. Under this repricing, options for approximately 1,348,000 shares were cancelled and options for approximately 1,209,000 shares were granted. Activity under the repricing is not reflected in the table below.

         In October 1990, the Board of Directors authorized a restricted stock purchase of 60,000 shares for $.001 per share by an individual who was an officer of the Company. Deferred compensation, representing the difference between $.001 per share and the fair market value of the shares at the date of issuance, was amortized over the three-year vesting period. In fiscal 1994, 1993 and 1992, $55,000, $216,000, and $218,000 of deferred compensation was amortized, respectively.

         In conjunction with the VMX merger, the Company assumed two VMX stock option plans: the 1989 VMX, Inc. Incentive Stock Option Plan and the OPCOM 1982 Incentive Stock Option Plan. Information with respect to these two plans has been included in the stock option table below. VMX's Nonstatutory Stock Option Plan was terminated upon consummation of the merger.

Information regarding outstanding stock options is as follows:

                                                                  Shares       Price Per Share         Total
                                                                ----------    ----------------     -------------
 Outstanding at June 30, 1991                                    3,492,222      $.05 - 28.15        $ 35,290,579
     Granted                                                     1,116,173       .75 - 36.25          22,365,414
     Cancelled                                                    (169,460)      .75 - 36.26          (1,857,796)
     Exercised                                                    (443,127)      .75 - 24.25          (4,047,162)
                                                                 ---------      ------------       -------------
 Outstanding at June 30, 1992                                    3,995,808      $.05 - 36.25          51,751,035
     Granted                                                     2,022,418     11.25 - 27.25          43,628,690
     Cancelled                                                    (314,800)      .75 - 36.25          (4,964,760)
     Exercised                                                    (377,163)      .50 - 22.88          (3,577,452)
                                                                ----------      ------------       -------------
 Outstanding at June 30, 1993                                    5,326,263      $.05 - 36.25          86,837,513
     Granted                                                     3,535,440     17.20 - 50.00          93,087,356
     Cancelled                                                    (897,690)     2.50 - 36.25         (20,987,482)
     Exercised                                                    (825,595)      .05 - 25.00         (11,386,983)
                                                                ----------      ------------       -------------
 Outstanding at June 30, 1994                                    7,138,418      $.05 - 50.00        $147,550,404
                                                                ==========      ============        ============

At June 30, 1994, options to purchase 1,484,001 shares were exercisable. At June 30, 1994, all repurchase rights under the restricted stock purchase agreements entered into with employees had expired.

At June 30, 1994, the Company has reserved shares of Common Stock for issuance as follows:

 Issuance under Incentive Stock Plan and Directors' Stock Option Plan                                8,356,169
 Issuance under Employee Stock Purchase Plan                                                               867
                                                                                                     ---------
                                                                                                     8,357,036
                                                                                                     =========

11.      RELATED PARTY TRANSACTIONS

         During fiscal 1994, 1993 and 1992 the Company had sales of approximately $28.4 million, $23.6 million and $21.7 million, respectively, to companies in which certain members of the Company's Board of Directors are also officers and to a company that owned approximately 6.5 percent of the Company's Common Stock at June 30, 1994. Amounts due from these companies at June 30, 1994 and 1993 were $2.2 million and $8.6 million, respectively.

12.      INTEREST AND OTHER INCOME (EXPENSE)

         Interest and other income (expense) consist of (in thousands):

                                                                        1994             1993             1992
                                                                      ---------         --------         --------
 Interest and investment income                                      $    3,216        $  3,915         $  6,329
 Gain (loss) on sale of short-term investments, net                        (11)           1,276              947
 Interest expense                                                         (267)             (56)            (205)
 Foreign exchange gains (losses), net                                     (370)             210             (243)
 Merger expenses                                                        (3,592)            (439)              --
 Other expense, net                                                       (446)            (612)            (232)
                                                                      --------         --------         --------
       Total interest and other income (expense)                     $   (1,470)       $  4,294        $   6,596
                                                                     =========         ========         ========

         Cash payments for interest were $0.3 million, $0.1 million and $0.2 million, in fiscal 1994, 1993 and 1992, respectively.

13.      INCOME TAXES

         Effective July 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method under APB No. 11. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns, and were measured at the tax rate in effect in the year the difference originated.

         As permitted by SFAS No. 109, the Company elected to record the cumulative effect of adopting this pronouncement as a change in accounting principle as of July 1, 1992, the result of which was a reduction in fiscal 1993 net income of $0.1 million. This charge represents the writedown of net deferred tax assets and liabilities from the tax rates in effect when they arose to current statutory tax rates.

         In accordance with the provisions of SFAS No. 109, the assets acquired and liabilities assumed in the purchase of ONS in October 1992 were remeasured. The result of applying SFAS No. 109 to the purchase of ONS was to recognize deferred tax assets and deferred tax liabilities for the future tax consequences of the deductible and taxable temporary differences between the assigned fair values of the assets and liabilities and the tax bases. In addition, a deferred tax asset has been recognized for the tax benefit of ONS' net operating loss carryforwards existing at the date of acquisition. A valuation allowance was recognized to reduce the deferred tax asset to the amount more likely than not to be realized. Goodwill, originally recorded, was reduced by $6.8 million to the difference between the purchase price and the values assigned to identifiable assets and liabilities, including deferred tax assets (net of valuation allowance) and deferred tax liabilities. In fiscal 1994, the final purchase price allocation adjustment was made (see Note 5) which had the effect of increasing deferred tax assets by approximately $0.9 million.

         As of June 30, 1994, the Company had net operating loss carryforwards of $11.8 million, resulting from the acquisition of ONS, that expire beginning in fiscal 1997 and ending in fiscal 2001. As mentioned above, a valuation allowance of $3.6 million has been recognized to offset the deferred tax assets related to those carryforwards by the tax effect of the amount of the net operating loss carryforwards which are not likely to be utilized. If realized, the tax benefit for those reserved items will be applied first to reduce the remaining goodwill associated with the acquisition.

         The major components of the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                                                              June 30,
                                                                                   ---------------------------
                                                                                      1994             1993
                                                                                   ----------        ---------
 Deferred Tax Assets:
     Reserves and accrued liabilities                                               $  12,583         $  6,643
     Net operating loss carryforwards acquired in purchase
          business combination                                                          4,966            5,443
     Accumulated depreciation                                                           4,522            3,772
     Accrued vacation                                                                   1,375              590
     Accounts receivable allowance                                                      1,012              812
     Accrued commissions and compensation                                                 492              153
     Tax credit carryforwards                                                           1,634            2,043
     Inventory capitalization                                                             577              418
     Profit in inventory                                                                   --              241
     Spare parts inventory                                                                 --              311
     Other                                                                                724              262
                                                                                   ----------       ----------
         Total gross deferred tax assets                                               27,885           20,688
         Valuation allowance                                                           (3,637)          (6,947)
                                                                                   ----------       ----------
         Deferred tax assets                                                           24,248           13,741
                                                                                   ----------       ----------
 Deferred Tax Liabilities:
     Deferred revenue                                                                  (3,524)          (5,685)
     Profit in inventory                                                                 (715)              --
     Amortization of spare parts inventory                                             (2,781)            (158)
     State taxes                                                                         (523)            (246)
     Amortization of purchased software                                                  (752)            (562)
     Other                                                                               (398)            (444)
                                                                                   ----------       ----------
         Total gross deferred tax                                                      (8,693)          (7,095)
                                                                                   ----------       ----------
         Net deferred tax asset                                                    $   15,555        $   6,646
                                                                                   ==========        =========

         At June 30, 1994, a net current deferred tax asset of $7.5 million and a net long-term deferred tax asset of $8.1 million have been included in the balance sheet captions "Prepaid Expenses and other" and "Deposits and other assets," respectively. At June 30, 1993, a net current deferred tax liability of $1.0 million and a net long-term deferred tax asset of $7.6 million have been included in the balance sheet captions "Accrued and other liabilities" and "Deposits and other assets," respectively.

         Income before income taxes and cumulative effect of accounting change includes the following components:

                                                                   1994             1993             1992
                                                               -----------      -----------      ----------
 Income before income taxes and cumulative effect
     of accounting change:
         Domestic                                              $   14,375       $   39,684       $   34,107
         Foreign                                                    2,968            1,732            2,015
                                                               ----------       ----------       ----------
             Total                                             $   17,343       $   41,416       $   36,122
                                                               ==========       ==========       ==========

         The provision for income taxes, attributable to income before income taxes and cumulative effect of accounting change, consists of:

                                                                   1994             1993             1992
                                                               ----------       -----------      -----------
 Income tax provision (benefit)
     Current:
         Federal                                                $   8,123        $    6,210      $    9,657
         State                                                      3,313             2,148           2,956
         Foreign                                                    1,454             1,274             692
                                                                ---------        ----------       ---------
             Total current                                         12,890             9,632          13,305
                                                                ---------        ----------       ---------
     Deferred:
         Federal                                                   (7,980)            1,773          (3,059)
         State                                                     (1,110)              329            (507)
                                                                ---------        ----------       ---------
             Total deferred                                        (9,090)            2,102          (3,566)
                                                                ---------        ----------       ---------
 Provision for income taxes                                     $   3,800        $   11,734       $   9,739
                                                                =========        ==========       =========

         The reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

                                                                             1994         1993         1992
                                                                             ----         ----         ----
 Statutory federal income tax rates                                          35.0%        34.0%        34.0%
 State income and franchise taxes net of federal income tax effect            8.2          4.6          5.1
 Research tax credits                                                        (8.3)          --         (2.8)
 Tax exempt income                                                           (4.1)        (1.0)        (1.6)
 Foreign Sales Corporation                                                   (4.7)        (2.8)        (2.4)
 Net operating loss carryforwards                                            (6.0)        (5.7)        (4.7)
 Other                                                                        1.8         (0.8)        (0.6)
                                                                           ------       ------      -------
      Total effective rate                                                   21.9%        28.3%        27.0%
                                                                           ======        =====       ======

         Cash payments for income taxes were $5.8 million, $13.1 million and $6.7 million in fiscal 1994, 1993 and 1992, respectively.

14.      LEASES

         Manufacturing and administrative facilities are leased under operating leases through 2000 with certain renewal options. At June 30, 1994, future minimum annual payments under operating leases are as follows (in thousands):

                                    1995                                                          $   9,923
                                    1996                                                              6,611
                                    1997                                                              4,965
                                    1998                                                              4,074
                                    1999                                                              2,574
                                    Thereafter                                                          942
                                                                                                 ----------
                                           Total minimum lease payments                          $   29,089
                                                                                                 ==========


         Rent expense was $12.3 million, $11.2 million and $9.6 million in fiscal 1994, 1993 and 1992, respectively.

         Capital leases included in property and equipment and long-term obligations in the consolidated balance sheet are not material. Future obligations under those leases total $1.3 million.

15.      EXPORT SALES

         Export revenues to nonaffiliated customers primarily in Canada and Europe, and to a lesser extent in Japan, South America, Australia, New Zealand and China, aggregated $97.4 million in fiscal 1994. Export revenues were $80.7 million and $58.7 million in fiscal 1993 and 1992, respectively.

16.      LITIGATION

         In April 1992, the Company filed suit, in California, against Theis Research, Inc. ("Theis") for declaratory judgment that the Company's products do not infringe three patents of Theis and that those patents are invalid. In November 1992, Theis filed a counterclaim against the Company alleging infringement of seven of Theis' patents. Subsequently, Theis dismissed with prejudice the claims as to all but four of the patents. In May 1993, two other manufacturers of voice mail equipment, Boston Technology and Northern Telecom, filed suit in California for declaratory judgment that their products do not infringe the same Theis patents at issue in the Company suit. In June 1993, the California court consolidated the action filed by these two other manufacturers with the Company suit and Theis filed a counterclaim for infringement against, among others, one of the Company's telephone company customers, Pacific Telesis. This customer tendered defense of this action to various of its vendors, including the Company. As a result of these actions, the California case involved counterclaims by Theis against the Company, Boston Technology, Northern Telecom, AT&T, Digital Sound and possibly other vendors of voice mail products and Pacific Telesis, a customer of the Company, and most of the other manufacturers of voice mail products. In August 1993, the court severed trial of the counterclaims against all defendants except the Company, Northern Telecom and Boston Technology. In December 1993, the court granted the Company's motion for summary judgment of noninfringement of one of the four remaining patents asserted against the Company. Theis subsequently dismissed its counterclaim against Boston Technology in exchange for a license of its patents. The Company and Northern Telecom tried the equitable issues of laches and inequitable conduct to the court in February 1994. The court has not yet ruled on the laches issue. In August 1994, the court issued a tentative ruling that the Company and Northern Telecom had not established inequitable conduct by clear and convincing evidence. The court has scheduled further briefing and argument on this issue. Trial of the remaining issues, including infringement of the three remaining patents asserted against the Company and the defense of patent invalidity, commenced on August 22, 1994.

         In January 1994, Gilbarco, Inc. ("Gilbarco") filed suit in the U.S. District Court for the District of Colorado against the Company and one of the Company's telephone company customers, U.S. West, alleging infringement of a Gilbarco patent and seeking unspecified damages. The Company filed an answer to the complaint denying any infringement of the patent and raising several affirmative defenses, including an assertion that the patent is invalid and unenforceable.

         The Company believes, based upon information currently available, including consultations with patent counsel, that the Company is not infringing any valid patents of Theis or Gilbarco. The Company will vigorously defend the patent infringement claims and any related claims for compensatory damages.
The Company estimates that legal expenses related to ongoing patent litigation were approximately $2.0 million in fiscal 1994. While litigation is inherently uncertain, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

17.      QUARTERLY RESULTS (unaudited)

         The following table presents unaudited quarterly operating results for each of the Company's eight fiscal quarters in the period ended June 30, 1994.

                                                  First            Second           Third            Fourth
                                                 Quarter           Quarter         Quarter          Quarter
                                             ---------------  ---------------  ---------------  ---------------
                                                            (In thousands, except per share data)
 Fiscal 1994
     Net revenues                             $    91,623       $   100,879     $   97,197        $   116,526
     Gross profit                                  55,337            61,631         57,068             72,533
     Net income (loss)                              5,960             8,467        (11,604)(1)         10,720
     Net income (loss) per common and
        equivalent share                       $     .24        $      .34       $    (.49)(1)     $      .43

 Fiscal 1993
     Net revenues                                  69,116            82,965         85,383            101,014
     Gross profit                                  44,218            51,595         52,380             62,905
     Net income                                     4,324             7,558          7,383             10,302
     Net income per common and
        equivalent share                        $     .18        $      .31       $    .29         $      .42

(1) Includes total nonrecurring charges for the VMX merger and integration costs of $24.1 million ($18.8 million net of taxes). Excluding these charges, net income and net income per common and equivalent share would have been $7.2 million and $.28, respectively.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Octel Communications Corporation

         We have audited the accompanying consolidated balance sheets of Octel Communications Corporation and subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying Index at Item 8. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Octel Communications Corporation and its subsidiaries as of June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                         KPMG PEAT MARWICK LLP



Palo Alto, California
July 27, 1994

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.


                                    PART III


ITEM 10.         DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The information regarding directors of the Company required by this
Item is incorporated by reference to the Proxy Statement for the Company's Annual Meeting of Stockholders, tentatively scheduled to be held on November 17, 1994, under the heading "Election of Directors--Nominees."

         The information regarding executive officers required by this Item is incorporated by reference to the section in Part I hereof entitled "Executive Officers of Octel Communications Corporation."

ITEM 11.         EXECUTIVE COMPENSATION

         The information required by this Item is incorporated by reference to the Proxy Statement for the Company's Annual Meeting of Stockholders, tentatively scheduled to be held on November 17, 1994, under the heading "Executive Compensation."

ITEM 12.         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information required by this Item is incorporated by reference to the Proxy Statement for the Company's Annual Meeting of Stockholders, tentatively scheduled to be held on November 17, 1994, under the heading "Security Ownership of Management."

ITEM 13.         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information required by this Item is incorporated by reference to the Proxy Statement for the Company's Annual Meeting of Stockholders, tentatively scheduled to be held on November 17, 1994, under the heading "Certain Transactions."


                                    PART IV

ITEM 14.         EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM
                 8-K

(A)      1.  CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
             SCHEDULES

         See Index to Consolidated Financial Statements at Item 8 on page 29 of this report.

         2.      EXHIBITS

   Exhibit
    Number                          Description
   --------                        -------------
     3.0       Certificate of Incorporation of the Company. (1)
     3.1       Bylaws of the Company. (1)
    10.0*      1985 Incentive Stock Plan, as amended, and forms of Incentive Stock Option Agreement thereunder.
    10.1*      1987 Employee Stock Purchase Plan and form of Subscription Agreement. (7)
    10.2*      1988 Directors' Stock Option Plan and form of Stock Option Agreement. (7)
    10.3*      Fiscal Year 1994 Executive Bonus Plan.

    10.10      Interface  License Agreement  (IMS-Link Interface)  dated December 2,  1983 between  Northern Telecom
               Inc. and the Company. (2)
    10.10A     Interface License Agreement  (Digital Set  Interface) dated March 16, 1990  between Northern  Telecom
               Inc. and the Company. (6)
    10.10B     License Agreement dated February 1, 1989 between Mitel Corporation and the Company. (6)
    10.10C     License Agreement dated August 1, 1990 between ROLM Systems and the Company. (6)
    10.11      Form of  Indemnification Agreement as  entered into by the  Company with its  directors and officers.
               (5)

    10.12      Amended and Restated  Registration Rights Agreement dated March 12, 1987  between the Company and the holders of  Series A, Series B, Series C  and Series D Preferred  Stock, as  amended by  the form  of
               Amendment of Registration Rights Agreement with respect to Initial Public Offering.  (2)
    10.13      Common Stock  Purchase  Agreement  between  the Company  and  Hewlett-Packard  Company  dated  as  of
               August 10, 1988 (including a  Registration Rights Agreement  between the parties attached thereto  as
               Exhibit A). (3)
    10.14      Amendment to  Common Stock  Purchase Agreement dated  as of October 1,  1990 between  the Company and
               Hewlett-Packard Company. (5)
    10.15      Credit  Agreement dated June 30,  1994 between  The First  National Bank  of Boston,  Bank of America
               National Trust and Savings Association and the Company.
    10.16      Common Shares Rights Agreement dated as  of July 25, 1990 between the Company and  Bank of America NT
               & SA. (5)
    10.17*     Executive Officer Employment Letter -- David J. Ladd.  (8)

    11.0       Statement re computation of 1994 per share earnings.
    21.0       Subsidiaries of the Company.
    23.0       Consent of Independent Auditors (KPMG Peat Marwick LLP).
    24.0       Power of Attorney (see page 52).
    27.0       Financial Data Schedule (EDGAR version only).

* Designates management contracts or compensatory plans, contracts or arrangements required to be filed as exhibits pursuant to Item 14(c) of Form 10-K.


(1) Incorporated by reference to the exhibit filed with the Company's Form 8-B filed with the Securities and Exchange Commission on February 12, 1990.
(2) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (No. 33-19777), as amended, which became effective February 26, 1988.
(3) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1988.
(4) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 1, 1990.

(5) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1990.
(6) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.
(7) Incorporated by referenced to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1992.
(8) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

(B)   REPORTS ON FORM 8-K

      The Company filed a Current Report on Form 8-K on April 13, 1994 to report the merger of Octel Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, with and into VMX, Inc., a Delaware corporation. VMX, Inc., as the surviving corporation, became a wholly owned subsidiary of the Company.

      The following financial statements of VMX, Inc. were filed with this Report on Form 8-K:

      (i) Audited consolidated balance sheets as of June 30, 1993 and 1992, and the audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 1993, 1992 and 1991 (incorporated by reference to VMX's June 30, 1993 annual report on Form 10-K);

      (ii) Unaudited consolidated balance sheets as of December 31, 1993 and 1992 and the unaudited statements of operations, stockholders' equity and cash flows for the three and six (6) month periods ended December 31, 1993 and 1992 (incorporated by reference to VMX's December 31, 1993 quarterly report on Form 10-Q).

(C)      EXHIBITS

         See Item 14(a) above.

(D)      FINANCIAL STATEMENT SCHEDULES

         See Item 14(a) above.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      OCTEL COMMUNICATIONS CORPORATION


Dated:  September 27, 1994            By:  /s/  GARY A. WETSEL
                                           Gary A. Wetsel,
                                           Chief Financial Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Cohn and Derek S. Daley, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities and Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.


                Signature                                     Title                              Date
                ---------                                     ------                            ------
 /s/  ROBERT COHN                         Chairman of the Board, President and Chief     September 27, 1994
 -------------------------------------    Executive Officer (Principal Executive
 (Robert Cohn)                            Officer)

 /s/  GARY A. WETSEL                      Executive Vice President and Chief             September 27, 1994
 -------------------------------------    Financial Officer
 (Gary A. Wetsel                          (Principal Financial Officer)

 /s/  HERZEL ASHKENAZI                    Controller                                     September 27, 1994
 -------------------------------------    (Principal Accounting Officer)
 (Herzel Ashkenazi

 /s/  ANSON M. BEARD, JR.                 Director                                       September 27, 1994
 -------------------------------------
 (Anson M. Beard, Jr.)

                                          Director
 -------------------------------------
 (Leo J. Chamberlain)

 /s/  DEBORAH A. COLEMAN                  Director                                       September 27, 1994
 -------------------------------------
 (Deborah A. Coleman)

 /s/  JOHN FREIDENRICH                    Director                                       September 27, 1994
 -------------------------------------
 (John Freidenrich)

 /s/  ROBERT C. HAWK                      Director                                       September 27, 1994
 -------------------------------------
 (Robert C. Hawk)

 /s/  NATHANIEL de ROTHSCHILD             Director                                       September 27, 1994
 -------------------------------------
 (Nathaniel de Rothschild)

 /s/  DAG TELLEFSEN                       Director                                       September 27, 1994
 -------------------------------------
 (Dag Tellefsen)

                        OCTEL COMMUNICATIONS CORPORATION

             SCHEDULE I - MARKETABLE SECURITIES - OTHER INVESTMENTS

                                                                                                    Amount at Which
                                                                                                   Each Portfolio of
                                        Number of                                                   Equity Security
                                     Shares or Units-                        Market Value           Issues and each
                                        Principal                               of Each             Other Security
        Name of Issuer and           Amount of Bonds       Cost of             Issue at            Issue Carried at
        Title of Each Issue             and Notes         Each Issue         June 30, 1994         June 30, 1994(1)
    ------------------------       -----------------   ----------------     ---------------       -----------------
 BALANCES AT JUNE 30, 1994:
 U.S. Treasury Bills/Notes (2)      $     9,535,000     $     9,728,000     $     9,222,000       $     9,322,000
                                    ===============     ---------------     ---------------       ---------------
 Municipal Notes/Bonds(3)                57,710,000          58,909,000          58,252,000            59,141,000
                                    ===============     ---------------     ---------------       ---------------
 Total at June 30, 1994                                 $    68,637,000     $    67,474,000       $    68,463,000
                                                        ===============     ===============       ===============


(1)  Includes accrued income.
(2)  Includes six different issues.
(3)  Includes 33 different issues, each less than 2% of total assets.

                        OCTEL COMMUNICATIONS CORPORATION

                 SCHEDULE II - AMOUNTS RECEIVABLE FROM RELATED
                PARTIES, UNDERWRITERS, PROMOTERS, AND EMPLOYEES
                           OTHER THAN RELATED PARTIES

                                         Balance at
                                         Beginning                                                  Balance at End
               Name                      of Period            Additions         Collections            of Period
           -----------                  ------------        ------------       -------------        --------------
 Year Ended June 30, 1992:
   Stephen Ciesinski (1)                 $   400,000         $       --          $       --            $   400,000
   Douglas Chance (2)                        400,000                 --                  --                400,000
                                         -----------        -----------         -----------           -----------
   Total for Year Ended
   June 30, 1992                         $   800,000        $        --         $        --           $   800,000
                                         ===========        ===========         ===========           ===========
 Year Ended June 30, 1993:
   Stephen Ciesinski (1)                 $   400,000        $        --         $   400,000           $        --
   Douglas Chance (2)                        400,000                 --              67,000               333,000
                                         -----------        -----------         -----------           -----------
   Total for Year Ended
   June 30, 1993                         $   800,000        $        --         $   467,000           $   333,000
                                         ===========        ===========         ===========           ===========
 Year Ended June 30, 1994:
   Douglas Chance (2)                    $   333,000        $        --         $   333,000           $        --
   David Ladd (3)                                 --            100,000                  --               100,000
   Dennis McGinn (4)                              --            400,000             400,000                    --
                                         -----------        -----------         -----------           -----------
   Total for Year Ended
   June 30, 1994                         $   333,000        $   500,000         $   733,000           $   100,000
                                         ===========        ===========         ===========           ===========


(1) Consisted of two notes receivable. The first note for $40,000 was unsecured and was due in fiscal 1993. The note bore interest at the lower of the applicable federal rate (AFR) or California maximum rate. The note was forgivable in fiscal 1993. The second note for $360,000 was secured by a deed of trust, and was due in fiscal 1996. The note was forgivable over four years beginning in fiscal 1993. Interest on both notes is forgivable annually. Forgiveness of principal and interest for both notes was based upon the borrower meeting certain conditions of employment. During fiscal 1993, $100,000 of the principal of the notes was forgiven per the terms of the notes. Mr. Ciesinski left the Company prior to the end of fiscal 1993, at which time $300,000 in cash was collected for the balance.

(2) Consisted of a note fully secured by a deed of trust. The note bore interest at a rate of 8.78% and was forgivable over four years beginning in fiscal 1993. Interest was forgivable annually. Forgiveness of principal and interest for the note was based upon the borrower meeting certain conditions of employment. During fiscal 1994, $33,000 of the principal of the notes was forgiven per the terms of the note. Mr. Chance left the Company prior to the end of fiscal 1994, at which time $300,000 of the principal of the note was forgiven.

(3) Consists of a note secured by 8,000 shares of Octel Common Stock. The note bears interest at the prime rate plus 1 percent. Interest is payable quarterly, with the principal due November 15, 1998. Should Mr. Ladd leave the Company for any reason, all accrued interest and principal may be declared immediately due.

(4) Consisted of a note fully secured by a deed of trust. The note bore interest at the rate of 5.8 percent and was forgivable over four years beginning in fiscal 1996. The Company agreed to grant an annual bonus equal to the amount of interest payable under the note. Forgiveness of principal and interest for the note was based upon the borrower meeting certain conditions of employment. Mr. McGinn left the Company prior to the end of fiscal 1994, at which time $400,000 of the principal of the note was forgiven.

                        OCTEL COMMUNICATIONS CORPORATION

                   SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT

                                               Balance at                                                 Balance
                                                Beginning          Additions                               at End
              Classification                    of Period           at Cost           Retirements        of Period
  ---------------------------------------   -----------------  -----------------   -----------------  ----------------
               In Thousands
 Year ended June 30, 1992
    Computers and electronic equipment       $     25,759         $    11,478         $      312        $    36,925
    Land and buildings                                 --                  --                 --                 --
    Other machinery and equipment                  11,609               1,538                339             12,808
    Furniture and fixtures                          9,462                 992                 76             10,378
    Leasehold improvements                          4,651                 839                 --              5,490
                                              -----------          ----------          ---------        -----------
                                              $    51,481          $   14,847          $     727        $    65,601
                                              ===========          ==========          =========        ===========

 Year ended June 30, 1993
    Computers and electronic equipment        $    36,925          $   24,670          $   1,403         $   60,192
    Land and buildings                                 --              15,678                 --             15,678
    Other machinery and equipment                  12,808               1,093              4,297              9,604
    Furniture and fixtures                         10,378               1,435                120             11,693
    Leasehold improvements                          5,490                 127                 63              5,554
                                              -----------          ----------          ---------        -----------
                                              $    65,601          $   43,003          $   5,883        $   102,721
                                              ===========          ==========          =========        ===========


 Year ended June 30, 1994
    Computers and electronic equipment        $    60,192          $   28,211          $   2,858       $     85,545
    Land and buildings                             15,678              25,193                 --             40,871
    Other machinery and equipment                   9,604               2,940                764             11,780
    Furniture and fixtures                         11,693               3,214                590             14,317
    Leasehold improvements                          5,554               1,666                353              6,867
                                              -----------          ----------          ---------        -----------
                                              $   102,721          $   61,224          $   4,565        $   159,380
                                              ===========          ==========          =========        ===========

                        OCTEL COMMUNICATIONS CORPORATION

                   SCHEDULE VI - ACCUMULATED DEPRECIATION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT


                                                      Balance at      Charged to                         Balance
                                                       Beginning       Cost and                          at End
                  Classification                       of Period        Expense       Retirements       of Period
 ------------------------------------------------   --------------  --------------   --------------  --------------
                   In Thousands
 Year ended June 30, 1992
    Computers and electronic equipment               $     14,797      $    6,710      $      235       $   21,272
    Land and buildings                                       --              --              --               --
    Other machinery and equipment                           8,734           1,522             299            9,957
    Furniture and fixtures                                  3,854           1,878              24            5,708
    Leasehold improvements                                  1,994             975            --              2,969
                                                       ----------      ----------      ----------       ----------
                                                       $   29,379      $   11,085      $      558       $   39,906
                                                       ==========      ==========      ==========       ==========
 Year ended June 30, 1993
    Computers and electronic equipment                 $   21,272       $   9,881      $    1,031       $   30,122
    Land and buildings                                       --              --              --               --
    Other machinery and equipment                           9,957           1,291           4,278            6,970
    Furniture and fixtures                                  5,708           2,145             161            7,692
    Leasehold improvements                                  2,969           1,048              13            4,004
                                                       ----------      ----------      ----------       ----------
                                                       $   39,906      $   14,365      $    5,483       $   48,788
                                                       ==========      ==========      ==========       ==========
 Year ended June 30, 1994
    Computers and electronic equipment                 $   30,122      $   13,120      $    1,402       $   41,840
    Land and buildings                                       --              --              --               --
    Other machinery and equipment                           6,970           1,690             780            7,880
    Furniture and fixtures                                  7,692           1,947             201            9,438
    Leasehold improvements                                  4,004           1,279             137            5,146
                                                       ----------      ----------      ----------       ----------
                                                       $   48,788      $   18,036      $    2,520       $   64,304
                                                       ==========      ==========      ==========       ==========

                        OCTEL COMMUNICATIONS CORPORATION

               SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                                            Balance at                                                   Balance
                                            Beginning           Charged to                                at End
              Description                   of Period            Expenses          Deductions           of Period
      --------------------------         --------------     ---------------    ----------------     ----------------
 Year ended June 30, 1992:
    Allowance for doubtful accounts      $    2,079,000     $    1,213,000     $       615,000      $     2,677,000
    Warranty                                  1,882,000          3,434,000           2,940,000            2,376,000

 Year ended June 30, 1993:
    Allowance for doubtful accounts      $    2,677,000     $      515,000     $       827,000      $     2,365,000
    Warranty                                  2,376,000          4,119,000           3,957,000            2,538,000


 Year ended June 30, 1994:
    Allowance for doubtful accounts      $    2,365,000     $      607,000     $       307,000       $    2,665,000
    Warranty                                  2,538,000          3,393,000           2,975,000            2,956,000

(Page before inside back cover - Page 70)

CORPORATE DIRECTORY

 OFFICERS

 Robert Cohn                                              Paul Scott
 Chairman, Founder, President and Chief Executive         Vice President
 Officer

 David Ladd                                               Carol Snell
 Executive Vice President                                 Vice President

 W. Michael West                                          Charles Singmaster
 Executive Vice President                                 Vice President

 Gary A. Wetsel                                           John R. Viera
 Executive Vice President and Chief Financial Officer     Vice President

 Edmund P. Ang                                            James F. Engle
 Vice President                                           Treasurer

 Donald L. Campodonico
 Vice President                                           BOARD OF DIRECTORS


 Derek S. Daley                                           Robert Cohn
 Vice President, General Counsel and Secretary            Chairman, Founder, President and Chief Executive
                                                          Officer

 J. Kim Fennell                                           Anson M. Beard, Jr.
 Vice President                                           Advisory Director,
                                                          Morgan Stanley & Co. Incorporated

 Michael Gilbert                                          Leo J. Chamberlain
 Vice President                                           Private Investor

 Raymond Glynn                                            Deborah Coleman
 Vice President                                           Chairman and CEO
                                                          Merix Corporation

 Richard LaBarbera                                        John Freidenrich
 Vice President                                           General Partner, Bay Partners,
                                                          Venture Capital Fund

 Edward Mattiuz                                           Robert C. Hawk
 Vice President                                           President,
                                                          Carrier and Information Provider Division,
                                                          US WEST Communications

 Margaret Norton                                          Nathaniel de Rothschild
 Vice President                                           President,
                                                          Nathaniel de Rothschild Holdings, Ltd.

 Daniel G. Patyk                                          Dag Tellefsen
 Vice President                                           General Partner, Glenwood Management, Venture Capital
                                                          Fund

(Inside back cover - Page 71)

CORPORATE INFORMATION

         INDEPENDENT AUDITORS
         KPMG Peat Marwick LLP
         Palo Alto, CA

         LEGAL COUNSEL
         Wilson, Sonsini, Goodrich & Rosati
         Palo Alto, CA

         TRANSFER AGENT
         Chemical Trust Company of California

         STOCKHOLDER ADMINISTRATION
         Please direct inquiries about stockholder accounting records to Chemical Trust Company of California, 50 California Street, San Francisco, CA 94111, (415) 954-9500 or (800) 674-4273.

         STOCK TRADING
         Octel Communications Corporation common stock is traded on the over-the-counter market and is quoted on The Nasdaq National Market under the symbol OCTL. As of June 30, 1994, there were approximately 2,700 stockholders of record.

         STOCK PRICES

                           Fiscal Quarter        High*            Low*
                           --------------        ------           ----
                           Q1 1993               27 1/2           18 3/4

                           Q2 1993               24               14 1/2
                           Q3 1993               30               20

                           Q4 1993               25 1/4           19
                           Q1 1994               24 3/4           19 1/4

                           Q2 1994               28 1/2           23 1/4

                           Q3 1994               30               23
                           Q4 1994               26 1/4           16 1/2

*Trading ranges

ANNUAL MEETING

The annual meeting of stockholders will be held November 17, 1994 at 9:30 a.m. at the Fairmont Hotel, 170 South Market Street, San Jose, California 951113,
(408) 998-1900.

INVESTOR RELATIONS

Octel Communications Corporation welcomes inquiries from its stockholders and other interested investors. If you would like a free copy of this report or other financial matter, direct your written request to: Octel Communications Corporation, Investor Relations Dept., Mail Stop C3-15, 1001 Murphy Ranch Road, Milpitas, California USA 95035-7912 or call the Octel Investor Relations Hotline, (408) 324-6285.


All trademarks identified by the (TM) or (R) symbols are trademarks, or registered trademarks, respectively, of Octel Communications Corporation or VMX, Inc. All other trademarks belong to their respective owners.

(C) Copyright 1994 Octel Communications Corporation

Printed in USA. All Rights Reserved.

(Back cover)




      (Octel Logo)
Octel Communications Corporation
1001 Murphy Ranch Road
Milpitas, CA 95035-7912
(408) 321-2000





CFB097.W42(5P3)
10/07/94                                                              72